UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No. )

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ROWAN COMPANIES PLC

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Notice of 2015 Annual General Meeting of Shareholders

Rowan Companies plc

Registered Company No. 07805263

Friday, May 1, 2015
8:00 a.m., London Time

Rowan Companies plc, a public limited company incorporated under English law (the “Company,” “Rowan,” or “we”), will hold its 2015 annual general meeting of shareholders (the “Meeting”) on May 1, 2015, beginning at 8:00 a.m., London time (3:00 a.m., New York time), at The Connaught, Carlos Place, London, W1K 2AL. At the Meeting, you will be asked to consider and approve the resolutions below.

AGENDA ITEMS, ORDINARY RESOLUTIONS

Agenda Item	Description				Board of Directors Recommendation
1.	To re-elect by separate ordinary resolutions, for a term to expire at the annual general meeting of shareholders to be held in 2016, each of:				FOR
	a.	Thomas P. Burke	f.	P. Dexter Peacock
	b.	William T. Fox III	g.	John J. Quicke
	c.	Sir Graham Hearne	h.	W. Matt Ralls
	d.	Thomas R. Hix	i.	Tore I. Sandvold
	e.	Suzanne P. Nimocks
2.	To ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s U.S. independent registered public accounting firm for 2015.				FOR
3.	To re-appoint Deloitte LLP as the Company’s U.K. statutory auditor under the U.K. Companies Act 2006 (to hold office until the conclusion of the next annual general meeting at which accounts are laid before the Company).				FOR
4.	To authorize the Audit Committee to determine the Company’s U.K. statutory auditors’ remuneration.				FOR
5.	To approve, as a non-binding advisory vote, the Company’s U.K. statutory Implementation Report for the year ended December 31, 2014 (in accordance with requirements applicable to U.K. companies).				FOR
6.	To approve, as a non-binding advisory vote, the Company’s named executive officer compensation as reported in this proxy statement (in accordance with requirements applicable to companies subject to SEC reporting requirements under the Exchange Act).				FOR

The foregoing items are more fully described (and the full text of each proposal is set out) in the accompanying proxy statement, which shall be deemed to form a part of this notice. Pursuant to our Articles of Association, no matters other than the proposals set forth above may be brought at this Meeting.

VOTING REQUIREMENTS

Resolutions in proposals 1 – 4 will be proposed as ordinary binding resolutions, which means that, assuming a quorum is present, each such resolution will be approved if a simple majority of votes cast are cast in favor thereof.

With respect to the non-binding ordinary resolution in proposal 5 regarding approving our U.K. statutory Implementation Report for the year ended December 31, 2014 and the non-binding advisory vote in proposal 6 regarding our named executive officer (“NEO”) compensation as reported in this proxy statement, the result of the vote for each proposal will not require the Board of Directors or any committee thereof to take any action. Our Board of Directors values the opinions of our shareholders as expressed through advisory votes and other communications. The Board of Directors will carefully consider the outcome of the advisory vote on each proposal.

ORGANIZATIONAL MATTERS

We have established the close of business on March 3, 2015, as the record date for determining the shareholders listed in our share register (registered shareholders) entitled to attend, vote or grant proxies to vote at the meeting or any adjournments or postponements of the meeting. This notice, proxy statement, proxy card and 2014 Annual Report (“proxy materials”) are first being sent on or about March 20, 2015 to each shareholder in our share register as of the record date.

Beneficial owners may have received a notice of Internet availability of proxy materials (the “Notice”) containing instructions on how to access our proxy materials and vote online. If you received a Notice, you will not receive a printed copy of the proxy materials unless you have previously made a permanent election to receive these materials in hard copy. Instead, the Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Only shareholders who are registered in our share register as of the record date will be entitled to attend, vote or grant proxies to vote at the Annual General Meeting. Any such registered shareholder may appoint one or more proxies (provided each proxy is appointed to exercise the rights attached to a different share or shares held by him or her) to attend, speak and vote in his place at the Annual General Meeting. A proxy need not be a registered shareholder.

A list of the shareholders entitled to vote at the Meeting is available at our Houston, Texas office.

ANNUAL REPORT, FINANCIAL STATEMENTS

During the Meeting, our Board of Directors will lay before the Company our U.K. annual report and accounts for the year ended December 31, 2014, which report includes our statutory accounts, the U.K. statutory Directors’ Report and the statutory Auditors’ Report for the year ended December 31, 2014. Our Board of Directors will also provide an opportunity for shareholders to raise questions in relation to the annual report and accounts.

We appreciate the continuing interest of our shareholders in the Company, and we hope you will be able to attend the Meeting. Please contact the Company Secretary if you plan to attend the Meeting in person.

March 13, 2015

By order of the Board of Directors,

Melanie M. Trent

Executive Vice President, General Counsel,

Chief Administrative Officer and Company Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

This proxy statement and our U.S. annual report, including consolidated financial statements for the year ended December 31, 2014, and our U.K. annual report, are available at www.proxyvote.com.

Your Vote is Important

Your vote is very important, regardless of the number of shares you own. Whether or not you are able to attend the Meeting in person, it is important that your shares be represented. Please vote as promptly as possible by telephone or via the Internet or by signing, dating and returning the proxy card mailed to those who receive paper copies of this proxy statement. Voting promptly, regardless of the number of shares you hold, will aid us in reducing the expense of an extended proxy solicitation. If you hold Rowan Companies plc Class A Ordinary Shares with a broker or bank, you may also be eligible to vote by telephone or via the Internet. For specific information regarding the voting of your shares, please refer to the section entitled “Questions and Answers about the Meeting and Voting.”

How to Vote

By internet	By telephone	By mailing your Proxy Card

Visit 24/7 www.proxyvote.com	Dial toll-free 24/7 1-800-690-6903	Mark, sign and date your proxy card and return in the postage-paid envelope

Votes must be received before 11:59 p.m. (Eastern time) on April 29, 2015.

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PROXY STATEMENT FOR THE 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF ROWAN COMPANIES PLC

This proxy statement relates to the solicitation of proxies by the Board of Directors (the “Board”) of Rowan Companies plc (the “Company”) for use at the 2015 annual general meeting of shareholders to be held on May 1, 2015, beginning at 8:00 a.m., London time (3:00 a.m., New York time), at The Connaught, Carlos Place, London, W1K 2AL, and at any adjournment or postponement of the Meeting.

The proxy is solicited by the Board and is revocable by you any time before it is voted. These proxy materials and voting instructions are being made available to you on or about March 20, 2015 at www.proxyvote.com. You may also request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at +1-800-579-1639; (b) Internet at www.proxyvote.com; or (c) e-mail at sendmaterial@proxyvote.com. Our annual report on Form 10-K, including consolidated financial statements for the year ended December 31, 2014 (“annual report”) and the U.K. annual accounts and report, are being made available at the same time and by the same methods. The annual report and U.K. annual accounts and report are not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Our registered office is located at Mitre House, 160 Aldersgate Street, London EC1A 4DD and our principal executive office is located at 2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056. Our telephone number in our Houston office is +1-713-621-7800 and our website address is www.rowan.com. Information contained on our website, including information referred to in this proxy statement, is not to be considered as part of the proxy solicitation material and is not incorporated into this proxy statement.

Rowan Companies plc is a public limited company incorporated under the laws of England and Wales, and our Class A Ordinary Shares trade on the New York Stock Exchange (“NYSE”) under the symbol “RDC.” As a result, the Company is governed by both the U.K. Companies Act 2006 and U.S. securities laws and regulations and NYSE rules.

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting. For further information regarding our 2014 fiscal year performance, please review our annual report on Form 10-K for the period ended December 31, 2014.

2015 Annual General Meeting of Shareholders

Time and Date: Friday, May 1, 2015, 8:00 a.m. (London time)

Place: The Connaught, Carlos Place, London, W1K 2AL

Record Date: March 3, 2015

Materials: Our proxy materials are available at www.rowan.com under the heading “Investor Relations-Financial-Proxy Reports.” Our U.K. remuneration policy which was approved by our shareholders at the 2014 annual general meeting is available at www.rowan.com under the heading “Our Company-Governance Documents.”

Who May Vote

Shareholders of Rowan Companies plc, as recorded in our stock register on March 3, 2015, may vote at the meeting.

Voting Matters and Board Recommendations

The Board recommends that you vote as follows:

	Proposal to be Voted Upon		Board Recommendation	Reasons for Recommendation
Proposals No. 1	To re-elect by separate ordinary resolutions, for a term to expire at the annual general meeting of shareholders to be held in 2016, each of:			The Board believes the members of the Board collectively have the skills and experience needed to continue to oversee the implementation of the Company’s strategic plan for the benefit of shareholders, employees and other stakeholders
	a.	Thomas P. Burke	FOR
	b.	William T. Fox III	FOR
	c.	Sir Graham Hearne	FOR
	d.	Thomas R. Hix	FOR
	e.	Suzanne P. Nimocks	FOR
	f.	P. Dexter Peacock	FOR
	g.	John J. Quicke	FOR
	h.	W. Matt Ralls	FOR
	i.	Tore I. Sandvold	FOR
Proposal No. 2	Ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s U.S. independent registered public accounting firm for 2015		FOR	Based on the recommendation of the Audit Committee
Proposal No. 3	Re-appointment of Deloitte LLP as the Company’s U.K. statutory auditors under the U.K. Companies Act 2006 (to hold office until the conclusion of the next annual general meeting at which accounts are laid before the Company)		FOR	Based on the recommendation of the Audit Committee
Proposal No. 4	Authorization of the Audit Committee to determine the Company’s U.K. statutory auditors’ remuneration		FOR	Based on the recommendation of the Audit Committee
Proposal No. 5	Approval of a non-binding advisory vote of the Company’s U.K. statutory Implementation Report for the year ended December 31, 2014 (in accordance with requirements applicable to U.K. companies)		FOR	Based on the recommendation of the Compensation Committee. The Board believes the Company’s director compensation program is effective in achieving the Company’s objectives
Proposal No. 6	Approval of a non-binding advisory vote of the Company’s named executive officer compensation as reported in this proxy statement (in accordance with requirements applicable to companies subject to SEC reporting requirements under the Exchange Act)		FOR	Based on the recommendation of the Compensation Committee. The Board believes the Company’s executive compensation program is effective in achieving the Company’s objectives

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Questions and Answers About the Meeting and Voting

Please see the “Questions and Answers About the Proxy, Meeting and Voting” beginning on page 60 for important information about the proxy materials, the Meeting and voting.

Board of Directors and Nominees

Independent Board. Our Board is comprised of a majority of independent directors.

Independent Lead Director. Sir Graham Hearne serves as our independent Lead Director.

Independent Board Committees. All members of our Audit, Compensation and Nominating & Corporate Governance Committees are independent directors.

At our Meeting, nine directors are to be elected, each for a one-year term. All nine director nominees are currently serving as directors and are standing for re-election.

Nominees	Age	Director Since	Principal Occupation	Committees	Independent*	Experience/ Skills/Qualifications
Thomas P. Burke	47	2014	CEO & President, Rowan Companies plc	Executive		• Current CEO & President
William T. Fox III	69	2001	Former Managing Director, Citigroup	Audit (Chair) Executive NCG		• Banking, energy and financial sector experience • Public company directorships
Sir Graham Hearne	77	2004	Former Chairman and CEO, Enterprise Oil plc Independent Lead Director, Rowan Companies plc	Compensation Executive NCG (Chair)		• CEO, Chairman and CFO positions • Energy, investment banking and legal sector experience • Public company directorships
Thomas R. Hix	67	2009	Business consultant and former CFO, Cameron International Corporation	Audit Compensation (Chair) Executive		• CFO and CPA • Financial, management and M&A experience • Public company directorships
Suzanne P. Nimocks	56	2010	Former Director, McKinsey & Company	Compensation HSE		• Global management consulting and energy sector experience • Public company directorships
P. Dexter Peacock	73	2004	Former Managing Partner, Andrews Kurth LLP	HSE NCG		• Legal, management, M&A, and international transactions experience • Public company directorships
John J. Quicke	65	2009	Managing Director and Operating Partner, Steel Partners LLC, and President and CEO of the energy group of Steel Excel, Inc.	Audit Compensation		• CEO, COO and CPA positions • Shareholder activism background • Operational and manufacturing experience • Public company directorships
W. Matt Ralls	65	2009	Former CEO and President, Rowan Companies plc Executive Chairman, Rowan Companies plc	Executive (Chair)		• CEO, COO and CFO positions • Banking, financial, M&A, and drilling sector experience • Public company directorships
Tore I. Sandvold	67	2013	Executive Chairman of Sandvold Energy AS; Former Director General, Norwegian Ministry of Industry, Oil & Energy and Executive Chairman, Petoro AS	Audit HSE		• Energy, regulatory policy and international sector experience • Public company directorships

*	As determined by the Board of Directors

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CORPORATE GOVERNANCE

Governance Highlights

The Company is committed to good corporate governance, which promotes the long-term interests of shareholders, strengthens Board and management accountability and helps build public trust in the Company. Highlights include:

BOARD AND GOVERNANCE PRACTICES
Size of Board*	10
Average Age of Board Nominees	65
Average Tenure of Board Nominees	6.7
Number of Independent Directors*	8
Independent Audit, Compensation and Nominating & Corporate Governance Committees	Yes
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Presiding Independent Lead Director	Yes
Regular Executive Sessions of Independent Directors	Yes
Regular Board, Committee and Individual Director Self-Evaluations	Yes
Equity Grants to Non-Executive Directors	Yes
Number of Board Meetings Held	7
Code of Business Conduct Applicable to Directors	Yes
Corporate Compliance Program	Yes
Policy on Related Person Transactions	Yes
Board-Level Health, Safety and Environment Committee	Yes
Disclosure Committee for Financial Reporting	Yes
Annual Advisory Vote on Executive Compensation	Yes
Mandatory Vote on Director Compensation at least every three years	Yes
Shareholder Ability to Call Special Meetings (5% Threshold)	Yes
Material Restrictions on Right to Call Special Meetings	No
Share Ownership Guidelines	Yes
100% of Directors Owning Shares or Restricted Share Units	Yes
Anti-Hedging and Anti-Pledging Policies	Yes
Clawback Provisions	Yes

*	Lord Moynihan will be retiring from the Board at the end of his term in May 2015 at which time the Board will be reduced to nine members.

Corporate Governance Actions

The Board recognizes the importance of acting in accordance with the Company’s high principles of corporate governance. Maintaining and enhancing these standards is critical to the effective oversight of the Company’s business and is an important element of fulfilling the Company’s duties to shareholders.

The Board proactively addresses the Company’s corporate governance policies including effecting corporate governance improvements, engaging with shareholders, recruiting new talent for the management team and the Board, and improving processes and procedures throughout the Company. Specific examples include:

•	Elimination of our classified Board; each of our directors is up for re-election annually;

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•	Implementing an independent Board assessment and succession plan in 2014, continuing to review the skills, experience and tenure of each of our Board members to ensure appropriate membership, and actively engaging in 2014 in a plan to refresh the Board over the next several years;
•	Maintaining a majority of independent Board members, and appointing Sir Graham Hearne as the independent Lead Director in connection with the appointment of Mr. Ralls, our former Chief Executive Officer (“CEO”), as Executive Chairman in 2014;
•	Actively engaging with shareholders;
•	Effecting improvements to our Corporate Governance Guidelines (“Guidelines”), Nominating & Corporate Governance Committee charter and constituent documents to continuously improve our corporate governance;
•	Phasing out the remaining excise tax gross-ups in change of control agreements by April 2016; currently only one NEO still has a tax gross-up; and
•	Changing our place of incorporation to England, a country with a stable and well-developed legal system that we believe encourages high standards of corporate governance and provides shareholders with substantial rights.

In addition, prior to our redomestication to the U.K., we eliminated supermajority voting provisions in our charter documents. However, as a U.K. domiciled company, we are now subject to the U.K. Companies Act 2006 which has mandatory provisions requiring 75% shareholder approval in certain circumstances (which cannot be waived or amended by our shareholders).

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that, along with the charters of the Board committees, provide the framework for the governance of the Company. The Board’s Nominating & Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines at least annually, and recommending any proposed changes to the Board for approval. The Corporate Governance Guidelines are available on our website at www.rowan.com under the heading “Our Company-Governance Documents.”

Board Leadership Structure

•	Executive Chairman: W. Matt Ralls is our Executive Chairman
•	Independent Lead Director: Sir Graham Hearne is our independent Lead Director
•	CEO and President: Thomas P. Burke

The Company’s governance framework provides the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareholders. The current leadership structure is comprised of an independent Director serving as Lead Director, an Executive Chairman (former CEO of the Company), the current CEO serving as a director, and a majority of experienced, active independent directors. The Board believes this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors.

Executive Chairman. In April 2014, Mr. Ralls retired from his role as CEO and was appointed Executive Chairman. Subject to his re-election, Mr. Ralls will serve as Executive Chairman until the 2016 annual general meeting of shareholders, at which time he plans to retire from the Board.

Independent Lead Director. The independent members of the Board appointed Sir Graham Hearne as the independent Lead Director. Sir Graham Hearne committed to serve as the Lead Director for a term to expire at the 2016 annual general meeting of shareholders, subject to his continued re-election. The Lead Director assists the Executive Chairman and the remainder of the Board in assuring effective corporate governance and in managing the affairs of the Board and the Company.

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The Lead Director has at least the following responsibilities, including:

•	Presides at all meetings of the Board at which the Executive Chairman is not present, including executive sessions of the independent directors;
•	Serves as liaison between the Executive Chairman, CEO and the independent directors;
•	Approves information sent to the Board;
•	Approves meeting agendas for the Board;
•	Approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	Has authority to call meetings of the independent directors and special meetings of the Board;
•	If requested by major shareholders, will be available for consultation and direct communication;
•	Is available to the Executive Chairman for advice and counsel and to provide support on issues of significance to the Company;
•	Acts as a focus for the views of the independent directors with respect to the strategic issues facing the Company;
•	Acts as a facilitator for the Executive Chairman and CEO in fulfilling Board duties; and
•	May recommend to the Executive Chairman the retention of outside advisors and consultants who report directly to the Board.

In addition, the Lead Director may attend all meetings of the committees of the Board and will serve a minimum term of one year.

Please see “Director Evaluations and Board Succession Plan” below for further discussion regarding our Board succession plan.

Executive Sessions of the Board

During each of our Board’s regularly scheduled meetings, the non-executive directors meet in executive session with the Executive Chairman followed by an executive session of independent directors with the Lead Director presiding.

Director Independence

Independent Board. 8 of our 10 Directors are independent under NYSE rules.
Independent Board Committees. All members of our Audit, Compensation and Nominating & Corporate Governance Committees are independent directors.

Our Corporate Governance Guidelines require that a substantial majority of the Board consist of independent directors. The Board, through the Nominating & Corporate Governance Committee, determines director independence in the first quarter of each year on the basis of the standards specified by the New York Stock Exchange (NYSE), additional standards referenced in our Corporate Governance Guidelines, and other facts and circumstances the Nominating & Corporate Governance Committee and Board considers relevant. During the review, the Nominating & Corporate Governance Committee and Board consider transactions, charitable contributions by the Company and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The purpose of this review is to determine whether any transactions, contributions or relationships existed that were inconsistent with a determination that the director is independent.

The Board has reviewed relevant relationships between the Company and each non-executive director and director nominee to determine compliance with the NYSE standards and the Company’s standards. The Board has also evaluated whether there are any other facts or circumstances that might impair a director’s independence. Based on that review, the Board has determined that all directors and nominees are independent other than Mr. Ralls and Dr. Burke. The Board has also determined that each member of the Audit, Compensation and Nominating & Corporate Governance Committees is independent.

In recommending that each non-executive director and nominee be found independent, the Nominating & Corporate Governance Committee and Board noted that certain of our directors serve on boards of directors of, or own minor interests in, companies with which we may do business. For example:

In 1997, Mr. Peacock retired as a partner of Andrews Kurth LLP, a law firm which has provided certain legal services to the Company from time to time. Mr. Peacock does not actively practice law or participate in the earnings of the firm and is not eligible for bonuses or other incentive payments from the firm. Like other retired partners of the firm, Mr. Peacock retained the title Of Counsel and receives a fixed annual stipend of $100,000. Andrews Kurth is one of over 55 law firms which provides legal services to the Company. During 2014, Andrews Kurth billed the Company approximately $468,000 in legal fees, which the Company believes reflected market rates for services rendered. Andrews Kurth has confirmed that such fees represented less than 0.15% of the law firm’s 2014 revenues. The engagement of Andrews Kurth was approved by the Board.

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Mr. Hix is a director of Health Care Service Corporation, the parent company of Blue Cross Blue Shield of Texas, the Company’s health insurance provider, and a director of the general partner of Western Gas Partners, LP, a downstream publicly traded partnership controlled by Anadarko Petroleum Corporation, an exploration and production company which has contracted one of the Company’s drillships.

In addition, from time to time, the Company may make a charitable donation at the request of, or in honor of the retirement of, a director.

Any contributions are reviewed and approved by the Company’s Charitable Contributions Committee, which is comprised of three officers of the Company. During 2014, the Company made charitable donations of $25,000 to The University of Texas at Austin McCombs School of Business in honor of Mr. Ralls’ retirement as CEO, and $10,000 to the Rowan scholarship fund in honor of Mr. Lentz’ retirement as Chairman.

Role of the Board in Risk Oversight

Enterprise Risk Management. Effective risk oversight is an important priority of the Board. Executive management is responsible for the day-to-day management of Company risks through robust internal processes and effective internal controls, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In connection with its oversight role, the Board evaluates whether the risk management processes designed and implemented by management are integrated with the Company’s corporate strategy, are functioning as designed and that steps are taken to foster a culture in which employees understand their responsibility for acting within appropriate limits, and their ultimate accountability.

The Company’s Internal Audit group oversees an annual assessment of enterprise risk management. The annual enterprise risk management assessment is designed to take an enterprise view of risk and to identify potential events that may affect the Company, to manage risks to be within the Company’s risk profile and to provide reasonable assurance regarding the achievement of Company objectives.

Each year, the management team and other key employees meet with the Internal Audit group to conduct an assessment of potential risks facing the Company. The management team is comprised of members of senior management, including our Chief Executive Officer. The duties of the management team include the following:

•	reviewing and approving appropriate changes to the Company’s policies and procedures regarding risk management;
•	identifying and assessing the severity and likelihood of operational, commercial, strategic, financial, macroeconomic and geopolitical risks facing the Company;
•	evaluating the effectiveness and adequacy of the Company’s risk management activities and taking additional corrective actions to mitigate risks, if appropriate; and
•	communicating with the relevant Committees, as applicable, at least once a year with respect to risk management.

The Company’s annual enterprise risk assessment typically occurs during the fourth quarter of each year, followed by a presentation of the results to the Audit Committee during the first quarter of the following year. The Audit Committee reviewed the report in January 2015 and reported to the full Board. Management monitors identified enterprise risks and mitigation plans periodically throughout the year in weekly management meetings and through audits, safety share calls, and analysis of capital decisions.

In addition, the Board and committees play significant roles in carrying out the risk oversight function. In particular:

The Audit Committee oversees risks related to the Company’s financial performance and financial statements, the financial reporting process, internal and external audit functions, tax contingencies, accounting matters, cyber and information technology systems and other exposures. Below are some of the practices the Audit Committee employs:

•	the Company’s independent auditors, the Director of Internal Audit and the Chief Compliance Officer report to the Audit Committee at each regular quarterly meeting;
•	the Audit Committee reviews and approves the annual internal audit plan and also receives reports on all internal audits; and
•	the Audit Committee reviews a quarterly report on tax matters that may have a significant impact on the Company.

The Nominating & Corporate Governance Committee is actively involved in CEO succession planning.

The Health, Safety and Environment Committee oversees risks related to the Company’s management of risk in the areas of health, safety and environment. Below are some of the practices the HSE Committee employs:

•	Reviews quarterly and annual statistics regarding safety and environmental incidents, including an in-depth review of the most serious incidents;
•	Reviews the Company’s crisis management, security and emergency response plans at least annually; and
•	Reviews any material compliance issues or any material pending or threatened proceedings regarding health, safety or environmental matters.

The Board receives periodic reports regarding the Company’s insurance program and is apprised of material variations in coverage or premium cost in connection with each annual insurance renewal.

On a quarterly basis, the General Counsel reports to the Board on legal matters that may have a significant impact on the Company.

The Compensation Committee is responsible for evaluating risks relating to our compensation and benefit plans, and performs an annual review of such risks, typically in first quarter of each year. Below are some of the practices the Compensation Committee employs:

•	All NEO compensation decisions are made by the Committee, which is comprised of independent directors only;
•	The Committee is advised by independent compensation consultants who perform no other work for executive management or our Company;

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•	Our executives do not have employment agreements;
•	The Committee manages our compensation programs to be competitive with those of peer companies and monitors our programs against trends in executive compensation on an annual basis;
•	Our compensation programs are designed in a manner we believe appropriately balances short-term and long-term incentives;
•	Our annual cash bonus program is based on a balanced set of metrics. In addition, the Committee considers the achievement of individual performance and overall corporate performance;
•	Annual cash bonuses are paid only after the Audit Committee has reviewed our audited financial statements for the performance year;
•	Our clawback policy applies to incentive compensation and would generally be triggered with respect to an executive officer in the event of a material accounting restatement due to noncompliance with financial reporting requirements, or the commission of fraud by such executive officer; and
•	The Committee meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made.

Compensation Risk Management. Management conducts an assessment of the potential risks associated with our incentive compensation practices and policies, and in 2015 determined that risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviews management’s assessment and solicits input from its independent compensation consultant regarding compensation programs and factors which could mitigate or encourage excessive risk taking. In its review, management and the Committee consider the attributes of our programs, including the total mix of compensation vehicles, the metrics and weightings used to determine incentive awards, the process for setting performance targets and validating results, and performance measurement periods. Overall, we believe that our programs include an appropriate mix of fixed and variable features, short-and long-term incentives with compensation-based goals aligning to corporate goals, and maximum reward levels.

Board Evaluations

The Board, committees and each individual director conduct annual performance evaluations to assess the qualifications, attributes, skills and experience represented on the Board and committees and to determine whether the Board, its committees and its individual members are functioning effectively and have key competencies. The Company Secretary oversees the annual review and reports results to the committees and full Board.

Director Selection Process and Board Succession Planning

BOARD SUCCESSION PLANNING	IDENTIFICATION OF QUALIFIED CANDIDATES	MEETINGS WITH SHORTLISTED CANDIDATES	DECISION AND NOMINATION
With input from the Chairman and Lead Director, NCG Committee reviews Board’s needs and qualifications	The NCG Committee identifies qualified candidates and assesses candidates’ skills, experience, background and fit	Board meets shortlisted candidates	Selection of potential directors best qualified to serve the interests of Rowan shareholders

The Nominating & Corporate Governance Committee is responsible for identifying and evaluating Board nominees and for recommending a slate of nominees for election or appointment. In addition, the Nominating & Corporate Governance Committee is responsible for Board succession planning. Working closely with the full Board and the Executive Chairman and Lead Director, the Nominating & Corporate Governance Committee develops criteria for open Board positions, taking into account such factors as it deems appropriate.

In connection with current Board succession planning, the Executive Chairman and Lead Director conducted in-depth interviews with each director during 2014 to evaluate the Board’s performance, composition, diversity, committee structure and effectiveness; each individual member’s skills, qualifications, independence, contributions and retirement plans; and areas of improvement or additional skill sets needed.

In January 2015, the Nominating & Corporate Governance Committee reviewed the results of those interviews with the full Board, and presented a multi-year succession and refreshment plan, including ideal qualifications for future nominees:

•	Active or recently retired CEO or COO of a global public company of comparable size and complexity
•	Industry background in exploration and production, oil field services or drilling services
•	International experience or knowledge, particularly in the Middle East
•	Prior board experience
•	Experience, reputation and interpersonal skills that would qualify for consideration as a potential Chairman of the Board

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In its assessment, the Nominating & Corporate Governance Committee also considers a candidate’s:

•	judgment, integrity, values, ethics, experience, reputation and understanding of the Company’s business or other related industries;
•	ability to devote the time and effort necessary to fulfill his or her responsibilities to the Company;
•	commitment to representing the interests of all shareholders of the Company;
•	proven record of success in his or her field and demonstrated ability to evaluate and analyze innovatively;
•	prior Board and committee experience;
•	independence and expertise qualifications that satisfy applicable NYSE rules and regulations;
•	commitment to corporate governance requirements and practices;
•	ability to govern and provide oversight, while respecting management’s operating and business role;
•	length of service on the Board (if a current director);
•	appreciation of multiple cultures and diversity;
•	commitment to dealing responsibly with social issues;
•	ability to think independently, to ask difficult questions and to work collaboratively and collegially with other members of the Board to contribute to the effective functioning of the Board as a whole; and
•	such other factors the Committee determines are relevant in light of the current needs of the Board.

Diversity. The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experience in evaluating candidates for Board membership. Diversity is important because the Board believes that a variety of points of view contributes to a more effective decision-making process.

Term Limits. The Company currently has no limits on the number of terms a Director may serve because term limits may cause the loss of experience and expertise important to the optimal operation and succession planning of the Board. However, to ensure that the Board remains comprised of active members able to keep their commitments to Board service, the Nominating & Corporate Governance Committee evaluates the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.

Based on the criteria described above, the Nominating & Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. From time to time, the Committee also retains executive search firms to identify and review candidates.

Once the Nominating & Corporate Governance Committee has identified a prospective nominee (including prospective nominees recommended by shareholders), it makes an initial determination as to whether to conduct a full evaluation. In making this determination, the Committee considers information provided with the recommendation of the candidate, information obtained through inquiries to third parties and input from the Chairman, Lead Director and other Board members, as appropriate. The preliminary determination is based primarily on the need for additional Board members and the likelihood that the candidate can satisfy the criteria that the Committee has established. If the Committee determines that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience and report its findings to the Chairman, Lead Director and other directors.

If the Nominating & Corporate Governance Committee decides to proceed with further consideration on the basis of its preliminary review, members of the Committee, as well as other members of the Board as appropriate, interview the nominee. After completing this evaluation and interview, the Committee makes a recommendation to the full Board, and the full Board makes the final determination whether to nominate or appoint the candidate after considering the Committee’s recommendation.

Shareholder Nominations for Director

Shareholders of record, whose interest in shares, individually or in the aggregate, represents at least 5% of our paid-up share capital, may nominate candidates for election as directors if they follow the procedures and comply with the deadlines specified in our Articles of Association. A copy of our Articles of Association is available to any shareholder who makes a written request to the Company Secretary. Qualifying shareholders may submit in writing recommendations for consideration by the Nominating & Corporate Governance Committee to the Company Secretary at 2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056.

Recommendations should contain a detailed discussion of the qualifications of each recommended candidate and any other material information the shareholder wants the Nominating & Corporate Governance Committee to consider. It is expected that, at a minimum, Director nominees would satisfy the standards set by the Nominating & Corporate Governance Committee and meet the criteria of independence and expertise that satisfy applicable NYSE rules and legal regulations.

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Shareholder Proposals

Shareholder proposals intended for inclusion in our proxy materials for an annual general meeting of shareholders must be provided to us on a timely basis and satisfy the conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A shareholder proposal intended for inclusion in our proxy materials for the 2016 annual general meeting of shareholders must be submitted and received in writing by the Company Secretary by November 21, 2015 at 2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056. In addition, our Articles of Association require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act and nominations for the election of directors at the 2016 annual general meeting of shareholders must be submitted and received, in accordance with the requirements of our Articles of Association, not earlier than 120 days prior to the anniversary of the 2015 annual general meeting of shareholders (January 2, 2016) and not later than 90 days prior to the anniversary of the 2015 annual general meeting of shareholders (February 1, 2016). In the event that the 2016 annual general meeting of shareholders takes place more than 30 days before or more than 70 days after the anniversary of the 2015 annual general meeting then alternative cut-off dates will apply in accordance with our Articles of Association. Shareholders are advised to review our Articles of Association, which contain further details and additional requirements about advance notice of shareholder proposals and director nominations.

Communication with Directors

Shareholders and other interested parties may communicate with the Chairman, the chairs of the Audit, Compensation, and Nominating & Corporate Governance Committees of the Board, or with any of our other independent directors, by sending a letter to:

Rowan Companies plc

c/o Company Secretary

Re: Board Matters

2800 Post Oak Blvd., Suite 5450
Houston, Texas 77056

Shareholder Outreach Efforts

Company officers meet routinely with shareholders and investors throughout the year to discuss issues and perspectives relating to the Company, including executive compensation practices. During 2014, management actively engaged with shareholders through approximately 320 one-on-one and group meetings and conference calls, ten conference presentations and three non-deal investor roadshows. The Board and Compensation Committee also carefully consider the results from annual shareholder advisory votes, as well as other shareholder input, when reviewing executive compensation programs, principles and policies.

Business Conduct Policies

We have a Code of Business Conduct and Ethics that applies to all of our employees and directors and we have a Code of Ethics for Senior Financial Officers of the Company that applies to our CEO, CFO and chief accounting officer. Both policies are available on our website www.rowan.com under the heading “Our Company-Governance Documents.”

Related Party Transaction Policy

All transactions with related parties must be made in compliance with the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), and our Code of Business Conduct and Ethics. Such transactions must have a legitimate business purpose, and must be on terms no less favorable to us than could be obtained from unrelated third parties.

All executive officers, directors, director nominees and certain employees are required to identify, to the best of their knowledge after reasonable inquiry, business and financial affiliations involving themselves or their immediate family members that could reasonably be expected to give rise to a reportable related person transaction. In addition, pursuant to our Code of Business Conduct and

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Ethics policy, all directors and employees must report any actual or potential conflicts of interest to our Company Secretary and/ or Compliance Officer. Based on this information, we review the Company’s own records and make follow-up inquiries as may be necessary to identify potentially reportable transactions. A report summarizing such transactions and including a reasonable level of detail is then provided to the Audit Committee for further review, with consultation with the Board if warranted.

The following transaction was reviewed and approved by the Audit Committee.

The Company employs an individual who is related to one of our NEOs. Since October 2011, Mr. Matt G. Keller, who is the brother of Mr. Mark A. Keller, our Executive Vice President – Business Development, has served as a sales and marketing director. In 2014, he received approximately $190,000 in base salary, $65,000 in bonus and a grant of restricted share units valued at approximately $87,130 on the grant date.

Anti-Hedging and Anti-Pledging Policy

The Company has historically had a policy which prohibited hedging and pledging except in very limited circumstances, with pre-approval. Beginning in 2014, Section 16 insiders, directors and other designated employees are prohibited from entering into any hedging transactions or pledging Company securities. In addition, Section 16 insiders may not hold Company securities in a margin account. The Company requires that executive officers and directors confirm annually that they do not hold any shares subject to any hedging or pledging arrangements.

Political Contributions Policy

The Company generally does not use company funds for political contributions. The Company’s Code of Business Conduct and Ethics prohibits the use of company funds and assets for political contributions, directly or indirectly, without the prior written permission from either the Compliance Officer or the General Counsel. Additionally, the Company’s Charitable Contributions policy prohibits the Company from contributing to political campaigns or parties. The Company has not made any political contributions in the past five years.

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PROPOSALS 1(a) - (i) ELECTION OF DIRECTORS

The Company’s Articles of Association provide that the number of Directors shall be determined by the Board, which has set the number at nine members effective at the 2015 Meeting. In 2012, our shareholders approved our Articles of Association, which required the declassification of the Board over a three-year period ending in 2015. Accordingly, each nominee now stands for election annually.

Upon the recommendation of the Nominating & Corporate Governance Committee, the Company’s Board of Directors has nominated the following nine candidates to be elected at the Meeting:

a.	Thomas P. Burke	f.	P. Dexter Peacock
b.	William T. Fox III	g.	W. Matt Ralls
c.	Sir Graham Hearne	h.	John J. Quicke
d.	Thomas R. Hix	i.	Tore I. Sandvold
e.	Suzanne P. Nimocks

Each director elected will hold office until the 2016 annual general meeting and until a successor is duly qualified and appointed, or in each case, until his or her earlier death, retirement, resignation or removal. All of our nominees have consented to serve as directors. Our Board of Directors has no reason to believe that any of the nominees will be unable to act as a director.

If you properly submit a proxy card but do not indicate how you wish to vote, the proxy holders will vote for all of the listed nominees for director. The vote will be held by a separate resolution for each director nominee. A director nominee will be re-elected if approved by an ordinary resolution (i.e., a simple majority of the votes cast “For” or “Against,” in person or by proxy, provided a quorum is present). Abstentions and “broker non-votes” will not affect the voting results.

Information with respect to the nine nominees for directors is set forth below.

Recommendation of the Board

The Nominating & Corporate Governance Committee has recommended to the Board, and the Board also recommends, that the shareholders vote FOR each of the ordinary resolutions to elect the nine director nominees at the Meeting to serve until the 2016 annual general meeting of shareholders and until their successors are duly elected and qualified.

Nominees

Our Board is comprised of highly qualified individuals with unique and special skills that we believe assist in effective management of the Company for the benefit of our shareholders. Each of our directors possesses certain experience, qualifications, attributes and skills, as further described below, that led to our conclusion that he or she should serve as a member of our Board.

Thomas P. Burke

Age 47

Director since 2014

Principal Occupation: Current Chief Executive Officer and President

Business Experience, Specific Qualifications and Skills:

•	CEO of the Company since April 2014, and President since March 2013
•	Industry experience serving as Chief Operating Officer of the Company from July 2011 to March 2013, and CEO and President of LeTourneau Technologies, Inc., a subsidiary of the Company, from December 2009 to June 2011
•	Division President from 2006 to 2009 and Vice President of Corporate Development from 2004 to 2006 of Complete Production Services, an oilfield services company
•	Membership in International Association of Drilling Contractors (IADC) – Vice President and Executive Committee, and American Petroleum Institute (API) – Board of Directors

Other Public Company Directorships: None

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William T. Fox III

Age 69

Director since 2001
Independent Director

Principal Occupation: Former Managing Director of Citigroup responsible for the global energy and mining businesses from 1994 until retirement in 2003

Business Experience, Specific Qualifications and Skills:

•	Financial expertise in corporate finance, accounting and capital markets
•	Over 30 years in commercial banking and lending to energy companies
•	Experience as a director, chairman of the compensation committee and member of the audit committee of a publicly traded company

Other Public Company Directorships:

•	Cloud Peak Energy Inc.

Sir Graham Hearne

Age 77

Director since 2004
Independent Lead Director

Principal Occupation: Former Chairman of Enterprise Oil plc, an oil and gas exploration and production company from 1991 until his retirement in 2002 when it was acquired by Shell and CEO from 1984 to 1991

Business Experience, Specific Qualifications and Skills:

•	CEO or Chairman for 19 years for an independent exploration and production company with extensive international operations
•	Chief Financial Officer of a major U.K. public company for three years
•	Over 40 years of experience as an independent director for a number of public and private enterprises
•	Significant experience as a member of compensation, audit and governance committees
•	Extensive investment banking and legal experience

Other Public Company Directorships:

•	Braemar Shipping Services Group plc (Non-executive chairman)
•	Genel Energy plc

Prior Public Company Directorships:

•	Catlin Group Limited, a global specialty property and casualty insurance company, from 2003 until retirement in 2012 (Non-executive chairman)
•	Bumi plc

Thomas R. Hix

Age 67

Director since 2009
Independent Director

Principal Occupation: Independent business consultant since January 2003

Business Experience, Specific Qualifications and Skills:

•	Former Senior Vice President of Finance and CFO of Cameron International Corporation, an oil and gas products and services company, from 1995 to 2003 with extensive financial and mergers and acquisitions experience
•	Board member of a public exploration and production company and public board service for 15 years
•	Significant experience as a member of compensation and audit and committees of publicly traded companies
•	Significant management experience in offshore contract drilling
•	Former Certified Public Accountant (“CPA”)

Other Public Company Directorships:

•	Health Care Service Corporation (the parent company of Blue Cross and Blue Shield, the Company’s health insurance provider)
•	Western Gas Equity Partners LP (an affiliate of Anadarko Petroleum)
•	EP Energy Corp.

Prior Public Company Directorships:

•	TODCO
•	El Paso Corporation

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Suzanne P. Nimocks

Age 56

Director since 2010
Independent Director

Principal Occupation: Former Director (Senior Partner) of McKinsey & Company, a global management consulting firm, from June 1999 to March 2010

Business Experience, Specific Qualifications and Skills:

•	McKinsey management consultant for over 20 years, since 1989, including leader of the firm’s Global Petroleum Practice, Electric Power & Natural Gas Practice, Organization Practice, Risk Management Practice and Strategy Practice
•	Member of the firm’s worldwide personnel committees for many years
•	Manager of the Houston office for eight years including significant management expertise gained from managing a large office of an international consulting firm
•	Service on compensation, audit and corporate governance committees of publicly traded companies, including as chairperson of a compensation committee

Other Public Company Directorships:

•	Arcelor Mittal
•	Encana Corporation
•	Owens Corning

P. Dexter Peacock

Age 73

Director since 2004
Independent Director

Principal Occupation: Former Managing Partner of Andrews Kurth LLP, a law firm, and a Partner at the firm until he retired in 1997

Business Experience, Specific Qualifications and Skills:

•	Of Counsel to Andrews Kurth since 1997
•	Experience managing a large law firm
•	Expertise in mergers, acquisitions and securities law with over 35 years as a practicing attorney
•	Advisor to boards of directors of public companies for over 30 years
•	Extensive international transactional experience
•	Service on the boards of international and domestic companies

Other Public Company Directorships:

•	Cabot Oil & Gas Corporation

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John J. Quicke

Age 65

Director since 2009
Independent Director

Principal Occupation: Managing Director and an operating partner of Steel Partners LLC, a global management firm, since 2005; President and CEO of the energy group of Steel Excel, Inc. since March 2013; Vice President of Handy & Harman Ltd. since 2005

Business Experience, Specific Qualifications and Skills:

•	Previously served as President, CEO and a director of DGT Holdings Corp. from September 2009 to October 2012
•	Served in various capacities at Sequa Corporation, a diversified manufacturer, including Vice Chairman and Executive Officer (2004-2005), President and COO (1993-2004), and as a director of the company
•	Board service on nine public companies over 22 years
•	Significant operating experience for over 24 years
•	Financial and accounting expertise, including as a CPA
•	Appointed to Board in 2009 to represent activist shareholder, Steel Partners LLC

Other Public Company Directorships:

•	Steel Excel, Inc. (OTC)
•	Aviat Network Systems, Inc.

Prior Public Company Directorships:

•	JPS Industries, Inc. (OTC)
•	DGT Holdings Corp.
•	Angelica Corporation
•	Layne Christensen Company
•	Handy & Harman Ltd.
•	NOVT Corporation
•	Sequa Corporation

W. Matt Ralls

Age 65

Director since 2009
Executive Chairman

Principal Occupation: former Chief Executive Officer of the Company from January 2009 to April 2014; President and CEO from January 2009 to March 2013

Business Experience, Specific Qualifications and Skills:

•	Executive Vice President and COO of GlobalSantaFe Corporation, an international contract drilling company, from June 2005 until retirement in November 2007;
•	Senior Vice President and CFO of GlobalSantaFe from 1999 to 2005
•	Significant drilling industry and transactional, financial, operational and management experience as CEO, COO and CFO of a publicly traded international drilling company for over 15 years
•	Experience as CFO of a publicly traded exploration and production company
•	Extensive experience as commercial lender to energy industry
•	Service on boards and committees of publicly traded companies
•	Former Chairman of IADC, as well as various other leadership positions within the industry organization
•	American Petroleum Assocation
•	National Offshore Industries Association (NOIA)—Board of Directors

Current Public Company Directorships:

•	Cabot Oil & Gas Corporation
•	Superior Energy Services, Inc.

Prior Public Company Directorships:

•	Complete Production (prior to its acquisition by Superior Energy Services, Inc.)
•	El Paso Partners, LP
•	Enterprise Partners GP, LP
•	Enterprise Products Partners, LP
•	GulfTerra, LP
•	Kelly Oil and Gas Corporation

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Tore I. Sandvold

Age 67

Director since 2013
Independent Director

Principal Occupation: Executive Chairman of Sandvold Energy AS, an advisory company in the energy business, since September 2002

Business Experience, Specific Qualifications and Skills:

•	Executive Chairman of Petoro AS, the Norwegian state-owned oil company from 2001 to 2002
•	Director General of the Norwegian Ministry of Oil & Energy, with overall responsibility for Norway’s national and international oil and gas policy, from 1990 to 2001
•	Counselor for Energy in the Norwegian Embassy in Washington, D.C. from 1987 to 1990
•	Norwegian Ministry of Industry, Oil & Energy in a variety of positions in the areas of domestic and international energy policy from 1987 to 1990
•	Board member of Lambert Energy Advisory Ltd., Energy Policy Foundation of Norway and Njord Gas Infrastructure
•	Over 30 years of experience in the oil and energy industry
•	Significant international oil and energy policy expertise
•	Service on boards and committees of both private and publicly traded companies

Current Public Company Directorships:

•	Schlumberger Limited
•	Teekay Corporation

Prior Public Company Directorships:

•	Former Chairman and acting CEO of Misen Energy AB

BOARD OF DIRECTORS INFORMATION

Board

The Board held seven meetings in 2014 (four in-person quarterly meetings and three telephonic meetings) and a strategic meeting with management. All of our incumbent directors attended 75% or more of the meetings of the Board and committees upon which they served during 2014.

Absent exceptional circumstances, directors are expected to attend annual general meetings of shareholders. All of our directors attended our annual general meeting of shareholders in 2014.

Mr. H.E. Lentz retired as Chairman of the Board in April 2014 after serving 24 years on the Board. Lord Moynihan will be retiring from the Board and not standing for re-election at the Meeting after serving 19 years on the Board. The Executive Chairman and Board wish to record their appreciation for Mr. Lentz’ and Lord Moynihan’s dedication, commercial insight and wise counsel during their valued service to the Company.

Committees

The Board has the following committees:

•	Audit;
•	Compensation;
•	Health, Safety and Environment;
•	Nominating & Corporate Governance; and
•	Executive.

Only non-executive directors may serve on the Audit, Compensation, and Nominating & Corporate Governance Committees.

Each committee, other than the Executive Committee, has a written charter. The charters are posted on our website, www.rowan.com under the heading “Our Company-Governance Documents,” and available in print to any shareholder who requests a copy from the Company Secretary.

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The current members of each committee and the number of meetings are shown in the following table.

Nominating &
			Health, Safety &	Corporate
	Audit	Compensation	Environment	Governance	Executive
	Committee	Committee	Committee	Committee	Committee
Thomas P. Burke
William T. Fox III	Chair
Sir Graham Hearne				Chair
Thomas R. Hix		Chair
Lord Moynihan(a)			Chair
Suzanne P. Nimocks
P. Dexter Peacock
W. Matt Ralls					Chair
John J. Quicke
Tore I. Sandvold
Number of Meetings in 2014	5	5	4	3	0
Deemed Audit Committee financial experts by the Board of Directors.
(a)	Lord Moynihan will be retiring from the Board at the end of his term in May 2015.

Audit Committee

Members. Messrs. Fox (Chair), Hix, Quicke and Sandvold served on the Audit Committee during all of 2014.

Primary Responsibilities. The Audit Committee is directly responsible for the engagement, compensation and oversight of both the U.S. independent registered public accounting firm engaged to issue an audit report on our consolidated financial statements and the independent U.K. auditor firm engaged to act as our U.K. statutory auditors. In addition, the Audit Committee oversees our financial and accounting processes, certain compliance matters, performance of our internal audit function and our enterprise risk management assessment.

Independence and Financial Qualifications. The Board has determined that all of the members of the Audit Committee are independent within the meaning of the U.S. Securities and Exchange Commission (“SEC”) regulations and the NYSE rules. The Board has determined that each of Messrs. Fox, Hix and Quicke are qualified as audit committee financial experts within the meaning of SEC regulations and that they have accounting and related financial management expertise within the meaning of the NYSE rules. The Board determined that Mr. Sandvold has a level of financial sophistication required under the NYSE listing standards.

Compensation Committee

Members. Mr. Hix (Chair), Sir Graham Hearne, Ms. Nimocks and Mr. Quicke served on the Compensation Committee during all of 2014. Mr. Lentz served on the Compensation Committee until his retirement in April 2014.

Primary Responsibilities. The Compensation Committee is responsible for, among other things:

•	reviewing and approving corporate metrics and evaluation criteria relevant to CEO compensation;
•	evaluating the CEO’s performance in light of corporate goals and evaluation criteria in order to make a compensation recommendation to the full Board;
•	recommending to the Board the CEO’s and NEO’s compensation based on the Committee’s evaluation; and
•	making recommendations to the full Board regarding executive officer compensation, including incentive compensation plans and equity-based plans.

In addition, the Compensation Committee advises on director compensation, including retainers for the Chairman, Lead Director and chairmen of the committees of the Board, administers our equity-based and employee benefit plans, and performs the duties outlined under those plans, including making grants and awards. The Compensation Committee also reviews the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviews at least annually the relationship between risk management policies and practices and compensation, and evaluated compensation policies and practices that could mitigate any such risk.

Pursuant to its charter, the Compensation Committee has sole authority to retain and terminate any compensation consultant, outside counsel or any other advisors engaged to assist in the evaluation of compensation of directors or executive officers, including sole authority to approve the consultant’s fees and its terms. The Compensation Committee will consider appropriate standards in selecting its compensation consultants consistent with NYSE rules, SEC rules and requirements under the Dodd-Frank Act.

Additional information on the roles and responsibilities of the Committee is provided in the Committee’s charter and under the heading “Compensation Discussion and Analysis” below.

Independence. The Board has determined that all of the members of the Committee are independent within the meaning of the NYSE rules.

Health, Safety & Environment Committee

Members. Lord Moynihan (Chair), Ms. Nimocks, Mr. Peacock and Mr. Sandvold served on the Health, Safety & Environment Committee during all of 2014. Lord Moynihan will be retiring from the Board at the end of his term in May 2015 at which time it is expected that Ms. Nimocks will be appointed as Chairperson of the Health, Safety & Environment Committee.

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Primary Responsibilities. The Health, Safety & Environment Committee reviews our performance and policies with respect to health, safety and environmental matters and makes recommendations to the Board regarding such matters.

Nominating & Corporate Governance Committee

Members. Sir Graham Hearne (Chair), Mr. Fox, Mr. Peacock and Lord Moynihan served on the Nominating & Corporate Governance Committee during all of 2014.

Primary Responsibilities. The Nominating & Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of our Guidelines. In addition, the Nominating & Corporate Governance Committee assists the Board in developing criteria for open Board positions, reviews background information on potential candidates and makes recommendations to the Board regarding such candidates. The Nominating & Corporate Governance Committee also supervises the Board’s annual review of director independence and the Board’s annual self-evaluation, makes recommendations to the Board with respect to committee assignments and oversees the Board’s director education practices.

Independence. The Board has determined that all of the members of the Nominating & Corporate Governance Committee are independent within the meaning of the NYSE rules.

Executive Committee

Members. Mr. Ralls (Chair), Dr. Burke, Mr. Fox, Sir Graham Hearne, Mr. Lentz and Mr. Hix served on the Executive Committee during all of 2014, except Mr. Lentz who retired in April 2014 and Dr. Burke who was appointed to the committee in April 2014 in connection with his promotion to CEO.

Primary Responsibilities. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved under the U.K. Companies Act 2006 to the Board. In practice, the Committee meets only when it is impractical to call a meeting of the full Board.

NON-EXECUTIVE DIRECTOR COMPENSATION

Non-executive director compensation elements are designed to:

•	Ensure alignment with long-term shareholder interests
•	Ensure the Company can attract and retain outstanding director candidates;
•	Recognize the substantial time commitments necessary to oversee the affairs of the Company; and
•	Support the independence of thought and action expected of directors.

Non-executive director compensation levels are reviewed by the Compensation Committee each year, and resulting recommendations are presented to the full Board for approval. The Committee uses independent consultants, Frederic W. Cook & Co., Inc. (“Cook & Co.”) and FIT Remuneration Consultants LLP (“FIT”), a U.K. compensation consultant, to provide information on current developments and practices in director compensation. Cook & Co. and FIT are the same consultants retained by the Compensation Committee to advise on executive compensation, but they perform no other work for the Company.

Non-executive directors receive compensation consisting of cash and an annual equity award, typically in the form of restricted share units (“RSUs”). Non-executive directors are also reimbursed for reasonable expenses incurred to attend Board meetings or other functions relating to their responsibilities as a director of the Company.

Annual cash retainers for non-executive directors in 2014 are set forth in the table below. Directors do not receive additional meeting fees.

2014
Annual retainer	$80,000
Additional retainers:
Lead Director	$20,000
HSE and NCG Committee Chairs	$10,000
Audit and Compensation Committee Chairs	$15,000

No adjustments to annual cash retainers or the grant date value of annual equity awards are anticipated in 2015.

In addition to cash retainer fees, a significant portion of non-executive director compensation is paid in equity awards to align director compensation with the long-term interests of shareholders. In 2014, the RSU annual grant for non-executive directors was approximately $200,000 (based on grant date value). RSUs held by non-executive directors vest in full on the earlier of the date of the annual general meeting subsequent to the grant date or the first anniversary date of the grant, but are not settled, in cash or shares at the discretion of the Compensation Committee, until termination of service from the Board. The Board no longer makes initial sign-on equity grants to new non-executive directors upon joining the Board. Instead, new non-executive directors receive a pro-rated annual equity grant.

Each RSU awarded to a non-executive director also carries the right to receive, in lieu of cash dividends, an additional number of RSUs equal to the amount of cash dividends, if any, paid by the Company. Such additional RSUs are awarded to the non-executive director on the date on which the Company pays a cash dividend. All RSU and dividend awards to date provide that directors are required to hold them until their departure from the Board.

As a result of being a U.K. company, non-U.K. resident directors are required to file tax returns in the U.K. in addition to their home country. As with our employees who work outside of their home country, the Company offers U.K. tax return preparation services to the non-U.K. resident directors. Fees paid by the Company for these services are approximately $1,200 for each director who chooses to use such services.

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Non-executive directors are not entitled to additional payments or benefits as a result of leaving the Board or death. The non-executive directors are not entitled to any payments or benefits resulting from a change in control of the Company.

In 2014, our non-executive directors received the compensation shown in the table below, plus reimbursement of reasonable expenses.

2014 Non-Executive Director Compensation

Name	Fees Earned in Cash ($)(a)	Grant Date Value of Annual Equity Awards ($)(b)(c)(d)	Grant Date Value of Additional RSUs in lieu of Cash Dividends ($)(c)	Total ($)
William T. Fox III	95,000	200,129	13,113	308,242
Sir Graham Hearne	105,000	200,129	12,138	317,267
Thomas R. Hix	95,000	200,129	9,143	304,272
H. E. Lentz(e)	77,000	NA	–	77,000
Lord Moynihan	90,000	200,129	13,113	303,242
Suzanne P. Nimocks	80,000	200,129	6,809	286,938
P. Dexter Peacock	80,000	200,129	12,138	292,267
John J. Quicke	80,000	200,129	9,143	289,272
Tore I. Sandvold	80,000	200,129	3,777	283,906
(a)	Reflects retainers earned with respect to Board service in 2014.
(b)	On the date of our last annual general meeting of shareholders in 2014, each non-executive director received an annual grant of RSUs under the Company’s incentive plan equal in value to approximately $200,000. The value reported reflects the aggregate grant date fair value related to the awards based upon the number of RSUs granted and the grant date fair market value of $31.28 per share calculated in accordance with ASC 718. We account for RSUs granted to non-employee directors as a liability award under ASC 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 8 of the Notes to Consolidated Financial Statements included in our Form 10-K.
(c)	Pursuant to the terms of the award notices, non-executive directors received additional RSUs in lieu of cash dividends in May 2014, August 2014 and November 2014. The market value per RSU was $29.84, $29.89 and $24.40, respectively, on the applicable dividend payment date. As of December 31, 2014, the aggregate number of RSUs, including RSUs issued in lieu of cash dividends, held by each non-executive director was as follows:

Name	Number of RSUs
William T. Fox III	44,121
Sir Graham Hearne	40,919
Thomas R. Hix	30,809
Lord Moynihan	44,121
Suzanne P. Nimocks	22,994
P. Dexter Peacock	40,919
John J. Quicke	30,809
Tore I. Sandvold	12,746

(d)	We have not issued share options to non-executive directors since 2004 and there are no outstanding options held by non-executive directors as of December 31, 2014.
(e)	Mr. Lentz retired from the Board effective April 25, 2014 and did not receive an annual RSU grant in 2014. Vested RSUs previously earned for service were settled as of his retirement date. At the discretion of the Compensation Committee, Mr. Lentz’s RSUs were settled in 35,400 shares and the remainder in cash, for an aggregate dollar value of approximately $1,164,280 based on the average high and low price per share of $31.255 on the settlement date.

Executive Director Compensation. In 2014, the Board approved a compensation package for each of Mr. Ralls and Dr. Burke in connection with their appointment as Executive Chairman and CEO, respectively. Dr. Burke and Mr. Ralls are both employees of the Company and do not receive any additional compensation for serving as a director.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the beneficial ownership of outstanding shares as of March 1, 2015 for the following persons:

•	each director or nominee;
•	our NEOs; and
•	all of our directors, director nominees and executive officers as a group.

As of March 1, 2015, none of the shares shown below were pledged. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to the shares shown below. None of the officers or directors owns one percent or more of our shares.

	Restricted Shares(a)	RSUs(b)	Shares	Options/SARs(c)	Aggregate Beneficial Ownership	Percent of Class(d)
Directors (including nominees):
Thomas P. Burke (NEO)	9,912	23,838	35,640	–	69,390	*
William T. Fox III	–	44,336	11,650	–	55,986	*
Sir Graham Hearne	–	41,119	7,185	–	48,304	*
Thomas R. Hix	–	30,959	5,000	–	35,959	*
Lord Moynihan(e)	–	44,336	15,000	–	59,336	*
Suzanne P. Nimocks	–	23,106	1,200	–	24,306	*
P. Dexter Peacock	–	41,119	10,505	–	51,624	*
John J. Quicke	–	30,959	2,000	–	32,959	*
W. Matt Ralls (NEO)	29,294	38,720	198,433	126,272	392,719	*
Tore I. Sandvold	–	12,808	–	–	12,808	*
Other NEOs:						*
Stephen M. Butz(f)	–	–	–	–	–	*
T. Fred Brooks	4,116	7,962	13,758	–	25,836	*
Mark A. Keller	7,922	33,479	171,518	29,401	242,320	*
Melanie M. Trent	4,603	7,924	9,383	1,671	23,581	*
J. Kevin Bartol(g)	–	–	61,452	3,241	64,693	*
John L. Buvens(g)	–	–	103,630	27,516	131,146	*
All Directors and Executive Officers, including NEOs, as a group (17 persons)	58,554	383,800	693,412	189,650	1,325,416	1.06%

*	Ownership of less than one percent of the shares issued and outstanding.

(a)	Reflects all unvested restricted shares currently held by the individual. Such individuals currently have voting power over unvested restricted shares (but not dispositive power).
(b)	Includes (i) in the case of non-executive directors, RSUs that are vested and, in the case of employees, RSUs that are no longer at risk of forfeiture due to the Company’s retirement policy and (ii) RSUs that will vest between March 2, 2015 and April 30, 2015. As to non-executive directors, RSUs are granted annually but are not settled (in cash or shares) until termination of service from the Board. For executive officers, RSUs are granted annually and generally vest and are settled in shares in one-third increments annually. Unlike restricted shares, RSUs do not carry voting rights prior to the issuance of shares upon settlement of the awards.
(c)	Includes shares that could be acquired through April 30, 2015 by the exercise of share options or share appreciation rights (“SARs”). The number of shares issuable under SARs is based on the fair market value per share on Monday, March 2, 2015 of $20.91, but excludes SARS for which the exercise price is above $20.91. All options are fully vested.
(d)	Based upon 124,568,136 issued and outstanding shares on March 3, 2015, which excludes for these purposes 1,360,671 shares held by an affiliated employee benefit trust. For purposes of computing the percentage of shares held by the persons above, includes outstanding RSUs, options and SARs for that person and any group of which that person is a member that vest or otherwise could be acquired by such person through April 30, 2015, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.
(e)	Shares held by Lord Moynihan include 3,000 shares held indirectly through a pension trust.
(f)	Mr. Butz was appointed Executive Vice President, CFO and Treasurer, effective December 1, 2014.
(g)	Mr. Bartol is our former Executive Vice President, CFO and Treasurer, and Mr. Buvens is our former Executive Vice President, Legal. Mr. Bartol’s information is as of November 30, 2014 and Mr. Buvens’ information is as of October 15, 2014.

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5% Beneficial Owners. As of March 1, 2015, the Company did not know of any person who beneficially owned in excess of 5% of our outstanding shares, except as set forth in the table below:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Blue Harbour Group, LP(a) 646 Steamboat Road Greenwich, CT 06830	9,783,812	7.85%
BlackRock, Inc.(b) 55 East 52nd Street New York, NY 10022	8,362,616	6.71%
The Vanguard Group, Inc.(c) 100 Vanguard Boulevard Malvern, PA 19355	7,800,737	6.26%
Citadel Advisors LLC(d) c/o Citadel LLC 131 S. Dearborn Street, 32nd Floor Chicago, IL 60603	6,286,220	5.05%

(a)	As reported on Schedule 13D/A (filed with the SEC on September 23, 2014) filed jointly by Blue Harbour Group, LP (“Blue Harbor”), Blue Harbour Holdings, LLC (“Blue Harbor LLC”), and Clifton S. Robbins (“Robbins”). Each of Blue Harbor, Blue Harbor LLC and Robbins share dispositive voting power over 9,783,812 shares. Blue Harbor LLC is the managing member of Blue Harbor, and Robbins is the managing member of Blue Harbor LLC.
(b)	As reported on Schedule 13G/A (filed with the SEC on January 29, 2015) by BlackRock, Inc. (“BlackRock”). BlackRock is the beneficial owner of these shares through various of its subsidiaries: BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Life Limited. BlackRock has sole voting power over 7,720,430 shares and sole dispositive power of 8,362,616 shares.
(c)	As reported on Schedule 13G/A (filed with the SEC on February 10, 2015) by The Vanguard Group, Inc. and certain of its subsidiaries (“Vanguard”). Vanguard reports sole voting power over 83,031 shares, sole dispositive power over 7,728,106 shares and shared dispositive power over 72,631 shares. Of the 7,800,737 shares beneficially owned by Vanguard, Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 72 631 shares as a result of its serving as investment manager of collective trust accounts and Vanguard Investment Australia, Ltd., a wholly owned subsidiary of Vanguard, is the beneficial owner of 10,400 shares as a result of its serving as investment manager of Australian investment offerings.
(d)	As reported on Schedule 13G (filed with the SEC on February 3, 2015) filed jointly by Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings III LP (“CAH3”), Citadel GP LLC (“CGP”) and Mr. Kenneth Griffin, with respect to shares (and options to purchase shares) owned by Citadel Global Equities Master Fund Ltd., a Cayman Islands limited company (“CG”), Citadel Equity Fund Ltd., a Cayman Islands limited company (“CEF”), Surveyor Capital Ltd., a Cayman Islands limited company (“SC”), Citadel Quantitative Strategies Master Fund Ltd., a Cayman Islands limited company (“CQ”), and Citadel Securities LLC, a Delaware limited liability company (“Citadel Securities”). Pursuant to the Schedule 13G, (i) Citadel Advisors may be deemed to beneficially own 6,286,220 shares, (ii) CAH3 may be deemed to beneficially own 6,386,332 shares, (iii) CGP may be deemed to beneficially own 6,437,332 shares and (iv) Mr. Griffin may be deemed to beneficially own 6,437,332 shares. Citadel Advisors is the portfolio manager for CG, CEF and SC. Citadel Advisors II LLC, a Delaware limited liability company (“CA2”), is the portfolio manager of CQ. CAH3 is the managing member of Citadel Advisors and CA2. CALC III LP, a Delaware limited partnership (“CALC3”), is the non-member manager of Citadel Securities. CGP is the general partner of CALC3 and CAH3. Mr. Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CGP.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2014 with management. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A to be filed with the SEC.

Compensation Committee of the Board of Directors

Thomas R. Hix, Chairman
Sir Graham Hearne
Suzanne P. Nimocks
John J. Quicke

February 25, 2015

In accordance with the recommendation of the Compensation Committee, the Board approved inclusion of the Compensation Discussion and Analysis in this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2014, the Compensation Committee was comprised of Messrs. Hix, Hearne and Quicke and Ms. Nimocks, all of whom were independent non-executive directors. None of the Compensation Committee members has served as an officer or employee of the Company, and none of our executive officers has served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of our Board.

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COMPENSATION DISCUSSION AND ANALYSIS AND U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT (PART I)

Rowan Companies plc is subject to disclosure regimes in the U.S. and U.K. While some of the disclosure requirements in these jurisdictions overlap or are otherwise similar, some differ and require distinct disclosures. As a result, you will find our U.K. statutory Directors’ Remuneration Report (the “Report”) required by English law in two parts: (i) the information included in this Part I (also known as Compensation Discussion and Analysis or CD&A), which includes disclosure required by the SEC as well as English law and (ii) the information included in Part II (beginning on page A-1, and labeled Annex A), which includes additional disclosure required under English law. Part II shown in Annex A should be read in conjunction with Part I. Pursuant to English law, the Report also forms part of the statutory Annual Accounts and Reports of Rowan Companies plc for the year ended December 31, 2014.

Named Executive Officers for 2014

Officer	Title
Thomas P. Burke	President and CEO; former COO
W. Matt Ralls	Executive Chairman; former CEO
Stephen M. Butz*	Executive Vice President, CFO and Treasurer*
Mark A. Keller	Executive Vice President, Business Development
Melanie M. Trent	Executive Vice President, General Counsel, Chief Administrative Officer and Company Secretary
T. Fred Brooks	Senior Vice President, Operations
J. Kevin Bartol*	Executive Vice President and CFO (former)
John L. Buvens*	Executive Vice President, Legal (former)

*	Mr. Butz joined the Company as CFO effective December 1, 2014. Messrs. Bartol and Buvens departed the Company effective November 30, 2014 and October 15, 2014, respectively.

Compensation Highlights: Changes to Compensation Practices

In 2014, the Compensation Committee made the following changes to the Company’s compensation programs:

•	Reduced total CEO compensation by 26% in connection with the transition from Mr. Ralls to Dr. Burke as CEO;
•	Reduced Mr. Ralls’ total compensation by 37% compared to his 2013 total target compensation in connection with his transition to Executive Chairman;
•	Increased the weighting of PUs from 30% to 50% of the total LTI mix (further tying the compensation of our executives to the performance of the Company versus our offshore drilling industry peers);
•	Committed to eliminate excise tax gross ups from all change in control agreements by April 2016 (currently only one NEO has an excise tax gross up); and
•	Eliminated excise tax gross-up and reduced severance benefits in the Executive Chairman’s change in control agreement.

2015 NEO Compensation

Given current industry conditions, management of the Company recommended, and the Compensation Committee and the Board agreed, that no increases to base salary, annual incentive target multiples or long-term incentive target multiples will be made in 2015 for any of the NEOs.

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2014 Business Highlights and Achievements

In 2014, the Company accomplished the following key achievements:

•	Successfully executed the entry into the ultra-deepwater drilling market by:

	o	Delivering three state-of-the-art ultra-deepwater drillships on time and on budget

	o	Entering into long-term contracts for each of our drillships in a highly competitive market and prior to departure from the shipyard

	o	Staffing the first three drillships with qualified, long-tenured Rowan jack-up employees and seasoned new hires from outside of the Company during a highly competitive time in the industry

	o	Commencing deepwater operations with the first new drillship in West Africa

	o	Commencing deepwater operations with the second drillship on time and with outstanding performance

	o	Maintaining on time and on budget schedule for delivery of the fourth drillship

•	Successfully transitioning CEO role from Matt Ralls to Tom Burke

•	Extending our contracts for four jack-up rigs working for Saudi Aramco

•	Settling an IRS audit, resulting in an additional $36 million tax benefit

•	Growing revenue by 16%, income from operations by 21% and net income from continuing operations by 28% (in the case of income and net income, excluding the non-cash asset impairment charges)

•	Limiting non-productive downtime to 2.4% in 2014

•	Increasing our contract backlog from approximately $5.0 billion at December 31, 2013 to approximately $5.4 billion as of December 31, 2014 during a highly competitive and weakening market

•	Executing numerous process improvement initiatives to drive better maintenance performance, vendor management, human resources/payroll transactions, and inventory management

These accomplishments are steps in our strategic path and efforts will continue in 2015 to focus on continuing to improve our operational execution, moderating off-rig costs and ensuring capital allocations that enhance value to our shareholders.

Execution of Long-Term Strategic Plan and Entry into the Ultra-Deepwater Drilling Market

Beginning in 2009, the Company embarked on a multi-year strategic plan to enter the ultra-deepwater drilling market. In connection with this plan, the Company strategically repositioned itself by upgrading its offshore drilling fleet and divesting non-core assets. Through strong planning and solid execution, the Company accomplished the following major milestones:

•	Completed our jack-up newbuild program, including finishing construction of the three Skeie rigs we acquired in 2010, adding a total of 11 high-spec jack-ups over a five-year period

•	Sold our manufacturing and land drilling businesses in 2011 in all cash transactions at very attractive prices

•	Completed the construction of three state-of-the-art, ultra-deepwater drillships, with the final drillship scheduled for delivery in late March 2015

•	Expanded our international footprint, with operations now in the U.K. and Norwegian sectors of the North Sea, the Middle East, the U.S. Gulf of Mexico, Southeast Asia, West and North Africa, and Trinidad

•	Changed the Company’s domicile to the U.K. in 2012 to enhance shareholder value by becoming more competitive in our industry for the long-term, increasing our flexibility in terms of markets in which we operate and furthering our global business efforts

As a result of the successful execution of our strategic plan, the Company has a world class high specification jack-up fleet and four ultra-deepwater drillships designed with expanded capabilities and built-in redundancies to meet the demands of our customers. These strategic changes position the Company as one of a small number of global publicly traded offshore drilling peers, among which the competition for specialized leadership is extraordinarily high.

Compensation Philosophy and Goals

We operate in a highly competitive global offshore drilling market with relatively few publicly traded peers. The offshore drilling environment is strongly influenced by the factors shown below that significantly affect strategic decision making and company performance over time. Recruiting, hiring and retaining executives who understand and can evaluate this environment is also key to our success. These factors include:

•	complex technical expertise;

•	overarching effect of world oil markets;

•	large concentrated capital investments with long payback horizons;

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•	significant hiring needs in a tight labor market for employees with highly specialized skills sets;

•	cyclical nature of oil and gas demand and pricing;

•	stringent and evolving customer demands; and

•	impact of laws, regulations, customs, safety and environmental considerations around the world.

These factors also influence how we design and administer our executive pay programs to ensure they are competitive and drive superior company performance. We believe the design of our executive compensation programs in order to retain executive talent and encourage good business decisions is key to the Company’s success. Most notably, these influences are seen in the following:

•	our annual incentive plan design which includes strategic financial and operational measures;

•	our mix of long-term incentive compensation vehicles, including restricted shares, RSUs and PUs linked to performance-based and/or time-based vesting conditions;

•	our process for benchmarking executive compensation against a small group of primary offshore drilling peer companies of varying sizes. This is necessary because:

–	our business requires executives with highly specialized industry experience;

–	there are a limited number of truly comparable companies from which to recruit this specialized executive talent; and

–	compensation levels and practices in the offshore drilling industry are not driven by company size but rather by highly specialized offshore drilling industry expertise.

We believe our executive compensation programs are closely aligned with our shareholders as follows:

What We Do
Maintain minimum share ownership guidelines
Maintain a “clawback” provision that allows us to recoup compensation made under our incentive plans
Use independent compensation consultants
Award incentive compensation that is intended to qualify for deductibility under Section 162(m) of the U.S. Internal Revenue Code
Use relative Total Shareholder Return (TSR) metric for our Performance Units
Perform an annual risk assessment of our executive compensation programs
Prohibit hedging and pledging by insiders
Provide at least 50% of our long-term incentive mix in the form of performance-based awards

What We Don’t Do
Provide excise tax gross-ups to future executives; we have committed to phase out all excise tax gross-ups by April 2016 (currently only one of our NEOs has an excise tax gross-up)
Allow pledging or hedging of Company securities
Allow “single-trigger” cash payments upon a change-in-control
Allow repricing of underwater stock options without shareholder approval
Provide employment agreements to our NEOs

Executive Compensation Program Objectives

Our compensation philosophy is to offer pay programs that motivate executive management to make decisions leading to the long-term creation of shareholder value. In order to do this, the programs must reflect the complexities and nuances of the offshore drilling industry against which we compete for executive talent. We take a long range view of the market, and reward tactical, strategic, and financial performance. We also attempt to balance the incentive leverage of our programs so they motivate management to take appropriate risks, while responding to year-over-year changes in company performance. Our philosophy also deemphasizes indirect elements of compensation such as perquisites.

To reward both short- and long-term performance and to further our compensation objectives, the Committee has structured our executive compensation program by focusing on the following key objectives:

Objectives	How We Meet Our Objectives
Attract and retain knowledgeable, experienced and high performing talent	Provide a competitive total pay package taking into account base salary, incentives and benefits in order to attract, retain and motivate our employees.
Regularly evaluate our pay programs against the competitive market of our offshore drilling reference group, comparing both fixed and variable, at-risk compensation that is tied to short and long-term performance. We use the results of this analysis as context in making pay adjustments.

Compete effectively for the highest quality people who will determine our long-term success.
Pay for performance and reward the creation of long-term shareholder value	Provide a significant portion of each NEO’s potential total direct compensation in the form of variable compensation.
Align our executive compensation with short-term and long-term performance of the Company.
Administer plans to include three-year performance cycles on long-term incentive plan awards, three-year vesting schedules on equity incentives, and competitive total benefit programs.
Tie payment on our performance units to our relative TSR performance compared to our offshore drilling peer group.
Reward employees for implementing strategic objectives that further long-term shareholder value.

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Objectives	How We Meet Our Objectives
Drive and reward performance that supports our core values	Annual incentive program includes specific targets related to health, safety and the environment.
Uphold the highest level of integrity by maintaining a clawback policy for awards made under our incentive plans.
Create a culture of continuous improvement by using incentives to increase earnings and improve cost effectiveness.
Emphasize financial and operational performance measures that contribute to value creation over the longer term.
Allow limited discretion in application of incentive awards to ensure solid individual performance is rewarded and to reduce awards if objectives are not met.

Address the complexities in managing a highly complex and cyclical global business that is subject to world demand for oil and gas ’	Annual incentive program includes five distinct metrics that drive company performance and reward managers for achievements.
Long term incentive plan utilizes a combination of share price performance and full-value awards, balancing retention and appreciation through the business cycles.

The cash-based performance unit component of the long-term incentive plan measures relative TSR to ensure close alignment with our shareholders.
Provide a significant percentage of total compensation that is variable and at risk	Annual and long-term incentive compensation constitutes, on average, more than 80% of total direct compensation for NEOs.

Motivate management to take prudent but not excessive risks	Pay programs emphasize long-term incentive compensation with time-based vesting schedules and three year cliff vesting on performance units.

Share ownership guidelines motivate alignment between long-term shareholder value and management decisions.
Utilize multiple performance measures for short-term and long-term incentives, as well as peer comparisons.
Align executive and shareholder interests	Share ownership guidelines for executive officers and directors.
Tie significant value of our annual equity grants to share price performance.

Pay for Performance

Overall, the Compensation Committee believes that our programs benefit our shareholders through stringent pay-for-performance requirements, while also competing effectively in the offshore drilling industry for highly sought executive talent. The chart compares the CEO position’s three-year target total direct compensation to the CEO position’s three-year realized total direct compensation and the median and 75th percentile realized total direct compensation of the compensation reference group. For purposes of this chart, target total direct compensation is comprised of the following compensation elements for the past three years:

•	base salary paid;

•	target bonus; and

•	grant date value of restricted shares, RSUs and SARs, and target value of performance units.

Realized total direct compensation is comprised of the following compensation elements for the past three years:

•	base salary paid;

•	actual bonus paid;

•	value of restricted shares and RSUs granted over the past three years using the December 31, 2014 closing share price;

•	Black Scholes value of SARs using the December 31, 2014 closing share price and the current estimated life of the SARs, but holding the original exercise price constant; and

•	Actual performance unit cash payouts for the performance period ending in 2014. For this analysis, no value for the performance units granted in 2013 and 2014 is included because no payout will occur until vesting in 2016 and 2017, respectively.

ROWAN TARGET AND REALIZED PAY VS MARKET

REALIZED PAY

The table above takes into account two years of compensation for Mr. Ralls, and one year of compensation for Dr. Burke, in each case, in their role as CEO.

Over the past three years, the CEO realized approximately $7.6 million less total direct compensation than was originally targeted (despite above 75th percentile TSR over the three-year period with respect to the Company’s industry peer group) due in part to the following:

•	a below target payout under the performance units vesting in 2014; and

•	Restricted shares, RSUs and SARs having a lower current valuation compared to the original grant date value as a result of the Company’s share price decreasing over the three-year period.

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Executive Compensation Highlights for 2014

Key performance-related compensation outcomes for 2014 included the following:

•	The Company was first in its peer group on one-year absolute share price performance and second on a one-year relative TSR basis as of December 31, 2014. The relative TSR performance equated to 190% of target for the 2014 measurement period on our performance units, and

•	Annual cash incentive payment paid out above target at 110% based on overall achievement of 2014 target objectives.

Company’s Compensation Reference Group

We operate in a highly competitive and technically complex global offshore drilling market with relatively few publicly traded peers, including several which are significantly larger than we are. We compete with this small group of companies on a daily basis in everything we do, including competing for investors, employees and customers.

Recruiting, hiring and retaining executives and employees with specialized industry experience necessary to manage and operate our offshore drilling business is key to our success, particularly during the past several years as the Company entered the ultra-deepwater drilling sector. As a result, we compete for talent within a small reference group of companies, many of which are larger than us. Compensation levels and practices in the offshore drilling industry are significantly influenced by highly specialized offshore drilling industry experience rather than by company size. The Committee strongly believes that we must compare our executive pay with pay of the most similar offshore drilling reference companies, regardless of size.

In the past several years, we and other offshore drilling companies, including numerous speculators, have been actively engaged in constructing both jack up and deepwater assets. These new assets coming to market have also put pressure on a very competitive environment for hiring and retaining key talent. The Committee uses the reference company data to design and administer our executive pay programs to ensure that our programs remain competitive so that we are able to hire and retain the necessary talent to drive the Company’s success.

Process for Developing the Compensation Reference Group and Performance Peer Group

The Company utilizes two different groups for compensation decisions:

•	A compensation reference group, which is used to benchmark executive compensation and to generate information related to broader pay practices; and

•	A performance peer group, which is used to measure TSR performance for the Company’s Performance Units.

Each year, the Committee, with its independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook & Co.”), reviews the appropriateness of the Company’s compensation reference group and performance peer group using the following process:

•	Reviews the current compensation reference group and performance peer group to determine if the number of companies is appropriate and provides statistical validity;

•	Revisits qualifications of all current peers, including size and operations;

•	Evaluates companies in the offshore drilling industry that are not currently in the compensation reference group and performance peer group; and

•	Proposes changes, if any, to the current compensation reference group and performance peer group.

It is both the Committee’s and Cook & Co.’s objective view that the Company’s selected compensation reference group and performance peer group listed below is the most appropriate group of companies against which both pay and performance should be compared based on the factors listed below.

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2014 Compensation Reference Group and Performance Peer Group

In 2014, the Committee used the following compensation reference group for its executive compensation analysis and performance peer group for the TSR calculation for the PUs:

	2014 Compensation	2014 Performance
Company	Reference Group	Peer Group for PUs
Atwood Oceanics, Inc.
Diamond Offshore Drilling, Inc.
Ensco plc
Hercules Offshore, Inc.(a)
Noble Corp plc
Seadrill Limited(b)
Transocean Ltd.

(a)	Hercules Offshore is included in the Company’s compensation reference group for executive compensation comparisons, but is not in our performance peer because the share price of Hercules Offshore is generally driven by different factors than ours. Unlike the Company, Hercules Offshore’s operations are substantially located in the U.S. Gulf of Mexico and are generally lower specification assets.

(b)	Seadrill is in the Company’s compensation performance peer group but was not used in the Company’s compensation reference group because compensation data was not publicly available.

Why We Chose Our Compensation Reference Group

Although some of these offshore drilling companies are larger than us in terms of revenue or market capitalization, we compete directly with these companies for investors, employees and customers due to the highly complex nature and demands of our offshore drilling operations. Based on an independent and objective analysis, the Committee and our independent compensation consultant believe that this offshore drilling group is the most appropriate reference group comparison in setting executive compensation levels given:

•	Our world-class, global operations, including our high-spec, harsh environment and ultra-deepwater operations, which compete directly with our larger peers;

•	The technical complexity of our business and need to recruit highly skilled and experienced employees;

•	The specialized nature of our fleet;

•	The global nature of our operations and the necessity of a deep understanding of each market in which we operate;

•	The large-scale capital decisions involved in our offshore drilling operations;

•	The long-lead times associated with market cycles and asset deployment decisions in our business and industry; and

•	Our diverse international customer base, including integrated and national oil companies, with stringent operational demands and requirements.

In the offshore drilling industry, the quality, experience and competency of employees is a key strategic factor in the performance among peer companies. We must therefore offer competitive compensation compared to our peers, including our larger peers, in order to successfully attract, hire and retain top offshore drilling talent in this highly competitive marketplace. Based on our offshore drilling peer group, we believe our NEOs’ total compensation is in line with market practices as shown in the charts below.

How We Use Our Compensation Reference Group

We use the reference group:

•	As an input, along with compensation survey data, in developing base salary ranges, annual incentive targets and long-term incentive award ranges;

•	To evaluate share utilization by reviewing overhang levels and annual run rate;

•	To evaluate the form and mix of equity awarded to NEOs;

•	To evaluate share ownership guidelines and other compensation practices;

•	To assess the competitiveness of total direct compensation awarded to NEOs;

•	To validate whether executive compensation programs are aligned with Company performance; and

•	As an input in designing compensation and benefit plans.

The Committee takes into account the varying sizes of companies in the offshore drilling reference group when making pay decisions. Targets for annual and long-term incentive compensation are based on market comparisons with a view to having a significant percentage of variable compensation dependent on individual and company performance.

The Committee reviews comparative information for each component of compensation compiled by Cook & Co. The Committee has deliberately not set a percentile target for compensation but rather subjectively considers each NEO’s situation, including experience, tenure in current position and individual performance. FIT Remuneration Consultants LLP (“FIT”), the Committee’s U.K. compensation consultant, also advises the Company on U.K. compensation issues.

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Total Direct Compensation Compared to Reference Group

The following charts show that target total direct compensation for our CEO and our other current NEOs is at or near the median of the Company’s reference group in 2014 as set forth below:

CEO TOTAL DIRECT COMPENSATION ($000s)	AVERAGE NEO TOTAL DIRECT COMPENSATION ($000s)

For the charts above, target total direct compensation for the peer companies was calculated using publicly available data from proxy statements, Form 8-Ks and Form 4s compiled by Cook & Co.

Elements of Executive Compensation

We have three primary elements of total direct compensation for NEOs:

•	base salary;

•	annual incentive; and

•	annual long-term equity awards under our long-term incentive plan.

Approximately 85% of our CEO’s and 81% of our NEOs’ total direct compensation is performance-based and not guaranteed. We also provide various retirement and benefit programs and limited business-related perquisites.

What We Pay and Why We Pay

What We Pay	Why We Pay
Base Salary	•	To attract and retain talent
	•	Fixed base of cash compensation
	•	Approximately 15% and 19% of Total Direct Compensation for the CEO and NEOs, respectively, in 2014

Annual Incentive	•	To drive achievement of key business results on an annual basis
	•	To recognize individuals based on their contributions
	•	Approximately 15% of Total Direct Compensation for the CEO and NEOs in 2014
	•	Performance-based and not guaranteed

Long-term Equity Compensation	•	To directly tie interests of executives to the interests of our shareholders
	•	To retain key talent
	•	Approximately 70% and 66% of Total Direct Compensation for the CEO and NEOs, respectively, in 2014
	•	PUs are performance-based and not guaranteed

Benefits	•	To provide safety net to protect against the financial catastrophes that can result from illness, disability or death
	•	NEOs generally participate in the same benefit plans as the broader US employee population
	•	Includes medical, dental, life and disability plans

Perquisites	•	Very limited perquisites, such as annual physical examination and for one NEO, club membership dues for business use

Retirement Programs	•	To provide for basic retirement needs and as an additional means to attract and retain employees
	•	Includes pension plans, retirement savings plans and a benefit restoration plan

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The balance among the three elements of total direct compensation is established annually by the Committee and is designed to recognize past performance, retain key employees and encourage future performance. When conducting its annual deliberations, the Committee reviews each component against both historical and recent comparative statistics as well as anticipated trends in compensation with comparisons to the reference group. The Committee also considers pay and employment conditions of other employees within the Company in determining executive compensation. The Committee believes that the design of our compensation program is appropriate and competitive.

Pay Mix

Variable compensation, which includes annual cash bonus and long-term incentives, represents approximately 85% of total compensation for our CEO, and approximately 81% for our current NEOs.

In deriving this figure, we consider our NEOs’ total compensation pay to include 2014 salary rate, target bonus, long-term equity and other (including perquisites). We do not include in this calculation the increase in actuarial value of a historic pension plan shown in that table because that figure is based on pension plan accounting and is not indicative of any change in compensation that the NEOs have or may ultimately realize.

CEO PAY MIX	NEO PAY MIX

Base Salary

Base salaries for our NEOs are determined annually by the Committee. For each NEO, the Committee reviews pay information for such position among our reference group to ensure that NEO salaries remain competitive. The Committee does not target a specific percentile of the market data, but instead takes into consideration the competitive conditions and the circumstances of the individual, such as scope, responsibilities and complexity of the position, tenure, level of expertise and subjective judgment of individual performance. There is no specific weighting given to each factor.

For the CEO, the Committee reviews and discusses the Board’s evaluation of the CEO and makes preliminary determinations about base salary, annual incentive and long-term equity compensation. For NEOs other than the CEO, the Committee reviews the performance of such NEOs and receives an annual recommendation from the CEO as to suggested compensation adjustments, if any. While the Committee examines comparative data related to our reference group provided by Cook & Co., compensation paid at other companies is not a primary factor in the decision-making process. The Committee may recommend adjustments to base salary for annual merit increases, due to promotions or changes in role or to reflect market factors. No increase in base salary is automatic or guaranteed. The Committee then discusses the compensation recommendations for all NEOs, including the CEO, with the full Board and the Board approves final compensation decisions after this discussion.

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In March 2014, the Committee approved base salaries as follows. The new 2014 salaries became effective as of April 1, 2014, except as otherwise noted below.

Given current industry conditions, management of the Company recommended, and the Compensation Committee and the Board agreed, that no increases to base salary would be made in 2015 for any of the Company’s NEOs.

Executive	2013 Base Salary	% Increase / Decrease	2014 Base Salary
Burke(a)	$598,500	34%	$800,000
Ralls(a)	$950,000	-26%	$700,000
Butz(b)	N/A	N/A	$420,000
Keller	$457,600	4%	$475,904
Trent(c)	$330,750	21%	$400,000
Brooks	$329,600	4%	$344,432
Bartol(d)	$424,000	5%	$445,000
Buvens(d)	$386,250	4%	$400,000

(a)	Dr. Burke’s and Mr. Ralls’ 2014 base salaries became effective as of April 25, 2014. Dr. Burke’s salary was increased to reflect his promotion to CEO of the Company. Mr. Ralls’ reduction in salary reflects his retirement as CEO and appointment as Executive Chairman of the Board.

(b)	Effective December 1, 2014, Mr. Stephen M. Butz joined the Company as Executive Vice President, CFO and Treasurer. Mr. Butz’s base salary reflects his total 2014 annual base salary which was pro-rated for the portion of the year during which he served as CFO.

(c)	Ms. Trent’s 2014 base salary was increased in September 2014 in connection with her promotion to Executive Vice President and General Counsel.

(d)	Messrs. Bartol and Buvens left the Company effective November 30, 2014 and October 15, 2014, respectively. Benefits received by each of Messrs. Bartol and Buvens in connection with their departures from the Company are discussed under “Severance Arrangements with Departing Officers.”

Annual Incentive Compensation

We provide incentive compensation to our executive officers in the form of an annual cash incentive bonus for the purpose of rewarding and recognizing their contributions toward approved Company goals and metrics and encouraging further individual contributions to shareholder value. In 2014, approximately 640 employees, including our NEOs, participated in the Annual Incentive Plan (“AIP”). Each participant in the 2014 AIP had an incentive target denominated as a percentage of base salary. For 2014, the NEOs were eligible to receive incentive target payments at the following percentages.

Given current industry conditions, management of the Company recommended, and the Compensation Committee and the Board agreed, that no increases to annual incentive target multiples would be made in 2015 for any of the Company’s NEOs.

	% Increase/	2014 Target
Executive	Decrease from 2013	(as a % of base salary)(a)
Burke	18%	100%
Ralls	-9%	100%
Butz(b)	N/A	70%
Keller	0%	70%
Trent(c)	8%	70%
Brooks	0%	60%
Bartol(d)	0%	70%
Buvens(d)	0%	65%

(a)	Except for changes to AIP percentages in connection with promotions or new hires occurring during the year, AIP percentage targets are generally effective April 1, of each year. Actual AIP amounts are pro-rated based on the target percentage in effect January 1 through March 31 of each year and the increased target percentage, if any, in effect from April 1 through December 31 of each year.

(b)	Due to Mr. Butz’s hire date, he was not eligible to receive a AIP bonus payment in 2015 with respect to 2014 performance, but will be eligible for the 2015 AIP beginning January 1, 2015. In connection with joining the Company, Mr. Butz received a sign-on bonus of $300,000 to be paid in two installments in December 2014 and in March 2015.

(c)	Ms. Trent’s 2014 AIP target multiple was increased in September 2014 in connection with her promotion to Executive Vice President and General Counsel and payout is pro-rated based on time in each position.

(d)	Messrs. Bartol and Buvens left the Company effective November 30, 2014 and October 15, 2014, respectively. Benefits received by each of Messrs. Bartol and Buvens in connection with their departures from the Company are discussed under “Severance Arrangements with Departing Officers.”

The target percentage levels for each executive were originally set based on a review of target bonus levels of our reference group and the executive’s relative position, responsibilities and title within the Company.

In addition, the 2014 AIP required the Company to have either more than $100 million of 2014 EBITDA or net income of $1 million, in order for any awards to be paid. If this threshold performance hurdle was met, then a bonus pool under the 2014 AIP for all 2014 bonus awards would be funded at the maximum bonus opportunity. Once the bonus pool is funded, the Committee determines the actual bonus payout by assessing our performance against the financial and operational metrics shown below and other factors considered by the Committee.

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2014 AIP: Financial, Operational and Strategic Performance

For the Company’s 2014 AIP, the Company met its initial funding hurdle and the bonus pool was funded. The Committee then reviewed the Company’s performance against the operational and financial metrics of the plan to determine the percentage payout for 75% of the target bonus value (which can range from 0% to 150% depending on performance). The Committee then assessed other accomplishments and challenges in 2014 to determine funding of the remaining discretionary 25% of the target bonus value (which can range from 0% to 50%).

For 2014, achievement of the financial and operational metrics was as follows:

		Target	Actual	Percent of Threshold	Payout
Metric	Weighting	Performance	Performance	Achieved in 2014	Percentage
EBITDA	50%	$733.9	$707.2	82%	41%
HSE(a)	20%	1.0 TRIR	1.06 TRIR	85%	17%
Contracted Non-Productive Time(b)	10%	3.00%	2.38%	183%	18%
Newbuild Capital Projects(c)	10%	0%	-1.08%	200%	20%
Upgrade Capital Projects(d)	10%	0%	34.97%	0%	0%
TOTAL	100%				96.4%
(a)	Safety performance is derived from our internal incident reporting by comparing the trailing total recordable incident rate (“TRIR”) with Company goals.

(b)	Contracted Non-Productive Time (“NPT”) refers to any period when one of our rigs is on location and under contract but not operational due to equipment failure or other unplanned stoppage.

(c)	Our Newbuild Capital Projects metric is based on our rig construction projects remaining on time and on budget.

(d)	Our Upgrade Capital Projects metric is based on our upgrade capital projects remaining on time and on budget.

For the discretionary component, the Committee considered the items set forth in “2014 Business Highlights and Achievements” shown on page 28 as well as certain operational challenges in 2014 and determined the 25% discretionary portion of the pool at 37.7% resulting in a total bonus pool under the 2014 AIP of 110%.

The CEO then allocated the 2014 AIP pool among the Company’s operating and corporate groups, and based on individual performance, made initial recommendations to the Committee regarding payouts to his direct reports. The Board, based on the Committee’s recommendation, then approved the NEO 2014 AIP payouts as follows:

Individual AIP Calculation

	2014 Target	2014 Actual
Executive Officer	AIP Opportunity(a)	AIP Payout(a)
Burke	$709,026	$779,931
Ralls	$807,753	$888,531
Butz(b)	N/A	N/A
Keller(c)	$333,133	$421,414
Trent(c)	$242,602	$280,208
Brooks(c)	$206,659	$261,425
Bartol	$285,043	$285,329
Buvens	$205,150	$205,356
(a)	2014 target AIP opportunity amounts reflect pro-rated target amounts for Mr. Ralls, Dr. Burke and Ms. Trent who had different AIP target multiples during the year due to job changes. Mr. Bartol’s and Mr. Buvens’ 2014 target AIP opportunity amounts are pro-rated for the portion of the year during which they were at the Company.

(b)	Due to Mr. Butz’ hire date, he was not eligible to receive an AIP payout with respect to 2014 performance.

(c)	Certain NEOs received AIP payments above target based on exceptional individual performance.

Long-Term Incentive Compensation

Our long-term incentive program allows our NEOs to earn compensation over a number of years as a result of share price performance and/or sustained financial performance over multiple years. Consistent with our at-risk pay philosophy, long-term incentives comprise a significant portion of our NEOs’ compensation package. For 2014, the long-term compensation program was composed of RSUs and PUs described below. A primary objective of the long-term incentive plan is to align the interests of NEOs with those of our shareholders and further our strategic goals.

Incentive Award	Company Goals	Future Value Dependent On
RSUs	Retain executives; drive share performance	Share price appreciation
PUs	Motivate executives to outperform peers	TSR relative to peers

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Restricted Shares and RSUs

Restricted shares and RSUs provide our NEOs the opportunity for capital accumulation and a more predictable long-term incentive value than is provided by SARs or PUs. These are performance based awards since as share price increases, the NEOs reward increases as does the shareholders reward. Additionally, restricted shares and RSUs are intended to aid in the retention of NEOs through the use of a vesting schedule (generally one-third increments annually after the original grant date).

SARs

In 2014, we eliminated SARs and increased the weighting of PUs to 50% of the total LTI mix (further tying the compensation of our executives to the performance of the Company versus our offshore drilling industry peers). However, NEOs continue to hold vested and unvested SARs from prior annual awards.

Performance Units

PUs represent a significant portion of our long-term incentive compensation program. Our PUs have a target value of $100 per unit, cliff vest on the third anniversary of the grant date and are earned based on the Company’s relative TSR over multiple performance periods.

The PUs are designed to align our executives’ interests with those of our shareholders by focusing a large portion of the executives’ long term incentive award on relative TSR over the long term. In addition, the use of relative TSR as a performance measure helps to mitigate the volatility in goal setting for incentive plans in the energy industry.

Performance Unit Metric: Relative TSR. The payout with respect to the PUs is determined by comparing relative TSR performance among the peers and interpolating our results with the companies just above and just below us as follows. If the Company is at the bottom of the peer group for any performance period, there will be no cash value attributable to that period.

Performance Rank	7th	6th	5th	4th	3rd	2nd	1st
Unit Value	$ 0	$ 33	$ 67	$ 100	$ 133	$ 167	$ 200

Performance Measurement Periods. To further address incentive plan volatility, amounts payable under PU awards are based upon the Company’s performance during four performance measurement periods:

•	one three-year performance measurement period ending on December 31 of the third calendar year of measurement; and

•	three one-year performance measurement periods within that three-year period.

Annual Performance Periods Keep Management Motivated and Provide Line of Sight. As of the end of each of the four performance measurement periods, the Company’s relative TSR is measured against the performance of our performance peer group to determine 25% of the PU award value. Except as noted below, there is no payout with respect to the PUs until the end of the three-year cliff vesting period (typically in March), but the Company calculates the annual measurement amounts and informs holders of anticipated achievement annually. This design feature provides a better line of sight for participants during the three-year period compared to other plan designs, and payout volatility is reduced by spreading the measurements over three consecutive one-year periods and incorporating a fourth measurement covering the entire three-year performance period.

This multiple measurement period approach preserves management’s incentive to perform over a three-year period and, combined with overlapping grants of PUs, also provides our NEOs with a meaningful incentive to provide superior sustainable returns to shareholders over the long-term.

The 2012, 2013 and 2014 PUs involve four performance measurement periods as follows.

	2012 Performance Units	2013 Performance Units	2014 Performance Units
25%	One-Year Period (2012)	One-Year Period (2013)	One-Year Period (2014)
25%	One-Year Period (2013)	One-Year Period (2014)	One-Year Period (2015)
25%	One-Year Period (2014)	One-Year Period (2015)	One-Year Period (2016)
25%	Three-Year Period (2012 to 2014)	Three-Year Period (2013 to 2015)	Three-Year Period (2014 to 2016)

Depending on relative TSR performance, the payout of vested PUs will range from 0% to 200% of the initial unit value of $100. An employee who terminates employment with the Company prior to the end of the three-year cliff vesting period (including in the event of retirement) will not receive any payout of PUs unless the payout is approved by the Committee or such termination of

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employment results in accelerated vesting of the PUs. Vested PUs will be settled in cash at the end of the three-year vesting period or, earlier, upon a change in control of the Company.

2014 Long Term Incentive Targets Multiples

The Committee determined the total value of all RSUs granted to NEOs (based on grant date fair value) and cash-based PUs awarded to NEOs (based on target value) as a multiple of base salary based on comparative marked data provided by the Committee’s compensation consultant. The LTI multiples for each NEO in 2014 were as follows.

Given current industry conditions, management of the Company recommended, and the Compensation Committee and the Board agreed, that no increases to long term incentive target multiples would be made in 2015 for any of the Company’s NEOs.

Executive	% Increase/ Decrease from 2013	2014 Target Multiple (% of Base Salary)
Burke	20%	450%
Ralls	-18%	(a)
Butz(b)	N/A	325%
Keller	0%	325%
Trent(c)	9%	300%
Brooks	0%	275%
Bartol(d)	0%	325%
Buvens(d)	0%	275%

(a)	After his reelection to the Board, Mr. Ralls received RSUs with a value of $3 million as of the 2014 annual general meeting of shareholders, representing approximately 429% of his base salary. Such RSUs will cliff vest on the second anniversary of the grant date. Assuming his re-election to the Board in 2015, he will receive an additional $3 million of RSUs which will vest on the later of the first anniversary of the grant date and the date of the annual general meeting.

(b)	Mr. Butz will be eligible for an annual LTI award in 2015.

(c)	Ms. Trent’s 2014 LTI target multiple was increased in September 2014 in connection with her promotion to Executive Vice President and General Counsel.

(d)	Messrs. Bartol and Buvens left the Company effective November 30, 2014 and October 15, 2014, respectively. Benefits received by each of Messrs. Bartol and Buvens in connection with their departures from the Company are discussed under “Severance Arrangements with Departing Officers.”

In 2014, the Committee increased the weighting of PUs from 30% of the total LTI mix to 50% of the total LTI mix in order to increase the percentage of LTI that is tied to performance measures and at-risk for each executive.

We do not set fixed percentages for each element of compensation, so the mix may change in the future as governance standards evolve or market conditions change.

NEO LONG-TERM INCENTIVE AWARD MIX 2014

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2014 Long-Term Incentive Awards

In 2014, the Committee made long-term equity incentive awards to our NEOs with the following grant date fair values for the RSUs and PUs computed in accordance with ASC 718:

Executive	RSUs*	PUs*(a)
Burke(b)	$1,585,748	$1,659,753
Ralls(c)	$3,002,380	0
Butz	(d)	(d)
Keller	$743,588	$816,508
Trent(e)	$503,208	$550,605
Brooks	$453,191	$497,678
Bartol(f)	$688,958	$756,563
Buvens(f)	$531,049	$582,985

*	The RSUs granted on March 5, 2014 were valued at $33.23 per share, which was the fair market value on the grant date. The PUs granted on March 5, 2014 were valued at the grant date fair market value of $109.79 per unit.
(a)	The PUs may only be settled in cash and the value thereof will be determined with reference to the Company’s TSR performance relative to the Company’s offshore drilling peer group measured each year and over the three-year period.
(b)	Reflects both the annual grant of RSUs and PUs to Dr. Burke on March 5, 2014, prior to his being promoted to CEO and an additional pro-rated grant of RSUs and PUs Dr. Burke received in April 2014 in connection with his appointment as the new CEO. The April 2014 grant of RSUs and PUs had an aggregate grant-date fair market value of approximately $891,118. The additional RSUs were valued at the grant-date fair market value per share on April 25, 2014 of $31.28. The additional PUs were valued as of June 30, 2014 at $92.33 per unit.
(c)	Mr. Ralls received his annual RSU grant in April 2014 upon his appointment as Executive Chairman. The RSUs were valued at the grant-date fair market value per share on April 25, 2014 of $31.28.
(d)	In connection with joining the Company, Mr. Butz received a one-time sign-on award of 15,000 RSUs in December 2014 with a three-year cliff vest. The RSUs were valued at the grant-date fair market value per share of $21.77. Mr. Butz will be eligible for an annual LTI grant in 2015.
(e)	Reflects both the annual grant of RSUs and PUs to Ms. Trent on March 5, 2014 and an additional pro-rated grant of RSUs and PUs Ms. Trent received in October 2014 in connection with her promotion to Executive Vice President and General Counsel. The additional RSUs were valued at the grant-date fair market value per share on October 3, 2014 of $24.68. The additional PUs were valued as of September 30, 2014 at $106.17 per unit.
(f)	Messrs. Bartol and Buvens left the Company effective November 30, 2014 and October 15, 2014, respectively. Benefits received by each of Messrs. Bartol and Buvens in connection with their departures from the Company are discussed under “Severance Arrangements with Departing Officers.”

Annual long-term incentive awards are generally made in the first quarter of each year. Any equity awards to newly hired or newly promoted executive officers below the NEO level (other than Section 16 officers) are made by the CEO and reviewed by the Committee at the next regularly scheduled Committee meeting on or following the award date.

We have not used stock option grants as part of our long-term incentive compensation since 2006, other than a sign-on grant of 100,000 stock options made in 2008 to Mr. Ralls when he became our CEO. In addition, we have not granted SARs since 2013.

Performance Results and Banked Values

For the performance period listed below, the Company’s relative TSR rank, percentage of target and value per PU was as follows:

Performance Period Ending	Relative TSR Rank	Percentage of Target	Value per PU
One year ended December 31, 2012	Last of 7	0%	$0
One year ended December 31, 2013	5th of 7	83%	$20.74
One year ended December 31, 2014	2nd of 7	190%	$47.52
Three years ended December 31, 2014	5th of 7	75%	$18.69

Any banked amounts will be payable if and when the PUs vest at the end of the applicable three-year cliff vesting period. Under the Company’s retirement policy, since each of Mr. Ralls and Mr. Keller have reached 60 years of age and have five years of service, Mr. Ralls PUs granted in 2013 and Mr. Keller’s PUs granted in 2013 and 2014 have vested and subject to satisfaction of the performance conditions, will be paid at the end of the three-year cliff even if they are no longer employed by the Company at the vesting date.

2014 – 2016 PU Grants. The actual and potential value of the 2014-2016 PUs is shown below:

2014 Performance Period	2015 Performance Period	2016 Performance Period	2014 to 2016 Performance
Actual Amount	Potential Amount	Potential Amount	Period Potential Amount
Earned per PU	Earned per PU	Earned per PU	Earned per PU

$47.52	$0 - 50	$0 - 50	$0 - 50

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2013 – 2015 PU Grants. The actual and potential value of the 2013-2015 PUs is shown below:

2013 Performance Period	2014 Performance Period	2015 Performance Period	2013 to 2015 Performance
Actual Amount	Actual Amount	Potential Amount	Period Potential Amount
Earned per PU	Earned per PU	Earned per PU	Earned per PU

$20.74	$47.52	$0 - 50	$0 - 50

2012 – 2014 PU Grants. The actual value of the 2012-2014 PUs is shown below:

2012 Performance Period	2013 Performance Period	2014 Performance Period	2012 to 2014 Performance
Actual Amount	Actual Amount	Actual Amount	Period Actual Amount
Earned per PU	Earned per PU	Earned per PU	Earned per PU

$0	$20.74	$47.52	$18.69

Payments with respect to the PUs awarded in 2012 are as follows. These amounts will be paid in March 2015 at the end of the three-year cliff vesting period.

Officer	Total Aggregate Payout for 2012 PUs(a)
Burke	$407,622
Ralls	$1,084,180
Butz	N/A
Keller	$293,195
Trent	$170,335
Brooks	$69,038

(a)	Based on a payout per 2012 PU of $86.95.

Benefits

We offer a variety of health, welfare and retirement programs to all eligible employees, including our NEOs. The NEOs generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees who work in the United States. Programs which provide a different level of benefits for NEOs are detailed below but generally include an annual physical program, long-term disability and a benefit restoration plan.

Programs and policies include:

•	Medical, dental and vision;

•	Flexible spending accounts;

•	Short and long term disability;

•	Life insurance, accidental death and dismemberment;

•	Savings plan (401(k) plan));

•	Pension plan;

•	Benefit restoration plan (Rowan SERP below) (Each of the NEOs receives incremental retirement benefits to restore benefits lost due to IRS limits);

•	Executive physical program; and

•	Retiree medical and life insurance (if hired before January 1, 2008).

NEOs may receive an annual physical exam up to $2,840.

The Company’s long-term disability program provides continuation of a percentage of the NEO’s base pay until Social Security Normal Retirement Age if disability lasts longer than 90 days. The long-term disability benefit pays 66.67% of income replacement for certain executives, including the NEOs, up to $15,000 per month until Social Security Normal Retirement Age or recovery. The benefit is provided to executives tax-free since imputed income is included in the executive’s gross earnings.

The Company’s generally available defined contribution plan (the “Savings Plan” or 401(k) plan) provides a cash company match of up to 100% of the first 6% of eligible salary contributed by the employee, including executives. The Company also provides a defined benefit plan (the “Pension Plan”) generally available to employees, including executives.

The Restoration Plan of Rowan Companies, Inc. (the “Rowan SERP”) provides additional retirement benefit accrual opportunity for NEOs to mitigate the effects of legal limitations on retirement benefits under the Savings Plan and the Pension Plan.

•	Tax Equalization Program. The Company recognizes that due to the Company’s global business and corporate legal structure, certain U.S. employees traveling extensively to regions of operations and/ or serving as an officer or director of certain foreign legal entities may incur additional and varying tax liabilities in foreign jurisdictions which are directly attributable to the individual’s positions with the Company. Like our non-rotational U.S. personnel who have a foreign tax obligation due to the nature of the individual’s position with the Company, NEOs may be eligible for tax equalization payments under the Company’s tax equalization program so that the NEO does not incur significantly different tax consequences compared to if he or she had been wholly subject to U.S. taxes.

•	Tax preparation services. As with our employees who work outside of their home country, the Company provides host country tax return preparation services to NEOs who are required to file a U.K. tax return. Fees paid by the Company for these services are approximately $1,200 for each NEO.

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Limited Perquisites

The Company generally provides only limited perquisites and other personal benefits to NEOs which the Company and the Committee believe are reasonable and consistent with its overall compensation program. Executives are provided with the following perquisites:

•	Use of club membership for one NEO. The Company pays the monthly membership fees for a country club for our Executive Vice President, Business Development to use for appropriate entertainment of customers for business purposes. No other NEO receives such a benefit.

•	Executive physicals. NEOs are eligible to receive an annual physical exam.

Clawback Provision

Awards issued pursuant to our 2009 Incentive Plan and the 2013 Incentive Plan are subject to a clawback provision that provides that, if within five years of the grant or payment of an award or bonus under the plan, (1) our reported financial or operating results are materially and negatively restated or (2) a participant engages in conduct which is fraudulent, negligent or not in good faith, and which disrupts, damages, impairs or interferes with the business, reputation or employees of the Company or its affiliates (as determined in the sole discretion of the Committee), then in each case the Committee may, in its discretion, seek to recoup all or a portion of such grant or payment. In addition, new grants will be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder if and when adopted, (ii) similar rules under the laws of any other jurisdiction and (iii) policies adopted by the Company to implement any clawback provisions, all to the extent determined by the Company in its discretion to be applicable to the participant.

Share Ownership Guidelines

The Board believes that each director and key executive officer should have a substantial personal investment in the Company. The policy is designed to satisfy an individual executive’s need for portfolio diversification, while maintaining management share ownership at levels high enough to assure our shareholders of management’s commitment to value creation. NEOs and directors are required to adhere to the following share ownership guidelines:

Position	Value to be Retained
CEO and Executive Chair	5x base salary
Other NEOs	3x base salary
Non-executive Directors	5x annual retainer

To facilitate implementation of these guidelines, an officer, including the executive chairman, is required to retain 35% of “available shares” received pursuant to equity grants until his or her ownership guideline is met, at which time the retention level is reduced to 15% until he or she has exceeded the applicable ownership guideline by 200%. Thereafter, there is no retention requirement unless and until his or her ownership drops (a) below the guideline, at which time the 35% retention requirement would apply again or (b) between the guideline and 200% of the guideline, at which time the 15% retention would apply again, until such ownership guidelines are achieved. The retention requirement does not apply once an officer, including the executive chairman, has reached age 60.

“Available shares” are shares remaining after:

(i)	the payment of any exercise price and the payment of any applicable taxes,
(ii)	the vesting of restricted shares or RSUs and the payment of any applicable taxes, fees or commissions, and
(iii)	the earnout of any performance awards, if settled in shares, and the payment of any applicable taxes, fees or commissions.

Shares owned outright (i.e., vested) and shares held in a pension or other deferred compensation plan are included for determining value, but unvested shares and unexercised SARs and options do not qualify.

Our non-executive directors have five years to meet the guideline, and ownership of restricted shares and RSUs counts toward such retention.

As of December 31, 2014, the NEOs and directors were either in compliance with the share ownership guidelines or within the applicable retention or grace periods.

Employment Contracts and Severance Arrangements

We do not have any employment agreements or severance arrangements with our NEOs, other than certain agreements related to a change in control and the arrangements described below. For pension and benefit restoration plan benefits payable to our NEOs as of December 31, 2014 upon a voluntary termination, involuntary termination or a change of control, please see the “Potential Post-Employment Payment Table.”

Change in Control Arrangements. Each of our NEOs and certain other officers have change in control agreements (“CIC agreements”). The CIC agreements provide that, in the event the employment of the executive officer is terminated or modified

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under certain circumstances during the remaining term of the applicable CIC agreements (which generally provide for two-year terms) and following a “change in control” of the Company (so-called “double trigger” agreements), the executive officers would be entitled to the following:

	Ralls(a)	Burke(b)	Keller	Butz	Trent	Brooks
Cash Severance	Base Salary continued through Term of CIC Agreement	2.99 times (Base Salary & Higher of Target Bonus or 3-Year Average Bonus)	2 time (Base Salary & Higher of Target Bonus or 3-Year Average Bonus)	2 times (Base Salary & Higher of Target Bonus or 3-Year Average Bonus)	2 times (Base Salary & Higher of Target Bonus or 3-Year Average Bonus)	2 times (Base Salary & Higher of Target Bonus or 3-Year Average Bonus)
Bonus	Annual Bonus for each year remaining in Term (calculated as Higher of Target Bonus or 3-Year Average Bonus)	Pro-Rata Bonus for Year of Termination (based on actual performance)	Pro-Rata Bonus for Year of Termination (based on actual performance)	Pro-Rata Bonus for Year of Termination (based on actual performance)	Pro-Rata Bonus for Year of Termination (based on actual performance)	Pro-Rata Bonus for Year of Termination (based on actual performance)
Equity	Vest Upon CIC	Vest Upon CIC	Vest Upon CIC	Vest Upon CIC	Vest Upon CIC	Vest Upon CIC
Amounts Forfeited under Tax- Qualified Plans
Health & Welfare Benefit Continuation	Continued through Term of CIC Agreement	36 Months	24 Months	24 Months	24 Months	24 Months
Outplacement Services	N/A	$ 25,000	$ 25,000	$ 25,000	$ 25,000	$ 25,000
Excise Tax Provisions	Better of Scaleback to Safe Harbor or Full Payment	Better of Scaleback to Safe Harbor or Full Payment	Gross-up**	Better of Scaleback to Safe Harbor or Full Payment	Better of Scaleback to Safe Harbor or Full Payment	Better of Scaleback to Safe Harbor or Full Payment
(a)	In connection with his appointment as Executive Chairman, Mr. Ralls received a new change in control arrangement, effective as of the date of his appointment and terminating upon his retirement in 2016, on the later of (i) the date of the 2016 annual meeting of shareholders and (ii) April 30, 2016. Mr. Ralls’ new CIC agreement provides for the payment of a lump sum equal to the remaining compensation that would be owed to Mr. Ralls from the date of the second trigger to the date of the 2016 annual general meeting. Such lump sum includes (i) any portion of Mr. Ralls’ annual base salary of $700,000 remaining through the 2016 annual general meeting and (ii) the greater of (x) the average bonus paid in the three prior years and (y) the target bonus for the year of termination (currently 100% of base salary). In addition, upon a CIC, all of Mr. Ralls’ unvested equity will vest and become immediately exercisable. No payment will be made unless there is a change in control and Mr. Ralls ceases to serve as Executive Chairman. Consistent with the Company’s commitment not to enter into new tax gross ups, Mr. Ralls’ agreement does not contain a tax gross-up provision.
(b)	In connection with his appointment as CEO, Dr. Burke’s multiple of base salary and calculated bonus in his new CIC agreement was increased to 2.99 and his medical coverage was extended from 24 months to 36 months. Consistent with the Company’s commitment not to enter into new tax gross ups, Dr. Burke’s agreement does not contain a tax gross-up provision.
**	In January 2014, the Board committed to phase out excise tax gross-ups in existing CIC agreements by April 2016.

Phase out of excise tax gross-ups. In January 2014, the Board committed to phase out excise tax gross-ups in existing CIC agreements by April 2016. In connection with that decision, pursuant to the terms of those agreements, the Company notified employees that such CIC agreements will be terminated as of April 2016 and replaced with new agreements without tax gross-up provisions. As noted above, as part of his transition to Executive Chairman, Mr. Ralls voluntarily elected to give up his excise tax gross-up effective as of his appointment as Executive Chairman.

Only one NEO, Mr. Keller, still has a CIC agreement with a parachute tax gross-up, which such gross-up will be phased out by April 2016. Consistent with our prior commitment not to enter into new CIC agreements that include excise tax gross-ups, none of the CIC Agreements for our other NEOs contain tax gross-ups.

The CIC agreements for Dr. Burke, Mr. Butz, Ms. Trent and Mr. Brooks include “best pay” provisions under Section 280G of the Code under which the amount of any payments that would otherwise constitute parachute payments will be reduced to the extent necessary to avoid the imposition of any excise tax, unless providing the executive with the full amount of such payments (after taking into account any excise and other taxes) will result in a greater payment amount to the executive (in which case the executive will receive the full amount of such payments).

All of the CIC agreements also provide that equity awards held by the officer will become fully vested and exercisable upon a change in control. Share options and SARs will be exercisable until the earlier of the second anniversary of the change in control or the expiration of the original exercise period, and PUs will be paid out at the higher of the anticipated payout or the target value of the award.

Set forth below are the payments that would be made to each listed executive under the existing CIC agreements and the terms of outstanding incentive award agreements in the event his or her employment was terminated or modified following a change in control of the Company. The payments listed below assume a termination date of December 31, 2014.

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Payments	Ralls ($)	Burke ($)	Butz ($)	Keller ($)	Trent ($)	Brooks ($)
Cash Severance	932,055	4,511,989	840,000	1,618,074	1,285,205	1,102,182
Pro Rata Bonus	2,087,258	641,669	—	301,485	219,555	187,027
Share Appreciation Rights(1)	—	—	—	—	—	—
Restricted Shares and RSUs(2)(3)	3,824,433	1,720,690	349,800	965,471	629,057	573,346
PUs(4)	3,361,091	3,240,531	—	1,849,929	1,174,722	976,117
Benefit Continuation	14,113	31,797	—	21,198	8,519	21,198
Outplacement Services	—	25,000	25,000	25,000	25,000	25,000
Total CIC Payments before Gross Up or Reduction	10,218,950	10,171,676	1,214,800	4,781,158	3,342,059	2,884,869
Reduction to Avoid Excise Tax	—	—	—	NA	—	—
Excise Tax Gross-Up	NA	NA	NA	—	NA	NA
Aggregate Payments	10,218,950	10,171,676	1,214,800	4,781,158	3,342,059	2,884,869
(1)	No unvested share appreciation rights were in-the-money as of December 31, 2014.
(2)	Represents the gross value of unvested restricted shares and RSUs for which vesting would be increased upon a CIC. These amounts include $902,950 and $780,730 related to RSUs held by Messrs. Ralls and Keller, respectively, that would have vested as a result of the Company’s retirement policy regarding such awards assuming such person retired as of December 31, 2014. See “Policy for Vesting of Awards upon Retirement” below.
(3)	Equity payments are based on the closing market price of the Company’s shares of $23.32 on December 31, 2014.
(4)	Represents the gross value of unvested PUs upon the CIC. However, these amounts include $711,089 and $557,267 related to PUs for Messrs. Ralls and Keller, respectively, for which the measurement period had lapsed and no incremental benefit (other than accelerating the timing of payment) would be realized upon a change in control as a result of the Company’s retirement policy regarding such awards.

Severance Arrangements with Departing Officers. Messrs. Bartol and Buvens departed the Company effective November 30, 2014 and October 15, 2014, respectively. The Company provided severance packages to Messrs. Bartol and Buvens consisting of cash equal to one year’s base salary, plus a pro-rated portion of the annual bonus (if and when paid to other executives) and acceleration of the vesting of certain outstanding awards of restricted shares, RSUs and SARs. In addition, SARs and any options will be exercisable until the earlier of their expiration date or three years from the date of termination. Pursuant to the terms of the PU grant notices, PUs awarded to Messrs. Bartol and Buvens were subject to the continued employment through the three-year vesting period. As such, all PUs awarded to Messrs. Bartol and Buvens were forfeited upon their departure from the Company.

Policy for Vesting of Awards upon Retirement

The Board approved a policy, effective March 6, 2013 for awards made on or after that date, whereby upon retirement from the Company, certain long-term incentive awards granted more than six months prior to the retirement date and held by an employee, including an NEO, who has reached age 60 with five years of consecutive service will be accelerated to the retirement date. The vesting acceleration may be subject to any conditions or limitations as the Committee may determine with respect to specific awards, such as post-termination covenants relating to non-competition or non-solicitation of employees or customers. The Committee may determine in its sole discretion whether the policy will apply to any award. The Committee may terminate, amend or modify the policy at any time.

Program Process and Administration

Our Compensation Committee

In 2014, the Committee was composed of five independent Board members:

	•	Thomas R. Hix (Chair)

	•	Sir Graham Hearne

	•	Henry E. Lentz*

	•	John J. Quicke

	•	Suzanne P. Nimocks

*	Mr. Lentz retired from the Board effective April 25, 2014, and the Committee was reduced to four members.

The Chairman, with input from the other Committee members, directs the agenda for each meeting of the Committee and seeks input from management and the Committee’s independent compensation consultants.

Typically, the Company gathers information requested by the Committee and management makes recommendations with respect to certain compensation matters and ensures that the Committee members receive materials in advance of a meeting. The Chairman usually invites the CEO, the CFO, the Chief Administrative Officer and Vice President of Human Resources to attend the Committee meetings. During each Committee meeting, members of management are excused to permit the Committee to meet alone with its advisors and in executive session.

Our listed NEOs are all corporate officers or former officers of the Company.

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Role of the Independent Compensation Consultants

The Committee retains independent compensation consultants to assist in the continual development and evaluation of compensation policies, the review of competitive compensation information and the Committee’s determinations of compensation levels and awards. A representative from our compensation consultants attends Committee meetings, meets with the Committee without management present and provides third-party data, advice and expertise on proposed executive and director compensation and plan designs. At the direction of the Committee, the compensation consultants review management recommendations and advise the Committee on the matters included in the materials, including the consistency of proposals with the Committee’s compensation philosophy and comparisons to programs at other companies. At the request of the Committee, the compensation consultants also prepare their own analysis of compensation matters, including positioning of programs in the competitive market and the design of plans consistent with the Committee’s compensation philosophy.

Since 2010, the Committee has engaged Cogent Compensation Partners, Inc. as its independent compensation consultant for advice on all executive and director compensation matters. Cogent Compensation Partners, Inc. was acquired by Cook & Co. in 2012. Cook & Co. is headquartered in New York, New York and provides independent compensation advice to companies in the Fortune 500. Cook & Co. does not provide other services on behalf of executive management or otherwise to the Company.

Since we became a U.K. company in 2012, the Committee has also engaged FIT as its independent U.K. compensation consultant for advice on all U.K. related compensation matters. FIT is headquartered in London, England and provides independent compensation advice to FTSE100 companies. FIT does not provide other services on behalf of executive management or otherwise to the Company.

After review and consultation with Cook & Co. and FIT, the Committee has determined each of Cook & Co. and FIT are independent as required under NYSE rules and there is no conflict of interest resulting from retaining either Cook & Co. or FIT currently or during the year ended December 31, 2014.

Role of CEO in Compensation Decisions

In 2014, our CEO performed the following functions in our compensation decision process:

•	Recommended, based on market data, base salaries and short-term and long-term incentive targets for the top six officers, other than himself and the Executive Chairman;

•	With the management team, developed short-term and long-term goals to be considered by the Committee for the short-term and long-term incentive plans; and

•	Approved other elements of compensation or personnel matters including:

–	Changes in pay or title to employees below the top six officers;

–	Levels of equity awards for executives below the NEO level and for key non-officer employees under our long-term incentive plan; and

–	Agreements or arrangements relating to the terms of employment, continued employment or termination of employment with respect to certain employees below the NEO level.

After review of the CEO’s recommendations and a review of all relevant compensation data presented to the Committee, the Committee made its own assessment and recommendations to the Board regarding the compensation package for each NEO.

Role of Shareholder Say-on-Pay Votes and Shareholder Engagement

The Company provides its shareholders with the opportunity to cast an annual advisory vote on NEO compensation (a “U.S. say-on-pay proposal”). At our annual general meeting of shareholders held in April 2014, a substantial majority of the votes cast on the U.S. say-on-pay proposal (approximately 93%) were voted in favor of the proposal. The Committee believes that this is an overall endorsement by the shareholders of our approach to NEO compensation, and did not change its approach materially in 2014. The Committee will continue to take into account the outcome of our say-on-pay votes when making future compensation decisions, including the outcome of the shareholders’ advisory vote on the U.K. statutory Implementation Report.

Indemnification Agreements

The Company has entered into a deed of indemnity with each of the NEOs and non-executive directors (as well as certain other officers of the Company). In addition, the prior indemnification agreements with Rowan Delaware remain in place. The form of such agreements has been filed with the SEC. These agreements provide for the Company to, among other things, indemnify the individual against certain liabilities that may arise by reason of his or her status or service as a director or officer, to advance expenses incurred as a result of certain proceedings and to cover him or her under our directors’ and officers’ liability insurance policy. These agreements are intended to provide indemnification rights to the fullest extent permitted under U.K. and Delaware law and under our governing documents and those of Rowan Delaware.

Accounting for Share-Based Compensation

We account for share-based compensation, including long-term incentive awards, in accordance with ASC 718.

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Tax Implications

Section 162(m) of the Code generally limits the deductibility of executive compensation paid by a publicly held corporation to its CEO and the three other highest paid executive officers (excluding the CFO) to $1 million per year for federal income tax purposes, unless the compensation qualifies as “performance-based” compensation as described in Section 162(m) of the Code and related Department of Treasury Regulations.

Where reasonably practicable and to the extent that the Section 162(m) deduction disallowance becomes applicable to our NEOs, the Committee may seeks to qualify the variable compensation paid to our NEOs for an exemption from such deductibility limits. In approving the amount and form of compensation for our NEOs, the Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code. However, the Committee may, in its judgment, authorize the compensation payments that do not comply with an exemption from the deducibility limit in Section 162(m) the Code when it believes that such payments are appropriate to attract and retain executive talent.

Director Compensation

In 2014, the Committee reviewed non-executive director compensation data as well as compensation data of our peer group and other U.K. companies provided by Cook & Co. Based on market data and the recommendation by Cook & Co., the Committee did not recommend any increase in 2014 to the annual and committee retainers or annual equity value granted to non-executive directors. The Committee also directed Cook & Co. and FIT to assist in the continual development and evaluation of compensation policies, the review of competitive compensation information and the Committee’s determinations of compensation levels and awards.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes executive compensation received by our NEOs for 2012, 2013 and 2014.

Name and Principal Position	Year	Salary $ (1)	Bonus $ (2)	Share Awards $ (3)	Option Awards/ SARs $ (4)	Non-Equity Incentive Plan Compensation $ (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $(6)	All Other Compensation $ (7)	Total $
Thomas P. Burke	2014	800,000	194,983	3,245,501	–	584,948	179,810	11,515	5,016,757
President & CEO(8)	2013	598,500	152,021	1,380,732	649,493	456,064	90,854	15,300	3,342,964
	2012	525,000	141,750	1,444,635	480,573	267,750	77,623	13,750	2,951,081
W. Matt Ralls	2014	700,000	222,133	3,002,380	–	666,398	233,186	15,600	4,839,697
Executive	2013	950,000	320,191	3,497,842	1,645,428	960,572	207,803	16,083	7,597,919
Chairman(9)	2012	950,000	342,000	4,154,222	1,278,361	646,000	144,656	15,000	7,530,239
Stephen M. Butz	2014	420,000	300,000	326,550	–	–	–	–	1,046,550
EVP, CFO(10)
Mark A. Keller	2014	475,904	105,354	1,560,096	–	316,060	324,757	28,408	2,810,579
EVP, Business	2013	457,600	97,855	1,002,864	471,763	293,566	(1,992)	26,750	2,348,406
Development	2012	440,000	102,960	1,123,429	354,719	194,480	172,249	25,955	2,413,792
Melanie M. Trent	2014	400,000	70,052	1,053,813	–	210,156	119,878	15,600	1,869,499
EVP, CAO & General Counsel(11)
T. Fred Brooks	2014	344,432	65,356	950,869	–	196,069	56,485	17,830	1,631,041
Senior Vice President, Operations
J. Kevin Bartol	2014	445,000	–	1,445,521	–	–	125,144	753,206	2,768,871
EVP & CFO	2013	424,000	92,453	911,614	426,777	277,360	60,831	15,300	2,208,335
(Former)(12)	2012	400,000	86,400	778,855	239,644	163,200	81,001	15,000	1,764,100
John L. Buvens	2014	400,000	–	1,114,034	–	–	791,329	626,916	2,932,279
EVP, Legal	2013	386,250	69,070	723,131	340,219	207,211	(23,095)	15,300	1,718,086
(Former)(13)	2012	375,000	81,000	824,620	253,735	153,000	282,021	13,848	1,983,224

(1)	Salary (column 1) Amounts reflect annual salaries effective April 1 of the year indicated. Dr. Burke’s and Mr. Ralls’ 2014 base salaries were effective April 25, 2014 upon their appointment as CEO and Executive Chairman, respectively. Mr. Butz’s base salary was effective December 1, 2014 when he joined the Company, and Ms. Trent’s 2014 base salary was effective September 18, 2014 upon her promotion as Executive Vice President and General Counsel.
(2)	Bonus (column 2) 2014 amounts reflect the portion of annual cash awards paid to our NEOs pursuant to the discretionary portion of the 2014 AIP. Such payments reflect amounts earned for performance in that year which are generally paid in March of the following year. Pursuant to their respective severance packages, Messrs. Bartol and Buvens were entitled to a pro-rated portion of the annual bonus (if and when paid to other executives). For a description of the 2014 AIP, please see “Annual Incentive Compensation.”
(3)	Share Awards (column 3) Grant-date fair values for RSUs and PU awards were measured under ASC 718 using the market value of our shares on the grant date and the estimated probable payout on the date of grant, respectively, as described in Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K. Since the PUs do not have performance conditions as defined under ASC 718, such awards have no maximum grant-date fair values that differ from the fair values presented in the table above.

The amounts disclosed in this column represent the aggregate grant-date fair value of RSUs and PUs as follows:

NEO	Year	Number of RSUs	Grant Date Value of RSUs ($)	Grant Date Value per RSU** ($)	Number of PUs	Grant Date Value of PUs ($)	Grant Date Value per PU** ($)	Total Value ($)
Burke	2014	48,590	1,585,748	32.64	15,854	1,659,753	104.69	3,245,501
Ralls	2014	95,984	3,002,380	31.28	–	–	–	3,002,380
Butz*	2014	15,000	326,550	21.77	–	–	–	326,550
Keller	2014	22,377	743,588	33.23	7,437	816,508	109.79	1,560,096
Trent	2014	15,648	503,208	32.16	5,031	550,605	109.44	1,053,813
Brooks	2014	13,638	453,191	33.23	4,533	497,678	109.79	950,869
Bartol	2014	20,733	688,958	33.23	6,891	756,563	109.79	1,445,521
Buvens	2014	15,981	531,049	33.23	5,310	582,985	109.79	1,114,034

*	In connection with joining the Company, Mr. Butz received a one-time award of 15,000 RSUs with a three-year cliff vest.
**	Values represent the weighted average grant date value per RSU and PU for Dr. Burke and Ms. Trent as they each received two grants of RSUs and PUs during 2014. For more information, please see the footnotes to 2014 Long-Term Incentive Awards in the CD&A.

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(4)	Option Awards (column 4) Amounts reflect grant date fair values for such awards computed in accordance with ASC 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 8 of the Notes to Consolidated Financial Statements included in our Form 10-K.
All awards presented in column 4 for 2012 and 2013 were SARs. The Company discontinued granting options after 2008. The Company discontinued granting SARs to NEOs as of the end of 2013.
(5)	Non-equity Incentive Plan Compensation (column 5) Amounts in 2013 and 2014 reflect each NEO’s payout under the AIP (non-discretionary portion) based upon the level of achievement of our pre-established financial and operational metrics. Such payments reflect amounts earned for performance in the applicable year which are generally paid in March of the following year. For a description of the 2014 AIP, please see “Annual Incentive Compensation.”
(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (column 6) Amounts reflect the aggregate increase in the actuarial present value of accumulated retirement plan benefits. The Company does not have a non-qualified deferred compensation plan. See the “Pension Benefits Table” and “Potential Post-Employment Payment Table” and related disclosure for further information regarding NEO retirement benefits.
(7)	All Other Compensation (column 7) All other compensation for 2014 included the following amounts:

Name	Company Contributions to Savings Plan ($)(a)	Club Membership ($)(b)	Dividend Payments on RS and RSUs vesting in 2014 ($)(c)	Executive Physical ($)	Cash Severance Payments ($)(d)	Total ($)
Burke	11,515	–	–	–	–	11,515
Ralls	15,600	–	–	–	–	15,600
Butz	–	–	–	–	–	–
Keller	15,600	12,808	–	–	–	28,408
Trent	15,600	–	–	–	–	15,600
Brooks	15,600	–	167	2,063	–	17,830
Bartol	15,600	–	7,277	–	730,329	753,206
Buvens	15,600	–	5,960	–	605,356	626,916

(a)	Amounts reflect matching contributions made by the Company on behalf of each NEO in 2014 to the Savings Plan.
(b)	Amounts reflect payments made on behalf of or reimbursements made during 2014 for membership to a country club used primarily for business. The entire amount has been included, although we believe that only a portion of this cost represents a perquisite.
(c)	Amounts reflect dividend payments to NEOs during 2014 with respect to restricted shares and RSUs which vested during 2014. Each restricted share and RSU awarded to employees is granted in tandem with a corresponding dividend equivalent which entitles the employee to receive an amount in cash equal to any cash dividends paid by the Company with respect to the underlying shares. Dividend equivalents are payable as and when the restricted shares or RSUs vest. Any dividend equivalent amounts are forfeited if the corresponding restricted shares or RSUs are forfeited or do not vest. The Company began paying dividends in May 2014, after most of the NEOs’ annual RSU awards had already vested.
(d)	Pursuant to their respective severance arrangements, Messrs. Bartol and Buvens are entitled to receive a cash payment equal to one year’s base salary of $445,000 and $400,000 respectively, plus a pro-rated portion of the 2014 AIP bonus. In the case of Mr. Bartol, the base salary payment will be made in 2015.
(8)	Effective as of March 6, 2013, the Board appointed Dr. Burke as President, in addition his role as COO. In connection with this promotion, the Board approved an increase in Dr. Burke’s annual base salary to $598,500 and an increase in his AIP target percentage to 85%. No other changes were made to Dr. Burke’s compensation arrangements as a result of such promotion. On April 25, 2014, Dr. Burke was appointed as CEO, in addition to his role as President. In connection with this promotion, the Board approved an increase in Dr. Burke’s annual base salary to $800,000 and an increase in his AIP target percentage to 100%.
(9)	Mr. Ralls served as President and CEO in 2012 and part of 2013. Mr. Ralls served as CEO from March 2013 until he became Executive Chairman on April 25, 2014. In connection with his retirement as CEO, Mr. Ralls’ salary and AIP target percentage was reduced.
(10)	Mr. Butz joined the Company as CFO effective December 1, 2014. In connection with his appointment to the Company, Mr. Butz is entitled to a $300,000 sign-on bonus, $150,000 of which was paid in December 2014 with the remainder to be paid in March 2015. If Mr. Butz terminates his employment for any reason within one (1) year of receiving such payments, the Company has the right to deduct the full or partial amount of sign-on bonus upon termination.
(11)	Ms. Trent was appointed EVP, General Counsel and Chief Administrative Officer, on September 17, 2014
(12)	Mr. Bartol served as EVP and CFO until November 30, 2014. For more information, please see “Severance Arrangements with Departing Officers.”
(13)	Mr. Buvens served as EVP, Legal until October 15, 2014. For more information, please see “Severance Arrangements with Departing Officers.”

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2014 Grants of Plan-Based Awards

The following table shows, with respect to our NEOs:

•	the estimated range of cash payouts that were possible for the 2014 AIP,
•	the potential estimated range of cash payouts with respect to the PUs awarded in 2014 and their grant date fair values, and
•	the actual number of RSUs granted during 2014 and their respective grant date fair values.

			Estimated Future Payouts Under							All Other
			Non-Equity Incentive Plan			Estimated Future Payouts Under				Option
			Awards(a)			Equity Incentive Plan Awards(b)			All	Awards	Grant Date
									Other Share	(number of	Fair Value of
									Awards	securities	Share/Units
	Type of		Threshold	Target	Maximum	Threshold		Maximum	(number of	underlying	and Option
Name	Award	Grant Date	($)	($)	($)	($)	Target ($)	($)	shares)(c)	options)(d)	Awards ($)(e)
Burke	AIP	–	400,000	800,000	1,600,000
	PUs	3/6/2014				370,359	1,122,300	2,244,600			1,232,173
	PUs	4/25/2014				152,823	463,100	926,200			427,580
	RSUs	3/6/2014							33,771		1,122,210
	RSUs	4/25/2014							14,819		463,538
Ralls	AIP	–	350,000	700,000	1,400,000
	RSUs	4/25/2014							95,984		3,002,380
Butz	AIP	–	–	–	–
	PUs	NA				–	–	–
	RSUs	12/2/2014							15,000		326,550
Keller	AIP	–	166,566	333,133	666,266
	PUs	3/6/2014				245,421	743,700	1,487,400			816,508
	RSUs	3/6/2014							22,377		743,588
Trent	AIP	–	140,000	280,000	560,000
	PUs	3/6/2014				150,084	454,800	909,600			499,325
	PUs	10/3/2014				15,939	48,300	96,600			51,280
	RSUs	3/6/2014							13,686		454,786
	RSUs	10/3/2014							1,962		48,422
Brooks	AIP	–	103,330	206,659	413,318
	PUs	3/6/2014				149,589	453,300	906,600			497,678
	RSUs	3/6/2014							13,638		453,191
Bartol	AIP	–	155,750	311,500	623,000
	PUs	3/6/2014				227,403	689,100	1,378,200			756,563
	RSUs	3/6/2014							20,733		688,958
Buvens	AIP	–	130,000	260,000	520,000
	PUs	3/6/2014				175,230	531,000	1,062,000			582,985
	RSUs	3/6/2014							15,981		531,049

(a)	The amounts disclosed reflect the threshold (50%), target (100%) and maximum (200%) possible cash bonus payouts under the Company’s AIP (Annual Incentive Plan) that potentially could have been earned by the NEOs for 2014 based upon their December 31, 2014 base salary and AIP target percentages, and the achievement of performance goals under our 2014 AIP. The amounts actually earned by our NEOs under the 2014 AIP, including Mr. Buvens and Mr. Bartol, each of whom left the Company during 2014, were paid in March 2015 and are disclosed on page 36.
If the threshold for the fiscal year is not met, no bonus will be paid on that component. Payments are calculated using straight-line interpolation for performance between the threshold and target and between the target and maximum for each component.
(b)	Reflects the grant date range of cash payouts that potentially could be earned with respect to the PUs granted in 2014 depending on our TSR performance relative to our peer group over the applicable performance periods. Each PU has a target value of $100, and amounts payable in respect of each vested PU range from $0 to $200 depending on our relative TSR performance.
Please see CD&A for information regarding the PUs and the related performance measures and Note 3 to the “Summary Compensation Table” for PUs awarded to each NEO in 2014. With respect to the PUs awarded in 2014, the Company’s relative TSR rank for the one-year period ended December 31, 2014 was second of seven peers, resulting in a value of approximately 190% of target, or $47.52 per PU. Such amount will be payable at the end of the three-year cliff vesting period to the extent the employee satisfies the vesting requirement.
(c)	Reflects the number of RSUs granted during 2014 to our NEOs under our long-term incentive plan. The awards to our NEOs vest pro rata over three years.
(d)	No SARs were awarded during 2014.
(e)	The dollar values reflect the aggregate grant date fair values computed in accordance with ASC 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 8 of the Notes to Consolidated Financial Statements in our Form 10-K.

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Outstanding Equity Awards at December 31, 2014

The following table shows the number of shares underlying unexercised share options and SARs, the number of shares and value of unvested restricted shares and RSUs, as applicable, and the number of PUs and value of unvested PUs outstanding on December 31, 2014 for our NEOs.

	Option/SAR Awards(a)				Share/Units Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
	Number of	Number of					Market	Plan Awards:	Market Value or
	Securities	Securities				Number of	Value of	Number of	Payout Value of
	Underlying	Underlying	Option	Option		Shares That	Shares That	Unearned Units	Unearned Units
	Exercisable	Unexercisable	Exercise	Expiration	Type of	Have Not	Have Not	That Have Not	That Have Not
Name	Options (#)	Options (#)	Prices ($)	Date	Award	Vested (#)	Vested ($)(b)	Vested (#)(c)	Vested ($)(d)
Burke	26,742	–	42.21	2/25/2021
	20,940	10,470	35.47	3/7/2022
	15,553	31,106	34.35	3/6/2023
					RSUs/RSAs	73,786	1,720,690
					2012 PU	4,688	407,622	–	–
					2013 PU	2,954	403,212	2,953	590,600
					2014 PU	3,964	753,382	11,890	2,378,000
Ralls	100,000	–	15.31	12/2/2018
	156,249	–	17.39	5/5/2019
	100,827	–	27.80	3/5/2020
	84,189	–	42.21	2/25/2021
	55,702	27,851	35.47	3/7/2022
	39,402	78,804	34.35	3/6/2023
					RSUs/RSAs	163,998	3,824,433
					2012 PU	12,469	1,084,180	–	–
					2013 PU	7,482(f)	1,021,443	7,482	1,496,400
Butz					RSUs/RSAs	15,000	349,800
Keller	14,600	–	24.98	5/17/2015
	6,372	–	43.85	4/28/2016
	50,130	–	17.39	5/5/2019
	32,349	–	27.80	3/5/2020
	27,855	–	42.21	2/25/2021
	15,064	7,532	35.47	3/7/2022
	11,297	22,594	34.35	3/6/2023
					RSUs/RSAs	41,401	965,471
					2012 PU	3,372	293,195	–	–
					2013 PU	2,146(f)	292,835	2,144	428,800
					2014 PU	1,859(f)	353,406	5,578	1,115,600
Trent	9,939	–	17.39	5/5/2019
	6,414	–	27.80	3/5/2020
	5,079	–	42.21	2/25/2021
	8,754	4,377	35.47	3/7/2022
	6,843	13,686	34.35	3/6/2023
					RSUs/RSAs	26,975	629,057
					2012 PU	1,959	170,335	–	–
					2013 PU	1,300	177,339	1,298	259,600
					2014 PU	1,258	239,073	3,773	754,600
Brooks	2,764	1,382	35.47	3/7/2022
	852	426	32.58	11/2/2022
	6,952	13,904	34.35	3/6/2023
					RSUs/RSAs	24,586	573,346
					2012 PU	794	69,038	–	–
					2013 PU	1,320	180,206	1,320	264,000
					2014 PU	1,133	215,408	3,400	680,000

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	Option/SAR Awards(a)				Share/Units Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
	Number of	Number of					Market	Plan Awards:	Market Value or
	Securities	Securities				Number of	Value of	Number of	Payout Value of
	Underlying	Underlying	Option	Option		Shares That	Shares That	Unearned Units	Unearned Units
	Exercisable	Unexercisable	Exercise	Expiration	Type of	Have Not	Have Not	That Have Not	That Have Not
Name	Options (#)	Options (#)	Prices ($)	Date	Award	Vested (#)	Vested ($)(b)	Vested (#)(c)	Vested ($)(d)
Bartol(e)	19,278	–	17.39	11/30/2017
	12,441	–	27.80	11/30/2017
	21,108	–	42.21	11/30/2017
	15,663	–	35.47	11/30/2017
	26,070	–	34.35	11/30/2017
	4,956	–	32.85	11/30/2017
					RSUs/RSAs	–	–
					2012 PU	–	–	–	–
					2013 PU	–	–	–	–
					2014 PU	–	–	–	–
Buvens(e)	14,600	–	24.98	5/17/2015
	6,372	–	43.85	4/28/2016
	38,922	–	17.39	10/15/2017
	25,116	–	27.80	10/15/2017
	22,470	–	42.21	10/15/2017
	16,584	–	35.47	10/15/2017
	24,441	–	34.35	10/15/2017
					RSUs/RSAs	–	–
					2012 PU	–	–	–	–
					2013 PU	–	–	–	–
					2014 PU	–	–	–	–

(a)	Amounts reflect outstanding options and SARs granted between May 17, 2005 and May 14, 2013 under our long-term incentive plans. There were no unvested options outstanding at December 31, 2014. SARs granted to our NEOs generally become exercisable pro rata over a three-year service period and are generally subject to accelerated vesting upon certain terminations of employment pursuant to the terms of the applicable award agreement. All options and SARs not exercised expire 10 years after the date of grant unless terminated sooner pursuant to the terms of the applicable award agreement.
(b)	The market values set forth in this column with respect to RSUs and RSAs equal the number of shares indicated multiplied by the fair market value of our shares of $23.32 on December 31, 2014. Market values with respect to PUs represent the aggregate amounts earned through December 31, 2014 per the terms of the awards and approved by the Compensation Committee of our Board of Directors on January 28, 2015.
For the one-year performance period ending December 31, 2014, the Company’s relative TSR rank was second of seven peers, resulting in a value earned of approximately 190% of target, or $47.52 per PU with respect to the PUs awarded in each of 2012, 2013 and 2014. Additionally, for the three-year performance period ending December 31, 2014 with respect to the 2012 award, the Company’s relative TSR rank was fifth of seven peers, resulting in a value of approximately 75% of target, or $18.69 per PU. Accordingly, the NEOs earned the following in 2014:

	Amount earned in 2014 under PU Awards
NEO	2012 Award	2013 Award	2014 Award	Total earned in 2014
Burke	$310,392	$280,701	$753,382	$1,344,475
Ralls	$825,572	$711,089	–	$1,536,661
Butz	N/A	N/A	N/A	N/A
Keller	$223,260	$203,861	$353,406	$780,527
Trent	$129,705	$123,457	$239,073	$492,235
Brooks	$52,571	$125,453	$215,408	$393,432
Bartol	N/A	N/A	N/A	N/A
Buvens	N/A	N/A	N/A	N/A

With respect to the 2012 PU awards, amounts earned over all performance periods will vest and become payable in March 2015, at the end of the three-year cliff vesting period. With respect to the 2013 and 2014 PU awards, such earned amounts will be payable at the end of the applicable three-year cliff vesting period to the extent that such PUs become vested. With respect to Mr. Ralls and Mr. Keller, who were eligible to retire during 2014 under the Company’s retirement policy, the foregoing amounts with respect to the PUs granted in 2013 and, with respect to Mr. Keller in 2014, were considered vested as of their retirement eligible date and will be paid out to Mr. Ralls and Mr. Keller following the end of the applicable three-year cliff vesting period.
(c)	Reflects the number of PUs granted that have not been earned. Twenty-five percent of any year’s award may be earned each year over three one-year performance periods, and twenty-five percent may be earned over the three-year performance period. The number of PUs that have been earned due to completion of the performance periods but not vested are presented in the column under the heading “Number of Shares That Have Not Vested (#)”.
(d)	The amounts shown reflect the payout value of unearned PUs computed at the threshold level, unless the actual cumulative-to-date performance exceeded the threshold, in which case the next higher payout level (target or maximum) is used. Actual performance for the 2013 and 2014 PUs for the performance periods through December 31, 2014 exceeded the targets for both periods; therefore, unearned PUs granted in 2013 and 2014 have been valued and shown in the table above at the maximum level at December 31, 2014.
(e)	Mr. Bartol left the Company on November 30, 2014, and Mr. Buvens retired on October 15, 2014. In accordance with the terms of the awards, all of their PUs were forfeited.
(f)	With respect to Mr. Ralls and Mr. Keller, who were eligible to retire during 2014 under the Company’s retirement policy, the foregoing amounts with respect to the PUs granted in 2013 and, with respect to Mr. Keller in 2014, were considered vested as of their retirement eligible date and will be paid out to Mr. Ralls and Mr. Keller following the end of the applicable three-year cliff vesting period.

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2014 Option Exercises and Shares Vested

The following table shows the number and value of share options exercised and shares vested during 2014 for our NEOs.

	Option Awards		Share Awards
	Number of		Number of
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized on
Name	on Exercise (#)	Exercise ($)	on Vesting (#)	Vesting ($)(a)
Ralls	–	–	64,361	2,137,809
Burke	–	–	17,554	586,657
Butz	–	–	–	–
Keller	55,000	381,150	18,685	620,160
Trent	–	–	10,176	338,268
Brooks	–	–	15,032	481,238
Bartol(b)	–	–	50,909	1,277,287
Buvens(b)	55,000	368,225	43,805	1,110,488

(a)	The amounts set forth in this column equal the number of restricted shares or RSUs that vested during 2014 multiplied by the fair market value of our shares on the date of vesting.
(b)	Messrs. Bartol and Buvens are former officers of the Company. Information is as of November 30, 2014 and October 15, 2014, respectively.

Equity Compensation Plans Not Approved by Security Holders

There are no equity compensation plans that have not been approved by our shareholders.

Pension Benefits

Pension Plan

Rowan maintains the Rowan Pension Plan, a qualified defined benefit plan under the Code for its U.S. employees, including our NEOs. The Rowan Pension Plan is a non-contributory plan that is funded through a trust. The Rowan Pension Plan consists of three parts, each one corresponding to a different pension formula and having numerous other differences in terms and conditions. Employees are eligible for current participation in only one part, generally based on time of hire, although an employee may also have a grandfathered frozen benefit under one or more parts. Employees become vested in the traditional and cash balance formula benefits after three years of service.

Messrs. Bartol, Keller and Buvens and Ms. Trent (having all been hired prior to January 1, 2008) are eligible for, and vested in, benefits under the (i) traditional formula and (ii) cash balance formula. Messrs. Ralls, Burke, and Brooks (having all been hired after January 1, 2008) are eligible for, and vested in, only the cash balance formula. Mr. Butz (having been hired after January 1, 2008) is eligible only for the cash balance formula, but he has not yet vested in the benefit.

Traditional formula. The traditional formula was frozen on June 30, 2009 and provides a final average earnings type of pension benefit that is payable at normal or early retirement from the Company. Normal retirement occurs upon termination on or after age 60; early retirement can occur as early as age 40 as long as the employee has three years of service. Early retirement benefits are reduced by five percent per year for each year between ages 50 and 60 and reduced actuarially for each year between ages 40 and 50. Mr. Keller was eligible for normal retirement and Mr. Bartol, Ms. Trent and Mr. Buvens were eligible for early retirement at the end of 2014. Mr. Buvens elected to commence his traditional formula benefit upon his retirement in the fourth quarter of 2014. Mr. Bartol elected to defer his benefit payment until a later date. The traditional formula allows the employee to elect the form of benefit payment from several annuity types that are actuarially equivalent.

Retirement benefits are calculated as the product of 1.75% times years of credited service through June 30, 2009 multiplied by the final annual eligible average compensation. Final annual eligible average compensation is calculated using the five highest consecutive years in the last 10 calendar years prior to June 30, 2009. Eligible pension compensation for the traditional formula generally included an employee’s salary.

Cash balance formula. The cash balance formula applies to eligible employees hired on or after January 1, 2008 and employees whose benefits under the traditional formula were frozen on June 30, 2009. Normal retirement occurs upon termination on or after age 60. Benefits are not reduced if an employee terminates employment prior to age 60. The cash balance formula allows the employee to elect the form of benefit payment from a few annuity options or a single sum payment option that are all actuarially equivalent.

Benefits under the cash balance formula are based on annual pay credits and quarterly interest credits (based on the 10-year Treasury rate) to a cash balance account created on the participant’s hire date. Annual pay credits of 5% of an employee’s W-2 wages, excluding equity compensation, are provided to all eligible employees. Eligible employees, including the NEOs, who had their traditional formula frozen on June 30, 2009, receive annual transition pay credits ranging from 3% to 12% based on combined years of age and service as of June 30, 2009. The following table contains the total annual pay credit for which each NEO is eligible:

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NEO	Total annual pay credit
Burke	5%
Ralls	5%
Butz	5%
Keller	14%
Trent	5%
Brooks	5%
Bartol	8%
Buvens	17%

Eligible pension compensation under the traditional and cash balance formula benefits is limited in accordance with the Code. In 2014, that limit was $260,000. The Code also limits the annual benefit (expressed as an annuity) available under the traditional and cash balance formula benefits. In 2014, that limit was $210,000 (reduced actuarially for ages below 62).

SERP

The Company also maintains a nonqualified pension plan, the Rowan SERP, that is designed to replace benefits that would otherwise not be received due to limitations contained in the Code that apply to qualified plans.

NEOs hired prior to January 1, 2008 have a frozen traditional formula benefit under the Rowan SERP that was determined by calculating the traditional formula benefit under the Rowan Pension Plan without regard to the qualified plan limits and then reducing it by the amount of the traditional formula benefit under the Rowan Pension Plan. These benefits commence six months after termination and are paid in the form that the NEO selected in 2008.

All NEOs have a cash balance formula benefit under the Rowan SERP that is determined by calculating the cash balance formula benefit under the Rowan Pension Plan without regard to the qualified plan limits and then reducing it by the amount of the cash balance formula benefit under the Rowan Pension Plan. In addition, the cash balance benefit under the Rowan SERP includes a 6% pay credit on compensation over the qualified plan limit to make up for limitations under our Savings Plan. These benefits commence six months after termination and are paid in a single sum payment.

Pension Benefits Table

The table below shows the present value of accumulated benefits for each NEO at December 31, 2014. We have provided the present value of accumulated benefits at December 31, 2014 using a discount rate of 4.13% for the Rowan Pension Plan and 3.89% for the Rowan SERP.

		Number of	Present Value	Payments
		Years of Credited	of Accumulated	During Last
	Plan	Service (#)	Benefit($)(a)	Fiscal Year($)
Burke	Rowan Pension	4	58,550	0
	Rowan SERP	4	302,109	0
Ralls	Rowan Pension	6	83,068	0
	Rowan SERP	6	955,629	0
Butz	Rowan Pension	0	0	0
	Rowan SERP	0	0	0
Keller	Rowan Pension	22	1,295,890	0
	Rowan SERP	22	842,443	0
Trent	Rowan Pension	9	244,286	0
	Rowan SERP	9	132,995	0
Brooks	Rowan Pension	4	52,010	0
	Rowan SERP	4	80,117	0
Bartol	Rowan Pension	8	143,020	115,470
	Rowan SERP	8	258,638	0
Buvens	Rowan Pension	34	2,134,992	259,688
	Rowan SERP	34	883,572	221

(a)	Our pension and other postretirement benefit liabilities and costs are based upon actuarial computations that reflect our assumptions about future events, including long-term asset returns, interest rates, annual compensation increases, mortality rates and other factors. A discussion of assumptions is set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Management Estimates – Pension and other postretirement benefits” in our Form 10-K.

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Potential Post-Employment Payment Table

The following table reflects benefits payable in the event of voluntary termination, involuntary termination or a change in control as if the termination date were December 31, 2014 under the Rowan Pension Plan and the Rowan SERP:

				Frozen Plan benefit
			Frozen Plan benefit	monthly annuity –	Cash balance lump	Cash balance lump
		Age at	monthly annuity –	starting January 1,	sum – starting age	sum – starting
	Plan name	12/31/2014	starting age 60 ($)	2015 ($)	60 ($)	January 1, 2015 ($)
Burke	Rowan Pension	47.27	N/A	N/A	98,002	51,368
	Rowan SERP	47.27	N/A	N/A	491,043	257,382
Ralls	Rowan Pension	65.49	N/A	N/A	83,068	83,068
	Rowan SERP	65.49	N/A	N/A	955,629	955,629
Butz	Rowan Pension	43.72	N/A	N/A	0	0
	Rowan SERP	43.72	N/A	N/A	0	0
Keller	Rowan Pension	62.61	5,459	5,459	203,199	203,199
	Rowan SERP	62.61	1,542	1,542	496,108	496,108
Trent	Rowan Pension	50.10	890	449	116,289	71,636
	Rowan SERP	50.10	N/A	N/A	194,071	119,551
Brooks	Rowan Pension	57.51	N/A	N/A	57,534	50,813
	Rowan SERP	57.51	N/A	N/A	88,117	77,823

Post-employment benefits are not shown for Mr. Bartol and Mr. Buvens due to their departures from the Company in 2014.

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PROPOSAL NO. 2

An Ordinary Resolution to Ratify the Audit Committee’s Appointment of Deloitte & Touche LLP as the Company’s U.S. Independent Registered Public Accounting Firm for 2015

Our Audit Committee has appointed Deloitte & Touche LLP as the Company’s U.S. independent registered public accounting firm and principal auditors for the Company for the year ending December 31, 2015. We are asking you to ratify that appointment.

The Audit Committee also approved the appointment of Deloitte  LLP, the U.K. affiliate of Deloitte & Touche LLP, to serve as the Company’s U.K statutory auditors under the Companies Act 2006.

Representatives of Deloitte  will attend the Meeting and be available for questions.

Recommendation of the Board

The Board and Audit Committee recommend you vote FOR the ordinary resolution in Proposal 2 to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s U.S. independent registered public accounting firm for 2015.

PROPOSAL NO. 3

An Ordinary Resolution to Re-Appoint Deloitte LLP as the Company’s U.K. Statutory Auditor under the U.K. Companies Act 2006 (to hold office until the conclusion of the next Annual General Meeting at which accounts are laid before the Company)

Deloitte LLP, the U.K. affiliate of Deloitte & Touche LLP, has served as the U.K. statutory auditors under the U.K. Companies Act 2006 for Rowan Companies plc since its registration as a public limited company on May 1, 2012. We are asking you to approve their re-appointment.

Representatives of Deloitte will attend the Meeting and be available for questions.

Recommendation of the Board

The Board and Audit Committee recommend you vote FOR the ordinary resolution in Proposal 3 to re-appoint Deloitte LLP as the Company’s U.K. statutory auditor under the U.K. Companies Act 2006 (to hold office until the conclusion of the next annual general meeting at which accounts are laid before the Company).

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PROPOSAL NO. 4

An Ordinary Resolution to Authorize the Audit Committee to determine the Company’s U.K. Statutory Auditors’ Remuneration

Our Audit Committee approves, on an annual basis, Deloitte LLP’s remuneration as our U.K. statutory auditors under the U.K. Companies Act 2006. We are asking our shareholders to authorize the Audit Committee to determine Deloitte LLP’s remuneration as statutory auditors in accordance with the Audit Committee’s procedures and applicable law.

Recommendation of the Board

The Board and Audit Committee recommend you vote FOR the ordinary resolution in Proposal 4 to authorize the Audit Committee to determine the Company’s U.K. statutory auditors’ remuneration.

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AUDIT COMMITTEE REPORT

Membership and Role of the Audit Committee

Our Audit Committee members are all non-executive members of the Board: William T. Fox III (Chairman), Thomas R. Hix, John J. Quicke and Tore I. Sandvold. Each of the members of the Audit Committee meets the independence requirements of the NYSE rules currently in effect and is financially literate as such qualifications are interpreted by the Board in its business judgment. However, the Audit Committee is not professionally engaged in the practice of accounting, auditing and evaluating auditor independence. The Audit Committee held five meetings during 2014, and routinely meets in executive session with the auditors and separately with the Company’s accounting executives.

The Audit Committee operates under a written charter adopted by the Board, which is available on our website at www.rowan.com under the heading “Our Company-Governance Documents” and is available in print upon request. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent accountants. The Audit Committee has appointed Deloitte & Touche LLP as our U.S. independent registered public accounting firm and principal auditors for the year ending December 31, 2015, and Deloitte LLP to serve as our U.K. statutory auditors under the U.K. Companies Act. Both Deloitte & Touche LLP and Deloitte LLP (referred to jointly where relevant as “Deloitte”) are member firms of Deloitte Touche Tohmatsu Limited, a U.K. private company limited by guarantee. Deloitte & Touche LLP has served as the Company’s U.S. independent registered public accounting firm for over 40 years and Deloitte LLP has served as the Company’s statutory auditors since 2012. In accordance with SEC rules and Deloitte policy, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to our Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the Company’s lead audit partner pursuant to this rotation policy involves a meeting between the Chairman of the Audit Committee and the candidate for the role, as well as discussion by the full Committee and with management.

The Audit Committee annually reviews Deloitte’s independence and performance in determining whether to retain Deloitte or to engage another firm. As part of that review, the Audit Committee considers, among other things:

•	The quality and efficiency of the current and historical services provided to our company by Deloitte;

•	Deloitte’s capability and expertise in handling the breadth and complexity of our global operations, and their knowledge and understanding of the offshore drilling sector;

•	an analysis of Deloitte’s known legal risks and significant proceedings;

•	external data on Deloitte’s audit quality and performance obtained from recent Public Company Accounting Oversight Board reports;

•	Deloitte’s independence;

•	the appropriateness of Deloitte’s fees for audit and non-audit services;

•	Deloitte’s tenure as our independent auditor, including the benefits of having a long-tenured auditor, such as its familiarity with our global operations and businesses, accounting policies and practices and internal control over financial reporting.

Based on this evaluation, the Audit Committee believes that Deloitte is independent and that it is in the best interests of the Company and our shareholders to retain Deloitte to serve as our independent accounting firm and UK statutory auditors for 2015.

Review of Audited Financial Statements for the Year ended December 31, 2014

The Audit Committee has reviewed and discussed with our management the audited consolidated financial statements of the Company for the year ended December 31, 2014. The Audit Committee has also discussed with Deloitte & Touche LLP, our U.S. independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16 regarding communication with audit committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP its independence from management and the Company.

Based on the Audit Committee’s review and discussions with management and the independent auditors, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

The Audit Committee of the Board of Directors

William T. Fox III, Chairman
Thomas R. Hix
John J. Quicke
Tore I. Sandvold

February 25, 2015

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The U.K. statutory auditor is responsible for conducting the statutory audit of our U.K. statutory accounts in accordance with the requirements of the U.K. Companies Act 2006.

The foregoing report of the Audit Committee will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such acts.

Approval of Fees

The Audit Committee approves Deloitte & Touche LLP’s and its affiliates (“Deloitte”) audit and non-audit services in advance as required under Sarbanes-Oxley and SEC rules. Before the commencement of each fiscal year, the Audit Committee appoints the independent auditor to perform audit services that the Company expects to be performed for the fiscal year and appoints the auditor to perform audit-related, tax and other permitted non-audit services. In addition, the Audit Committee approves the terms of the engagement letter to be entered into by the Company with the independent auditor. The Audit Committee has also delegated to its Chairman the authority, from time to time, to pre-approve audit-related and non-audit services not prohibited by law to be performed by our independent auditors and associated fees, provided that the Chairman will report any decisions to pre-approve such audit-related and non-audit services and fees to the full Audit Committee at its next regular meeting.

The table below sets forth the fees paid to Deloitte over the past two years. All such audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Fees billed by Deloitte in 2013 and 2014 were as follows:

	2014	2013
Audit fees(a)	$2,879,184	$2,325,618
Audit-related fees(b)	5,330	7,036
Tax fees(c)	6,560,812	5,358,532
Total	$9,445,326	$7,691,186

(a)	Fees billed for audit services in 2013 and 2014 consisted of:

•	Audit of our annual financial statements;
•	Reviews of our quarterly financial statements;
•	Statutory audits;
•	Services related to SEC matters; and
•	Attestation of management’s internal controls, as required by Section 404 of Sarbanes-Oxley.

The increase in audit fees from 2013 to 2014 is primarily related to an increased number of statutory audits performed for the Company’s foreign subsidiaries.

(b)	Fees for audit-related services billed in 2014 and 2013 consisted of a periodical subscription and other course fees.

(c)	Fees billed for tax services in 2013 and 2014 consisted of tax compliance and tax planning advice. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings. The following table shows a breakdown of such fees billed in 2013 and 2014, which are primarily related to significant unique events:

	2014	2013
International restructuring	$2,897,620	$3,161,466
Assistance with IRS audits	1,577,968	774,078
Other(1)	2,085,224	1,422,988
Total	$6,560,812	$5,358,532
(1)	Other fees for tax services in 2013 and 2014 include advice related to U.S. tax return reviews, new country entry research, change in tax method, advance pricing agreement, bareboat charters, Luxembourg, Norway, U.K. and Middle East matters, ETI exclusion and various other matters.

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PROPOSAL NO. 5

An Ordinary Resolution of a Non-Binding Advisory Vote to Approve the Company’s U.K. Statutory Implementation Report (in Accordance with Requirements Applicable to U.K. Companies)

In accordance with the U.K. Companies Act 2006, shareholders are voting to approve Rowan Companies plc’s U.K. statutory Implementation Report (or annual report on remuneration as described in the regulations) included in the U.K. Directors’ Remuneration Report.

The U.K. statutory Implementation Report sets out the remuneration that has been paid to the directors in the financial year ended December 31, 2014, and is set out in two parts (Part I and sections 3 and 4 of Part II of the Directors’ Remuneration Report). Part I also constitutes the “Compensation Discussion and Analysis” as required by regulations promulgated by the SEC. Part II is set forth as Annex A to this proxy statement. In accordance with English law, the U.K. statutory Implementation Report has been approved by and signed on behalf of the Board and will be delivered to the Registrar of Companies in the U.K. following the Meeting.

Under English law the shareholder vote on the U.K. statutory Implementation Report is advisory and non-binding on the Board. We will take into account the outcome of this vote when considering future director compensation arrangements.

Recommendation of the Board .

The Board recommends you vote FOR the ordinary resolution of a non-binding advisory vote in proposal 5 to approve the Company’s U.K. statutory Implementation Report for the year ended December 31, 2014 (in accordance with legal requirements applicable to U.K. companies).

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PROPOSAL NO. 6

An Ordinary Resolution of a Non-Binding Advisory Vote to Approve the Company’s Named Executive Officer Compensation as Reported in this Proxy Statement (in Accordance with Requirements Applicable to Companies Subject to SEC Reporting Requirements under The Exchange Act)

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are asking shareholders to approve an advisory vote on our NEO compensation which is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

SHAREHOLDERS ARE URGED TO READ THE “COMPENSATION DISCUSSION AND ANALYSIS” SECTION OF THIS PROXY STATEMENT, WHICH MORE THOROUGHLY DISCUSSES HOW OUR COMPENSATION POLICIES AND PROCEDURES SUPPORT OUR COMPENSATION PHILOSOPHY. WE BELIEVE THAT THESE POLICIES AND PROCEDURES ARE EFFECTIVE IN SUPPORTING OUR COMPENSATION PHILOSOPHY AND IN ACHIEVING ITS GOALS.

We currently intend to hold this vote annually. In accordance with this determination and Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking shareholders to approve the following advisory vote at the Meeting:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the 2014 compensation of the NEOs disclosed in the “Compensation Discussion and Analysis,” the “Summary Compensation Table” and the related compensation tables, notes and narrative in the proxy statement for our 2015 annual general meeting of shareholders.

Because this vote is advisory, it will not be binding upon our Board. However, we value constructive dialogue with our shareholders on executive compensation and other important governance topics and encourage all shareholders to vote their shares on this matter. We will take into account the outcome of this vote when considering future executive compensation arrangements.

Recommendation of the Board

The Board recommends you vote FOR the ordinary resolution of a non-binding advisory vote in proposal 6 to approve the Company’s named executive officer compensation as reported in this proxy statement (in accordance with requirements applicable to companies subject to SEC reporting requirements under the Exchange Act).

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QUESTIONS AND ANSWERS ABOUT THE PROXY, MEETING AND VOTING

What is a proxy statement and what is a proxy?

A proxy statement is a document that the SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated officers of the Company W. Matt Ralls, Thomas P. Burke, Stephen M. Butz and Melanie M. Trent as proxies for the Meeting.

Why did I receive these proxy materials?

We are providing the proxy materials in connection with the solicitation by our Board of proxies to be voted at our Meeting and any continuation, adjournment or postponement thereof. This proxy statement contains information you should consider when deciding how to vote in connection with the Meeting. We are first sending the proxy materials to shareholders on or about March 20, 2015.

When and where is the Meeting, and who may attend?

The Meeting will be held on May 1, 2015, beginning at 8:00 a.m., London time (3:00 a.m., New York time) at The Connaught, Carlos Place, London, W1K 2AL.

Only shareholders who own shares as of March 3, 2015 (the “record date”) may attend the Meeting. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding shares in “street name” through brokerage accounts or by a bank or other nominee may be asked to show a brokerage statement or account statement reflecting share ownership as of the record date in order to obtain admittance to the Meeting. Cameras, recording devices and other electronic devices will not be permitted at the Meeting.

Who is entitled to vote at the Meeting?

You are entitled to vote at the Meeting or any adjournment or postponement thereof if you owned shares as of the close of business on the record date. As of March 3, 2015, the record date, there were approximately 124,568,136 outstanding shares entitled to vote at the Meeting. Subject to disenfranchisement in accordance with applicable law and/or our Articles of Association, each share is entitled to one vote on each matter properly brought before the Meeting. No other class of securities is entitled to vote at the Meeting. Pursuant to our Articles of Association, cumulative voting rights are prohibited.

A complete list of shareholders of record entitled to vote will be open to the examination of any shareholder for any purpose relevant to the Meeting for a period of 10 days prior to the Meeting at our offices in Houston, Texas during ordinary business hours. This list will also be available at the location of the Meeting and open to the examination of any shareholder present at the Meeting.

Who is soliciting my proxy to vote my shares?

Our Board is soliciting your proxy for our representatives to vote your shares. Your proxy will be effective for the Meeting and at any adjournment or postponement of that Meeting.

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Why did I receive a notice of Internet availability of proxy materials instead of printed proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a notice of Internet availability of proxy materials to our shareholders. All shareholders will have the ability to access the proxy materials on the website referenced in the notice. You may also request to receive a printed set of the proxy materials. The notice contains instructions on how to access this proxy statement and our annual report, how to vote online or how to request a printed copy by mail. We encourage you to take advantage of the proxy materials on the Internet. By opting to receive the notice of availability and accessing your proxy materials online, you will save us the cost of producing and mailing documents and reduce the amount of mail you receive and help preserve environmental resources.

Why did I not receive a notice of the Internet availability of proxy materials?

If you elected to receive proxy materials by mail or e-mail for any of your holdings in the past, you were automatically enrolled in the same process for all of your share holdings this year. If you would like to change the method of delivery, please follow the instructions in the notice or in the question entitled “Can I choose the method in which I receive future proxy materials?” below.

Can I choose the method in which I receive future proxy materials?

There are three methods by which shareholders of record and beneficial owners may receive future proxy materials or notice thereof:

•	Notice and access: We furnish proxy materials over the Internet and mail the notice to most shareholders.

•	E-mail: If you would like to have earlier access to proxy materials and reduce our costs of printing and delivering the proxy materials, you can instruct us to send all future proxy materials to you via e-mail. If you request future proxy materials via e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials via e-mail will remain in effect until you change it. If you desire to receive all future materials electronically, please visit www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

•	Paper copies by mail: You may request paper copies by mail by calling +1-800-579-1639, using the website www.proxyvote.com, by e-mail at sendmaterial@proxyvote.com or by writing to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

What constitutes a quorum?

For the purposes of the Meeting, the shareholders present in person or by proxy who represent at least a majority of our shares entitled to vote at the Meeting will constitute a quorum.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

•	Beneficial Owners. If your shares are held for you in the name of your broker or bank, your shares are held in “street name” and you are considered the “beneficial owner.” Either the Notice or the proxy materials have been forwarded to you by your broker, bank or other holder of record, who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other shareholder of record on how to vote your shares by using the voting instruction card included in the mailing.

•	Shareholders of Record. If your shares are registered in your name on the books and records of Computershare Investor Services PLC, our transfer agent, you are a “shareholder of record.” Accordingly, we sent the Notice directly to you.

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How do I attend the meeting?

•	Beneficial Owners. If you are a beneficial owner (i.e. hold your shares in “street name”) and plan to attend the Meeting, you must present proof of your ownership of Rowan Companies shares as of March 3, 2015, such as a bank or brokerage account statement. If you wish to vote at the Meeting, you must also bring a legal proxy as described under “How do I vote my shares?”

•	Shareholders of Record. If you are a shareholder of record at the close of business on March 3, 2015 and plan to attend the Meeting, please bring the Notice to the Meeting as your proof of ownership of Rowan Companies plc shares.

How do I vote my shares?

•	Beneficial holders. If you are a beneficial owner (i.e. hold your shares in “street name”), you should follow the voting directions provided by your broker, bank or other nominee. You may submit instructions by telephone or via the Internet to your broker, bank or other nominee, or request and return a paper proxy card to your broker, bank or other nominee. We will distribute written ballots to anyone who wants to vote in person at the Meeting. If you hold shares in “street name,” you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot to be able to vote at the Meeting.

•	Shareholders of Record. If you are shareholder of record, you may appoint a proxy to vote on your behalf using any of the following methods:

–	by telephone using the toll-free telephone number shown on the proxy card;

–	via the Internet as instructed on the proxy card;

–	by completing and signing the proxy card and returning it in the prepaid envelope provided; or

–	by written ballot at the Meeting.

Telephone and Internet proxy appointment facilities for shareholders of record will be available 24 hours a day. If you give instructions as to your proxy appointment by telephone or via the Internet, such instructions must be received by 11:59 p.m. (New York time) on April 29, 2015. If you properly give instructions as to your proxy appointment by telephone, via the Internet or by executing and returning a paper proxy card, and your proxy appointment is not subsequently revoked, your shares will be voted in accordance with your instructions.

What are my voting choices for each of the resolutions and how will my shares be voted if I do not specify how they should be voted? What are the requirements to elect the directors and approve each of the other proposals?

With respect to each resolution, you may vote “for” or “against” or you may elect to “abstain.”

If your proxy does not indicate how you want your shares to be voted, your shares will be voted by the persons appointed as proxies in accordance with the recommendations of the Board.

Resolutions in proposals 1 – 4 will be proposed as ordinary binding resolutions, which mean that, assuming a quorum is present, each such resolution considered in such proposals will be approved if a simple majority of the votes cast are cast in favor thereof. For instance, in regard to the election of directors at the Meeting, a nominee for director will be elected to the Board if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election, without regard to abstentions. Under our Articles of Association, when a quorum is present, a nominee seeking election to a directorship will be elected if a majority of the votes cast for or against are cast in favor of the resolution to elect the director.

The ordinary resolution in proposal 5 regarding approving our U.K. statutory Implementation Report for the year ended December 31, 2014 and proposal 6 regarding the compensation of our NEOs as reported in this proxy statement are advisory in nature. Our Board values your opinion and will carefully consider the outcome of the advisory vote on each proposal.

Can I change my vote?

•	If you hold shares in “street name,” you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Meeting if you obtain a legal proxy as described in the question entitled “How do I vote my shares?”

•	If you are a shareholder of record, you can change your vote or revoke your proxy at any time before the Meeting by:

–	entering a later-dated proxy by telephone or via the Internet;

–	delivering a valid, later-dated proxy card;

–	sending written notice to the Office of the Secretary; or

–	voting by ballot in person at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Meeting. Attending the Meeting without taking further action will not automatically revoke your prior telephone or Internet vote or your proxy.

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If you hold shares in “street name” through a broker, will my broker vote my shares for me?

NYSE rules determine whether resolutions presented at shareholder meetings are “discretionary” or “non-discretionary” with respect to broker voting. If a resolution is discretionary, a broker may vote on the resolution without voting instructions from the owner. If determined to be discretionary by the NYSE under NYSE rules, the resolutions to ratify the appointment of Deloitte & Touche LLP as our U.S. independent registered public accounting firm for 2015 (Proposal 2), to re-appoint Deloitte LLP as our U.K. statutory auditors under the U.K. Companies Act 2006 (Proposal 3), and to authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration (Proposal 4) are considered discretionary. This means that brokerage firms may vote in their discretion on these resolutions on behalf of clients who have not furnished voting instructions at least 10 days before the date of the Meeting.

In contrast, if determined to be “non-discrectionary” by the NYSE, all of the other proposals, including the resolutions to elect directors (Proposals 1(a) – 1(i)), to approve by advisory vote the U.K. statutory Implementation Report (Proposal 5), and to submit an advisory vote on NEO compensation (Proposal 6) are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the Meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval.

What happens if I abstain or withhold my vote on any proposal?

Abstentions are counted as present in determining whether the quorum requirement is satisfied. In determining the number of votes cast in respect of any resolution, shares that abstain from voting or shares not voted will not be treated as votes cast and will not be taken into account in determining the outcome of any of the proposals.

Who will count the votes?

Broadridge Financial Solutions, Inc. will count the votes and submit them to our inspector of election. The inspector of election will be present at the Meeting.

When will Rowan announce the voting results?

We will announce the preliminary voting results at the Meeting. We will report the final results in a Current Report on Form 8-K filed with the SEC. We will also post preliminary results of voting on our website after the Meeting.

May shareholders ask questions at the Meeting?

Yes. The chairman of the Meeting will answer questions from shareholders during a designated question and answer period during the Meeting. In order to provide an opportunity for everyone who wishes to ask a question, shareholders may be limited to two minutes each to present their question. When speaking, shareholders must direct questions to the chairman and confine their questions to matters that relate directly to the business of the Meeting.

Who will pay for the cost of this proxy solicitation?

We solicit the proxies and will bear the entire cost of this solicitation. The initial solicitation of proxies may be supplemented by additional mail communications and by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other employees, or our proxy solicitor. No additional compensation for soliciting proxies will be paid to our directors, officers or other employees for their proxy solicitation efforts. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies at a cost of $13,500 plus reasonable out-of-pocket expenses. We also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in sending these materials to you.

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Are there any other matters to be acted upon at the Meeting?

No. Pursuant to our Articles of Association, no matters other than proposals 1 – 6 may be brought at this Meeting. We have not been notified of, and our Board is not aware of, any other matters to be presented for action at the Meeting.

What can I do if I have audit concerns?

Under section 527 of the U.K. Companies Act 2006, shareholders meeting the threshold requirements set out in that section have the right to require us to publish on a website a statement setting out any matter relating to: (i) the audit of our accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the Meeting or (ii) any circumstance connected with our auditor ceasing to hold office since the previous meeting at which annual accounts and reports were laid in accordance with section 437 of the U.K. Companies Act 2006. We may not require the shareholders requesting any such website publication to pay its expenses in complying with section 527 or 528 of the U.K. Companies Act 2006. Where we are required to place a statement on a website under section 527 of the U.K. Companies Act 2006, we must forward the statement to our auditor not later than the time when we make the statement available on the website. The business that may be dealt with at the Meeting includes any statement that we have been required under section 527 of the U.K. Companies Act 2006 to publish on a website.

Who is the transfer agent?

Our transfer agent is Computershare Trust Company, N.A. All communications concerning shareholder of record accounts, including address changes, name changes, share transfer requirements and similar issues can be handled by contacting Computershare Trust Company, N.A. at +1-888-868-8111 (within the U.S., U.S. Territories and Canada), +1-732-491-4324 (outside the U.S., U.S. Territories and Canada), or in writing at P.O. Box 43078 Providence, RI 02940-3078 or in writing by overnight delivery at 250 Royall Street, Canton, MA 02021.

If you have any further questions about voting or attending the Meeting, please contact our proxy solicitor, Innisfree M&A Incorporated; Shareholders call toll-free at: +1-888-750-5834 (within the U.S. and Canada) or 00 800 4664 7000 (internationally); Banks and Brokers call collect at: +1-212-750-5833 or +44 20 7710 9960; Email: info@innisfreema.com.

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ADDITIONAL INFORMATION

U.K. Statutory Accounts and Reports of the Directors and Auditors of Rowan Companies plc for the year ended December 31, 2014

Our directors are required by the U.K. Companies Act 2006 to lay before the Company our U.K. statutory accounts, the U.K. statutory Directors’ Report and the statutory Auditors’ Report relating to those accounts at each annual general meeting. Accordingly, our Board lays before the Meeting the Rowan Companies plc U.K. statutory accounts and the U.K. statutory Directors’ Report, each of which has been approved by and signed on behalf of our Board, and the statutory Auditors’ Report for the year ended December 31, 2014, all of which will be delivered to the Registrar of Companies in the U.K. following the Meeting. Copies of our (i) U.K. statutory accounts, (ii) U.K. statutory Directors’ Report, and (iii) statutory Auditors’ Report for the year ended December 31, 2014 have been included in the Annual Report on Form 10-K and the U.K. Annual Report and Financial Statements accompanying this proxy statement. Shareholders will be provided an opportunity to raise questions in relation to the accounts and reports at the Meeting. The full accounts and reports of Rowan Companies plc will be available for inspection prior to and during the Meeting.

General and Other Matters

Article 45.2 of our Articles of Association limits the business transacted at the Meeting to the purposes stated in the notice of the Meeting. As such, proposals 1 – 6 are the only matters that will be brought before the Meeting. However, as noted above, during the Meeting our Board will lay before the Company our U.K. statutory accounts, the U.K. statutory Directors’ Report, and the statutory Auditors’ Report for the year ended December 31, 2014 and provide an opportunity for shareholders to raise questions in relation to the accounts and reports.

Householding

SEC rules now allow us to deliver a single copy of the notice (or proxy materials in the case of shareholders who receive paper copies of such materials) to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This rule benefits both you and the Company. We believe it eliminates wasteful duplicate mailings and reduces our printing and mailing costs. This rule applies to any annual report or proxy statement. Each shareholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of the notice (or proxy materials in the case of shareholders who receive paper copies of such materials). If you prefer to receive your own copy, or if you have received multiple copies and prefer a single set, please make your request by calling +1-800-579-1639, using the website www.proxyvote.com, by e-mail at sendmaterial@proxyvote.com or in writing to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If a broker, bank or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer shareholders the opportunity to eliminate duplicate mailings, you may need to contact your broker, bank or nominee directly to discontinue duplicate mailings to your household.

If you received multiple notices or proxy cards in connection with the Meeting, please sign, date and return all proxy cards or use each proxy card or notice to vote by telephone or via the Internet to ensure that all of your shares are voted.

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Shareholders’ Rights to Call a General Meeting

Our shareholders have the right to call a meeting of our shareholders. Specifically, the U.K. Companies Act 2006 generally requires the directors to call a general meeting once the Company has received requests to do so from holders of at least 5% of our shares. The U.K. Companies Act 2006 generally prohibits shareholders of a U.K. public limited company to pass written resolutions. However, significant shareholders would, in any case, still have the power to call a general meeting and propose resolutions. These provisions are mandatory under the U.K. Companies Act 2006 and cannot be waived by our shareholders.

Authority to Allot Shares

Our Board may issue shares if it is authorized to do so by shareholders. Under the U.K. Companies Act, 2006 shareholders also have a statutory right of pre-emption in relation to share issuances which right can be waived by shareholders. In connection with our becoming a U.K. company, the Company procured the right to so allot shares and pre-emption rights for shareholders were waived for a five-year period (the maximum period allowed under the U.K. Companies Act 2006). These rights are similar to (but in fact more restrictive than) the rights we had as Delaware company. For instance, since this allotment authority and the waiver of statutory pre-emption rights expire after five years, we will need to seek renewal by way of shareholder approval prior to each expiration period.

Section 16(a) Beneficial Ownership Reporting Compliance

All of Rowan’s directors, executive officers and any greater than 10% shareholders are required by Section 16(a) of the Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of shares and to furnish the Company with copies of such reports. Based on a review of those reports, we believe that all applicable Section 16(a) filing requirements were complied with during the year ended December 31, 2014, except for Form 4s filed for Messrs. Fox, Hearne, Hix, Nimocks, Peacock, Quicke and Sandvold on December 1, 2014 due to the Thanksgiving holiday.

Annual Report

The Company will furnish without charge to any person whose proxy is being solicited, upon written request of such person, a copy of our annual report for the year ended December 31, 2014, as filed with the SEC, including the financial statements and any financial statement schedules thereto. The Company will furnish to any such person any exhibit described in the list accompanying the annual report upon the payment, in advance, of reasonable fees related to our furnishing such exhibit(s). All requests for copies of such report and/or exhibit(s) should be directed to the Company Secretary at the office address shown below.

Questions

If you have any questions or need more information about the Meeting please write to us at our offices in Houston, Texas:

Rowan Companies plc
Attention: Company Secretary
2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056

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ANNEX A

U.K. Statutory Directors’ Remuneration Report (Part II)

Rowan Companies plc (the “Company”) is subject to disclosure regimes in the U.S. and U.K. While some of the disclosure requirements in these jurisdictions overlap or are otherwise similar, some differ and require distinct disclosures. As a result, you will find our Directors’ Remuneration Report (the “Report”) required by English law in two parts: (i) the information included in Part I (also known as “Compensation Discussion and Analysis”) which begins on page 27 of the proxy statement (referred to at times in this Annex A as “CD&A”), together with, where expressly referred to, the Non-Executive Director Compensation part of the proxy statement, and includes disclosure required by the SEC as well as English law, and (ii) the information included in this Part II (labeled Annex A), which includes additional disclosure required under English law. Part I should be read in conjunction with this Part II. Pursuant to English law, the Report also forms part of the statutory Annual Accounts and Reports of Rowan Companies plc for the year ended December 31, 2014. The Report was approved by the Board of Directors on February 26, 2015.

1.	Statement by Chair of the Compensation Committee

The major decisions of the Compensation Committee of the Board (the “Committee”) on directors’ compensation (or “remuneration” as such term is used in the U.K. regulations and interchangeably with “compensation” throughout this Part II) and the changes to directors’ remuneration during the year (and the context for these decisions and changes) are summarized in CD&A.

2.	Directors’ Remuneration Policy

The Directors’ remuneration policy (the “Policy”) was approved by the Company’s shareholders at the AGM on April 25, 2014 with approximately 96.7% of votes in favor. This Policy will, subject to earlier amendment by shareholders, be effective until a new policy is submitted for approval at the 2017 AGM.

The full Policy as approved is available in last year’s proxy statement filed with the Securities Exchange Commission at www.sec.gov and on the Company’s website at www.rowan.com under the heading “Our Company-Governance Documents.”

3.	Implementation Section – Not Audited

The following section explains how the Company implemented its remuneration policy in 2014.

3.1	Compensation Committee

In 2014, the Committee was composed of five independent Board members:

•	Thomas R. Hix (Chair)

•	Sir Graham Hearne

•	Henry E. Lentz*

•	John J. Quicke

•	Suzanne P. Nimocks

*Mr. Lentz retired from the Board effective April 25, 2014, thereby reducing the Committee to four members.

The Committee Chair, with input from the other Committee members, directs the agenda for each Committee meeting and seeks input from management and the Committee’s independent compensation consultants. Further details regarding the Committee can be found beginning at pages 21 and 26 of the proxy statement.

Details of the Committee’s process for making compensation determinations, including the advice provided by management and external compensation consultants is set out beginning at pages 28 and 43 of the proxy statement. As stated in the proxy statement, the Committee’s external compensation consultants were appointed by the Committee. Frederic W. Cook & Co, Inc. (formerly Cogent Partners) was selected based on the recommendation of the Company’s Chief Administrative Officer and after being interviewed by the Committee. FIT Remuneration Consultants LLP was selected by the Committee based on the recommendation of Frederic W. Cook & Co, Inc. and after being interviewed by management and Committee members. The Committee has determined that both consulting firms are independent. The compensation consultants provide no other services to the Company and accordingly are considered independent by the Committee and to provide independent and objective advice.

Fees paid to the Committee’s external compensation consultants with respect to 2014 were approximately $178,384 to Frederic W. Cook & Co, Inc. and approximately $47,844 to its U.K. associated firm FIT Remuneration Consultants LLP, such fees being charged on the firms’ standard terms of business for advice provided.

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3.2	Shareholder Voting on Remuneration Matters

The last annual general meeting of shareholders of the Company was held on April 25, 2014.

The voting results were as follows:

The Company’s U.K. directors’ remuneration policy was approved by a binding vote of a substantial majority of the votes cast:

	For	Against	Abstain
Total Shares Voted	82,490,011	1,527,478	1,262,953
% of Voted	96.72%	1.79%

The Company’s U.K. statutory directors’ remuneration report for fiscal year 2014 was approved by a non-binding vote of a substantial majority of the votes cast:

	For	Against	Abstain
Total Shares Voted	83,996,451	850,697	433,294
% of Voted	98.49%	0.99%

The Company’s executive compensation for 2013 was approved by a non-binding vote of a substantial majority of the votes cast:

	For	Against	Abstain
Total Shares Voted	79,032,257	2,896,309	3,351,876
% of Voted	92.67%	3.39%

3.3	Performance Graph and Table

The graph below presents the relative investment performance of the Company’s shares to the S&P 1500 Oil and Gas Drilling Index for the period from the incorporation of the Company as a U.K. company on May 4, 2012. In the opinion of the Board, the S&P 1500 Oil and Gas Drilling Index is an appropriate broad index against which the TSR of the Company should be measured for the purposes of U.K. requirements because of the drilling industry’s sensitivity to oil and gas prices and related economic conditions.

COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN

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The following table sets out the following compensation for the CEO:

•	the total remuneration as seen in the single figure table;

•	the bonus paid as a percentage of the maximum opportunity; and

•	the value of the long-term incentives that have met their performance condition against the maximum possible level which could have been earned in that period (unlike equivalent U.S. disclosures, the U.K. legislation assesses this when the performance condition is measured rather than when it subsequently vests – a proportion of each PU is measured against the TSR annually but the awards only vest on the third anniversary of grant).

		Single figure of total remuneration ($,000)(a)	Annual bonus as a % of maximum	Performance units meeting the performance condition in the year as a % of maximum
2014	Burke – from April 25, 2014 to December 31, 2014	$3,732	55%	86%
2014	Ralls – from January 1, 2014 to April 24, 2014(a)	$1,771	55%	77%
2013	Ralls	$5,276	62%	41.5%
2012(b)	Ralls	$4,940	52%	0%

(a)	Mr. Ralls retired as CEO of the Company effective April 25, 2014 and Dr. Thomas Burke was appointed as the new CEO effective as of the same date. The 2014 figures represent the income as reported for Dr. Burke (see note (a) to the table at 3.7 for further information) and for Mr. Ralls, shows his total income as reported pro-rated by the period to April 24, 2014 relative to the full financial year.

(b)	The Company redomesticated to the U.K. on May 4, 2012. The above figures show information for all of fiscal year 2012.

3.4	Percentage Change in pay of Chairman and Chief Executive Officer Fiscal 2013 to Fiscal 2014

The U.K. legislation requires the Company to disclose the percentage change in the prescribed pay elements of the CEO between 2013 and 2014 together with equivalent percentages for a category of staff. Consistent with last year, we report the average percentage change in the prescribed pay elements for all U.S. onshore staff at professional level (which is not calculated on a matched sample basis so it is impacted by recruitments (and departures) in the year). Reflecting developments in reporting, separate percentages are disclosed for each element. The prescribed pay elements are:

•	Base salary

•	Benefits (which have been calculated in as similar a manner to the calculations for section 3.7 as was practical)

•	Annual bonus

U.S. onshore professional staff were selected for the purposes of this comparison given the geographic and functional diversity of staff within a company with global operations in a highly competitive global offshore drilling market, where for many staff the annual pay outcomes are impacted by the global price of oil.

% change in pay
CEO	-19%
Selected Staff	-6%

As noted above, Mr. Ralls retired as CEO of the Company effective April 25, 2014 and Dr. Thomas Burke was appointed as new CEO effective as of the same date. The Committee approved a base salary of $800,000 for Dr. Burke which was lower than Mr. Ralls’ previous salary as CEO.

3.5	Relative importance of spend on pay

The U.K. legislation includes an obligation to show the annual change in spending on certain specified items. The following table includes the statutory items which show the year on year change in:

•	dividends,

•	share repurchases and

•	total cost of compensation (for all employees) across the group.

No dividends were paid in 2013. Quarterly dividends were paid in the second, third and fourth quarters of 2014.

There were no share repurchases during 2013 and 2014.

The compensation and related employee costs figures for 2014 and 2013 include actual fixed and bonus costs (using a similar basis for health costs as the other aspects of this report) together with an estimate of long-term incentives on an expected value basis.

RELATIVE IMPORTANCE OF SPEND ON PAY

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3.6 Statement of implementation of Policy in the following financial year

During the year, the following steps were taken in implementing the approved Policy:

Executive Directors

Base salary	2014 Base Salary:
As of April 25, 2014, Mr. W. Matt Ralls retired as CEO and became the Executive Chairman of the Board. Effective as of the same date, Dr. Thomas P. Burke was appointed as the new CEO. The Committee approved 2014 base salaries for Mr. Ralls and Dr. Burke as follows:
	•	Mr. Ralls’ base salary was reduced to $700,000; and
	•	Dr. Burke’s base salary as the new CEO was $800,000.
Both these rates were set lower than Mr. Ralls’ previous salary as CEO and demonstrate the Committee’s approach to setting pay at such level as it considers appropriate.
The current peer group for the purposes of salary comparison is set forth on page 32 of the proxy statement.
2015 Base Salary:
The Committee approved 2015 base salaries as follows:
	•	$700,000 for Mr. Ralls (unchanged from 2014)
	•	$800,000 for Dr. Burke (unchanged from 2014)
Annual Bonus	2014 AIP:
(Annual Incentive Plan (“AIP”))	Details of the targets and resulting performance for the 2014 AIP are set on pages 35 and 36 of the proxy statement except to the extent that the information is considered commercially sensitive. Such information will remain so and will not be disclosed subsequently.
Mr. Ralls received a 2014 AIP payment of $888,531 which was 114% of his pro-rated base salary, and 110% of his pro-rated AIP target.
In the case of Mr. Ralls, his target was calculated by pro-rating the on-target level of 110% for the period prior to April 24, 2014 with the target level of 100% for the subsequent period of 2014.
Dr. Burke received a 2014 AIP payment of $779,931 which was 106% of his pro-rated base salary, and 110% of his pro-rated AIP target.
In the case of Dr. Burke, his target was calculated by similarly pro-rating his target level from before and after his appointment as the new CEO.
2015 AIP – Performance measures and targets:
The Committee’s approach within the approved Policy for the 2015 AIP will be similar to the 2014 AIP but with slightly different metrics and weightings. 75% of the 2015 AIP payout pool will be set by reference to financial and operational metrics set forth below, and 25% by reference to performance and other factors (being subjective in nature). In addition, there may be adjustments up or down for individual performance. For 2015, the metrics and corresponding weighting are as follows. Specific targets are not disclosed because they are considered commercially sensitive. The Company expects to report targets and resulting 2015 performance in the proxy statement for the 2016 annual meeting of shareholders.

		Metric	Weighting
		EBITDA	50%
		HSE(a)	20%
		Contracted Non-Productive Time(b)	10%
		Strategic Objectives(c)	20%

		(a)	Safety performance is derived from our internal incident reporting by comparing the trailing total recordable incident rate with Company goals.
		(b)	Contracted Non-Productive Time refers to any period when one of our rigs is on location and under contract but not operational due to equipment failure or other unplanned stoppage.
		(c)	Includes various strategic objectives such as cost control, days payable outstanding, days sales outstanding, capital expenditures, inventory management and credit ratings.

Mr. Ralls’ and Dr. Burke’s 2015 AIP target multiples will remain the same as 2014, at 100% of base salary, respectively.

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Long-Term Incentive	LTI Compensation in 2014:
Compensation (“LTI”)	Details of LTI awards made in 2014 are set out at Section 3.9 of this Part II.
Details of LTI awards vesting in 2014 are set out beginning on page 51 of the proxy statement.
The performance measures for PUs granted in 2014 are measured based on TSR relative to a selected peer group of offshore drillers comprised of the following companies:
• Atwood Oceanics, Inc.
• Diamond Offshore Drilling, Inc.
• Ensco plc
• Noble Corp plc
• Seadrill Limited
• Transocean Ltd.
For PU awards made in 2014, the peer group above was selected as it represents the Company’s primary competitors in the markets in which it operates, for customers, investors and employees. The Committee determined to omit Hercules Offshore from the relative TSR peer group because the share price of Hercules is generally driven by different factors than the Company’s.
LTI Compensation in 2015:
The Committee’s approach within the approved Policy is to make awards with a maximum target multiple of base salary for Executive Directors, other than Mr. Ralls as Executive Chairman, across all types of LTI awards, valuing awards on a grant date value basis.
As disclosed in last year’s report, it is anticipated that Mr. Ralls will receive an annual grant of RSUs on or around the date of the 2015 annual general meeting with a grant date value of $3,000,000 which will vest on the later of the first anniversary of the grant or the 2016 annual general meeting.
Dr. Burke received 50% RSUs and 50% PUs in 2015, but the precise quantum and percentage of each type of award is determined at the discretion of the Committee on a year-to-year basis. Dr. Burke’s 2015 LTI target multiple will remain the same as 2014, at 450% of base salary.
The 2015 performance targets and relative TSR metric for PUs will operate in the same manner as for the 2014 awards.
Pensions	Details of the pension arrangements that Mr. Ralls and Dr. Burke participated in 2014 are set out beginning on page 51 of the proxy statement.
For Mr. Ralls and Dr. Burke:
• Contributions equivalent to 5% of eligible compensation were credited under the Pension Plan;
• Savings Plan contributions were made at the level of 6% of an employee’s eligible compensation up to a U.S. IRS cap (in 2015, a maximum Company contribution of $15,900 per year, but subject to annual adjustment under U.S. tax laws); and
Additional contributions in excess of the IRS caps are credited under the Restoration Plan at an 11% level to make up for limits under the Pension Plan and Savings Plan.
No material changes are envisaged for 2015.
Benefits	Benefits are summarized in Part I. No material changes are envisaged for 2015, except that the Executive Directors are eligible to receive tax equalization payments (subject to permitted caps) under the Company’s tax equalization program so that their net of tax income is not significantly less than would be the case if they were solely liable for U.S. income taxes (so they will be compensated for the impact of a portion of their income being subject to U.K. tax as a result of their undertaking Board responsibilities in the U.K.).
Change in Control Arrangements	As previously disclosed in the 2014 proxy statement, in connection with Mr. Ralls’ appointment as Executive Chairman, Mr. Ralls entered into a new change in control arrangement, effective as of April 25, 2014 and terminating upon his retirement in 2016, on the later of (i) the date of the 2016 annual meeting of shareholders and (ii) April 30, 2016. Mr. Ralls’ CIC agreement provides for the payment of a lump sum equal to the remaining compensation that would be owed to Mr. Ralls from the date of the second trigger to the date of the 2016 annual meeting.
Such lump sum would include:
(i) any portion of Mr. Ralls’ annual base salary of $700,000 remaining through the 2016 annual meeting; and
(ii) the greater of (x) the average bonus paid in the three prior years and (y) the target bonus for the year of termination (currently 100% of base salary).
In addition, all of Mr. Ralls’ unvested equity would vest and become immediately exercisable. No severance payment will be made unless there is a change in control and Mr. Ralls ceases to serve as Executive Chairman. Consistent with the Company’s commitment not to enter into new tax gross ups, Mr. Ralls’ change in control arrangement does include any tax gross up.
Also as disclosed, in connection with the appointment of Dr. Burke as CEO, Dr. Burke’s change in control arrangement remained substantially the same, except that the multiple of base salary and calculated bonus was increased to 2.99 and his medical coverage was extended from 24 months to 36 months. Consistent with Dr. Burke’s prior agreement, there is no tax gross-up provision.
Further details regarding these change in control agreements can be found beginning at page 41 of the proxy statement. There are no other service agreements with any director.

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Non-Executive Directors

Non-Executive Directors’	2014:
Compensation	Directors’ Fees:
2014 Directors’ fees were as follows:
	•	Board annual fee: $80,000
	•	Non-executive Chair annual fee (in addition to annual Board fee): $150,000
	•	Lead Director annual fee (in addition to the annual Board fee): $20,000
	•	Committee Chair annual retainer (in addition to annual Board fee):
		–	Health, Safety & Environment/Nominating & Corporate Governance: $10,000
		–	Audit/Compensation: $15,000
Equity Awards:
Non-Executive Directors typically receive grants of RSUs in addition to dividend equivalents. In 2014, Non-Executive Directors received the following:
	•	Annual Equity Award: $200,000 based on the grant date market price (and pro-rated for new directors)
	•	Dividend equivalents in the form of additional RSUs for dividend payments
2015:
Board fees and annual grants for 2015 are expected to remain the same as in 2014 and will be approved on or around the date of the 2015 annual general meeting, except that beginning in 2015, the Compensation Committee is considering whether to structure annual awards to Non-Executive Directors as restricted share awards (“RSAs”) or as RSUs. The economic value of each type of award is the same, but RSAs will be settled in shares upon vesting (as opposed to RSUs, which settle in cash or shares upon departure from the Board) and dividends with respect to RSAs will be payable in cash upon vesting (as opposed to RSUs, which receive additional RSUs in lieu of dividends).

Implementation Section – Audited

3.7 Single figure table

	Salary		Benefits(b)		Annual Bonus(c)		RSUs(d)		SARs(e)		PUs(f)		Pension(g)		Total
(in thousands)	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
Ralls(a)	$778	$950	$23	$28	$889	$1,281	$2,217	$2,074	N/A	$161	$1,537	$569	$227	$213	$5,671	$5,276
Burke(a)	$550	N/A	$14	N/A	$605	N/A	$1,122	N/A	N/A	N/A	$1,345	N/A	$96	N/A	$3,732	N/A

(a)	Salary, benefits, annual bonus and pension allowances include Dr. Burke’s remuneration from his appointment to the Board on April 25, 2014. Equity grants reflect grants made to Dr. Burke during 2014, including grants awarded prior to his election as director.
As Mr. Ralls served as director throughout 2014, the table shows his total remuneration (calculated in accordance with the regulations) for the full year with his single figure of total remuneration pro-rated on a simple time basis for the purposes of the table in section 3.3 above.
(b)	Benefits for Mr. Ralls and Dr. Burke include the following:

	Year	Health Benefits(1)	Other Benefits(2)	Total ($)
Ralls(3)	2014	$19,405	$3,767	$23,172
	2013	$17,648	$10,308	$27,956
Burke	2014	$12,746	$1,195	$13,941

(1)	Reflects Company’s portion of projected average medical costs plus actual premiums for other health and welfare benefits such dental, vision, life and AD&D insurance, short term and long-term disability benefits. All U.S. employees of the Company are entitled to participate in the same benefit programs. Dr. Burke’s health benefits for 2014 are pro-rated on a simple time basis from the date he was elected to the Board, on April 25, 2014 through the 2014 year end.
(2)	Reflects estimated benefits taxable in the U.K. principally related to the preparation of a UK tax return and certain hotel accommodations in the U.K. for business trips.
(3)	Mr. Ralls retired as CEO effective April 25, 2014. No payments were made to Mr. Ralls to compensate for his loss of office upon his retirement, other than a charitable donation of $25,000 in his honor to an academic institution which Mr. Ralls nominated and which was reviewed and approved by the Company’s Charitable Contributions Committee.

(c)	Details of the performance measures and targets applicable to the AIP bonus for 2014 are set out beginning on page 36 of the proxy statement.
(d)	RSU figures are the value of the awards made in the corresponding fiscal year using the average closing price per share over the last three months of the year of grant. For 2013 and 2014, the average closing price per share for the last three months of each corresponding year was $35.71 and $23.10, respectively. The RSUs do not have performance measures for the reasons outlined in the “LTI” section of the policy table for Executive Directors posted on the Company’s website.
(e)	SAR figures reflect the change, for awards granted in the corresponding fiscal year, between the three month average closing share price at the end of the fiscal year and the exercise price of the SARs, multiplied by the number of SARs held. For 2013, the exercise price of SARs was $34.35 and the three month average closing price per share to December 31, 2013 was $35.71. No SARs were granted in 2014. SARs do not have performance measures for the reasons outlined in the “LTI” section of the policy table for Executive Directors posted on the Company’s website.

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(f)	For the one-year performance period ended December 31, 2013, $20.74 per PU was banked for each of the 2012 and 2013 PUs. The amount represents the total amount banked on Mr. Ralls’ 2012 and 2013 PUs. For the one-year performance period ended December 31, 2014, $47.52 per PU was banked for each of the 2012, 2013 and 2014 PUs. Additionally, the 2012 PUs banked $18.69 per unit for the three-year performance period ended December 31, 2014. The amount represents the total amount banked on Dr. Burke’s and Mr. Ralls’ 2012, 2013 and 2014 PUs. Details of the performance measures and targets applicable to vesting of the PU awards is set forth beginning on page 37 of the proxy statement. Further details of the calculation are set out in the section headed ‘Performance Results and Banked Values’ on pages 39 through 40 of the proxy statement.
(g)	Pension amounts reflect the matching contributions made by the Company to the Savings Plan plus the additional amounts credited in the Pension Plan and the Restoration Plan as follows. Mr. Ralls and Dr. Burke are the only directors who participate in the Company’s pension plans. See pages 51 through 53 of the proxy statement for further details of the Company’s pension plans.

	Year	Savings Plan	Pension Plan	Restoration Plan	Total ($)
Ralls	2014	$15,600	$13,000	$198,052	$226,652
	2013	$15,300	$12,750	$185,130	$213,180
Burke (1)	2014	$7,678	$8,667	$79,491	$95,836

(1)	Dr. Burke’s pension amounts are pro-rated on a simple time basis from the date he was elected to the Board, on April 25, 2014 through the 2014 year end.

The aggregate emoluments (being salary/fees) plus benefits and bonuses of all directors during fiscal 2014 was $3.67 million.

3.8 Non-Executive Director 2014 remuneration

Non-Executive Directors receive annual fees in lieu of a base salary. As non-employees of the Company and in accordance with Non-Executive Director compensation practices in the U.S., Non-Executive Directors are not eligible to receive an annual bonus or other benefits, including participation in the Company’s pension plans.

	Fees ($)(a)		Benefits ($)(b)		RSUs ($)(c)		Total ($)
$000	2014	2013	2014	2013	2014	2013	2014	2013
Croyle(d)	–	38.3	–	3.9	–	–	–	42.2
Fox	95.0	95.0	3.8	13.2	158.7	224.3	257.5	332.5
Hearne	105.0	90.0	–	2.8	157.9	224.3	262.9	317.1
Hix	95.0	95.0	3.8	9.1	155.4	224.3	254.2	328.4
Lentz(e)	77.0	230.0	3.8	9.7	–	224.3	80.8	464.0
Moynihan	90.0	90.0	–	6.5	158.7	224.3	248.7	320.8
Nimocks	80.0	80.0	4.4	9.0	153.5	224.3	237.9	313.3
Peacock	80.0	80.0	3.8	12.3	157.9	224.3	241.7	316.6
Quicke	80.0	80.0	3.1	8.2	155.4	224.3	238.5	312.5
Sandvold(f)	80.0	46.8	2.1	5.1	150.9	221.8	233.0	273.7

(a)	Reflects fees earned with respect to Board service in 2013 and 2014, respectively, regardless of when paid.
(b)	Non-Executive Directors are not eligible for Company health benefits or pensions. Reflects estimated U.K. taxable benefits principally related to hotel accommodations in the U.K. for trips related to board meetings and the preparation of U.K tax returns for non-U.K. resident directors who elected to use the Company’s service provider.
(c)	The value of RSUs shown for 2013 and 2014 represent the annual RSU grant made to Non-Executive Directors in 2013 and 2014, including RSUs issued in lieu of cash dividends, based upon the number of RSUs awarded in each year and the average closing price per share for the last three months of the corresponding year. The average closing price per share for the last three months of 2013 and 2014 was $35.71 and $23.10, respectively.
No dividends were paid in 2013. Dividends were paid to Non-Executive Directors in the second, third and fourth quarters of 2014 in the form of additional RSUs. The RSUs do not have performance measures for the reasons outlined in the “Equity Awards” section of the policy table for Non-Executive Directors available on the Company’s website.
(d)	Mr. Croyle retired from the Board effective May 31, 2013 and did not receive an annual RSU award in 2013. No payments were made to Mr. Croyle to compensate for his loss of office upon his retirement, other than a charitable donation of $10,000 in his honor to a non-profit entity which Mr. Croyle nominated and which was reviewed and approved by the Company’s Charitable Contributions Committee.
(e)	Mr. Lentz retired from the Board effective April 25, 2014 and did not receive an annual RSU award in 2014. No payments were made to Mr. Lentz to compensate for his loss of office upon his retirement, other than a charitable donation of $10,000 in his honor to the Rowan scholarship fund which Mr. Lentz nominated and which was reviewed and approved by the Company’s Charitable Contributions Committee.
(f)	Mr. Sandvold was appointed to the Board on May 31, 2013. His fees for 2013 reflect the retainer earned for his Board service from May 31, 2013 through the end of that year and his share awards reflect an initial sign on grant of RSUs and a pro-rated annual grant, valued using the average closing price per share of $35.71 for the last three months of 2013.

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3.9 Long term incentive awards made to directors in Fiscal Year 2014

Dr. Burke received an annual grant of RSUs and PUs on March 5, 2014, prior to his being elected as a director. In April 2014 in connection with his appointment as the new CEO and election as director, Dr. Burke received an additional pro-rated grant of RSUs and PUs. In April 2014, Mr. Ralls received a grant of RSUs with a grant date value of approximately $3 million. In April 2014, each Non-Executive Director received an annual grant of RSUs with a grant date value of approximately $200,000.

LONG TERM INCENTIVE AWARDS MADE TO DIRECTORS IN FISCAL YEAR 2014

Director	Grant Date	Plan(a)(b)	Number of shares	Face value(c) $	Threshold vesting level %	Vesting level % at maximum performance	Anticipated vesting date(d)
Burke	3/5/2014	RSU	33,771	1,122,210	N/A	100%	3/5/2017
	3/5/2014	PU	N/A	1,122,300	33%	200%	3/5/2017
	4/25/2014	RSU	14,819	463,538	N/A	100%	4/25/2017
	4/25/2014	PU	N/A	463,100	33%	200%	3/5/2017
Ralls	4/25/2014	RSU	95,984	3,002,380	N/A	100%	4/25/2016
Fox	4/25/2014	RSU	6,398	200,129	N/A	100%	4/25/2015
	5/20/2014	RSU	146	4,357	N/A	100%	(e)
	8/26/2014	RSU	146	4,364	N/A	100%	(e)
	11/25/2014	RSU	180	4,392	N/A	100%	(e)
Hearne	4/25/2014	RSU	6,398	200,129	N/A	100%	4/25/2015
	5/20/2014	RSU	135	4,028	N/A	100%	(e)
	8/26/2014	RSU	135	4,035	N/A	100%	(e)
	11/25/2014	RSU	167	4,075	N/A	100%	(e)
Hix	4/25/2014	RSU	6,398	200,129	N/A	100%	4/25/2015
	5/20/2014	RSU	102	3,044	N/A	100%	(e)
	8/26/2014	RSU	102	3,049	N/A	100%	(e)
	11/25/2014	RSU	125	3,050	N/A	100%	(e)
Lentz(f)	–	–	–	–	N/A	N/A	N/A
Moynihan	4/25/2014	RSU	6,398	200,129	N/A	100%	4/25/2015
	5/20/2014	RSU	146	4,357	N/A	100%	(e)
	8/26/2014	RSU	146	4,364	N/A	100%	(e)
	11/25/2014	RSU	180	4,392	N/A	100%	(e)
Nimocks	4/25/2014	RSU	6,398	200,129	N/A	100%	4/25/2015
	5/20/2014	RSU	76	2,268	N/A	100%	(e)
	8/26/2014	RSU	76	2,272	N/A	100%	(e)
	11/25/2014	RSU	93	2,269	N/A	100%	(e)
Peacock	4/25/2014	RSU	6,398	200,129	N/A	100%	4/25/2015
	5/20/2014	RSU	135	4,028	N/A	100%	(e)
	8/26/2014	RSU	135	4,035	N/A	100%	(e)
	11/25/2014	RSU	167	4,075	N/A	100%	(e)
Quicke	4/25/2014	RSU	6,398	200,129	N/A	100%	4/25/2015
	5/20/2014	RSU	102	3,044	N/A	100%	(e)
	8/26/2014	RSU	102	3,049	N/A	100%	(e)
	11/25/2014	RSU	125	3,050	N/A	100%	(e)
Sandvold	4/25/2014	RSU	6,398	200,129	N/A	100%	4/25/2015
	5/20/2014	RSU	42	1,253	N/A	100%	(e)
	8/26/2014	RSU	42	1,255	N/A	100%	(e)
	11/25/2014	RSU	52	1,269	N/A	100%	(e)
(a)	The terms of RSUs and PUs awarded to the CEO and Executive Director and the terms of RSUs awarded to Non-Executive Directors are summarized in the proxy statement.
(b)	Pursuant to the terms of the award notices, each RSU granted to a Non-Executive Director is granted in tandem with a corresponding Dividend Equivalent which entitles the Non-Executive Director to receive additional RSUs with an aggregate fair market value equal to the product of (a) the per share amount of any cash dividend declared by the Company and (b) the number of shares underlying the RSUs held by such Non-Executive Director that are outstanding when the dividend is paid. During 2014, Non-Executive Directors received additional RSUs in lieu of cash dividends in May 2014, August 2014 and November 2014. The market value per RSU was $29.84, $29.89 and $24.40, respectively, on the applicable dividend payment date
(c)	Face values for RSUs are the fair market values per share on the grant date or dividend payment date as follows: 3/5/2014—$33.23, 4/25/2014—$31.28, 5/20/2014—$29.84, 8/26/2014—$29.89 11/25/2014—$24.40. Fair market values of awards made on or before April 25, 2014 were calculated using the volume-weighted average price per share, and awards made after April 25 were calculated using the average of the high and low share price.

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Dr. Burke’s PUs granted in March 2014 and April 2014 are valued using the target value of $100 per unit (so the face value for the purposes of the U.K. regulations is the stated face value multiplied by the 200% maximum vesting percentage). The percentage vesting at threshold is impacted by interpolation so could range from 33% to just below 67%. The reference to 33% in the table is the lowest threshold amount before such interpolation.
(d)	Only PUs have pre-vest performance measures. These are cash based awards as described at page 37 and pages 39 through 40 of the proxy statement. The performance period is the three year period beginning January 1 of the year of the grant and ending December 31 of the second full year following the year of the grant. Details of the performance measures and targets for the PUs granted in 2014 are contained in the proxy statement. RSUs granted to the CEO vest as to one-third on each of the first, second and third anniversaries of the grant date.
For RSUs granted to Non-Executive Directors, the RSUs vest on the earlier of the first anniversary date of the grant or the date of the next annual meeting of shareholders. Settlement of RSUs (including RSUs issued pursuant to dividend equivalents) granted to Non-Executive Directors occurs upon termination of the director’s service on the Board. At the election of the Committee, such settlement may be made in cash, shares or a combination.
RSUs granted to Dr. Burke vest and are settled in shares in one-third increments annually on the grant date.
(e)	Additional RSUs awarded to Non-Executive Directors in lieu of the payment of cash dividends are settled, in cash or shares at the discretion of the Compensation Committee, upon vesting of the underlying RSU with respect to which the additional RSUs were awarded and termination of service from the Board.
(f)	Mr. Lentz retired from the Board on April 25, 2014 and did not receive an annual RSU grant during 2014. On his retirement, in accordance with the terms of the grant agreements, all of Mr. Lentz’s vested RSUs were settled in a combination of cash and shares (at the discretion of the Compensation Committee) for an aggregate value of $1,164,280 as of his retirement date.

The aggregate gain on the vesting/exercise of awards held by all directors in 2014 was approximately $4.73 million, which includes $164,175 aggregate gain on exercise of share options.

3.10 Directors’ shareholding and share interests

Details of the Company’s stock ownership requirements for Executive Directors and Non-Executive Directors are summarized on page 41 of the proxy statement. As of February 8, 2015, the directors were either in compliance with the share ownership guidelines or within the applicable retention or grace periods.

The following table shows the total share interests held by directors.

TOTAL SHARE INTERESTS AS AT DECEMBER 31, 2014 (OR DATE OF CESSATION, IF EARLIER) (a)

			Share Options(b)			Share Awards (including RSAs and RSUs)
	Column 1		Column 2	Column 3	Column 4	Column 5	Column 6	Column 7
Executive Director	Shares Held Outright(c)		No. of Shares Underlying Unexercised Options/SARs – Exercisable (Vested)	No. of Shares Underlying Unexercised Options/SARs – Unexercisable (Unvested)	No. of Shares Acquired in 2014 on Option/ SARs Exercise	Outstanding RSA/ RSU(d)	No. of Shares Acquired in 2014 on Vesting of RSA/RSUs	Aggregate holding of Shares and Share Interests(e)
Ralls	198,433		536,369	106,655	–	163,998	48,219	1,053,674
Burke	35,640		63,235	41,576	–	73,786	12,749	226,986
Non-Executive Director
Fox	11,650		–	–	–	44,121	–	55,771
Hearne	7,185		–	–	10,000	40,919	–	58,104
Hix	5,000		–	–	–	30,809	–	35,809
Lentz	80,400	(f)	–	–	–	–	35,400	115,800
Moynihan	15,000		–	–	–	44,121	–	59,121
Nimocks	1,200		–	–	–	22,994	–	24,194
Peacock	10,505		–	–	5,000	40,919	–	56,424
Quicke	2,000		–	–	–	30,809	–	32,809
Sandvold	–		–	–	–	12,746	–	12,746

(a)	Performance units are cash settled and therefore not included in the above table. To the extent other awards have been settled in cash, they are not included in the above table. None of the above interests are subject to pre-vest performance conditions.
(b)	Includes options and SARs regardless of whether such awards are in or out of the money.
(c)	In accordance with UK law, this column includes shares held by the director, their spouse, any children under 18 and any other dependents together with any trusts for their benefit. Amounts include shares reported in columns 4 and 6.
(d)	For Executive Directors, includes RSAs and RSUs which are unvested. For Non-executive Directors, includes both vested and unvested RSUs because such awards are not settled in shares or cash until the Non-Executive Director departs the Board. Amounts for Non-Executive Director RSUs include additional RSUs issued in lieu of cash dividends.
(e)	Amounts reflect the sum of Columns 1 (Shares Held Outright), 2 (Vested Options/ SARs), 3 (Unvested Options/SARs) and 5 (Outstanding RSAs/RSUs).
(f)	Reflects shares held by Mr. Lentz as of April 25, 2014 when he retired from the Board.

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The following changes in the above share interests occurred between December 31, 2014 and March 1, 2015:

Directors	December 31, 2014(a)	March 1, 2015
Ralls	1,053,674	1,053,674
Burke(b)	226,986	312,294
Fox	55,771	55,771
Hearne	58,104	58,104
Hix	35,809	35,809
Lentz	115,800	115,800
Moynihan	59,121	59,121
Nimocks	24,194	24,194
Peacock	56,424	56,424
Quicke	32,809	32,809
Sandvold	12,746	12,746
(a)	Reflects the total number of share interests, including shares, options, SARs, RSUs and RSAs, reported in column 7 above.
(b)	Dr. Burke received an annual LTI grant of RSUs on February 26, 2015. No other director’s ownership changed between December 31, 2014 and March 1, 2015.

Signed on behalf of the Board of Directors by:

Thomas R. Hix

Chair of the Compensation Committee

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VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time on April 29, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, to be received by 11:59 p.m. (New York Time) on April 29, 2015.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ROWAN COMPANIES PLC

The Board of Directors recommends you vote FOR the following proposals:

Nominees:	For	Against	Abstain
1a. Thomas P. Burke	☐	☐	☐
1b. William T. Fox III	☐	☐	☐
1c. Sir Graham Hearne	☐	☐	☐
1d. Thomas R. Hix	☐	☐	☐
1e. Suzanne P. Nimocks	☐	☐	☐
1f. P. Dexter Peacock	☐	☐	☐
1g. John J. Quicke	☐	☐	☐
1h. W. Matt Ralls	☐	☐	☐
1i. Tore I. Sandvold	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting in person.	☐	☐

Please sign exactly as your name(s) appear(s) on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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